UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Western Digital Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Our strategy supports our mission to be recognized as the world’s leading data infrastructure company

We continue to pursue a long-term value-creation strategy underpinned by growth in Big Data and Fast Data applications. Western Digital’s platform is strategically positioned to play a key role in supporting long-term growth trends.

Our strategy is dependent on continuing to build a culture of growth and innovation to accomplish four major strategic pillars

Re-architect Data Infrastructure Developing the technology underlying the future of Big Data and Fast Data	Lead in the Data Center Focusing on the scale, reliability and capacity necessary for data centers	Seek Targeted Wins at the Edge and End Points Serving the distinctive needs of specific data uses and settings	Continue to Lead in Client Devices & Retail Customer-Focused Solutions Leading in client devices and consumer solutions

Establish leadership in architectures supporting Zettascale deployments such as Zoned Storage

Build leadership in memory and storage fabrics

Build on technology leadership across storage technologies – hard disk drive (“HDD”) and flash to enable innovations such as RISC-V

Drive closer data-center customer engagements to become a strategic partner that serves the full breadth of customer requirements

Enable next-gen interface transitions for solid state drives (“SSDs”)

Leverage energy-assist technologies to drive long-term growth in Capacity HDDs

Provide a comprehensive suite of solutions to serve customers from the end points to the edge and beyond

Establish leadership in emerging segments such as Automotive and Industrials

Continue to innovate in other end point segments such as mobile and gaming

Focus on emerging HDD segments such as surveillance while growing consumer SSD business

Strengthen leadership in customer facing retail solutions, while driving growth through emerging retail segments such as personal cloud-based storage

Culture of Growth and Innovation

                Letter from Our Chairman

“In the midst of challenging dynamics on both the market and geopolitical fronts in fiscal 2019, the Western Digital leadership team maintained its focus on execution, further improved operational efficiency and delivered the strongest product portfolio in the company’s history.”

Dear Fellow Stockholders:

On behalf of the Board of Directors, thank you for your investment in Western Digital. Our ongoing transformation into a data infrastructure company is on solid footing and we are well-positioned to capitalize on industry trends to deliver sustainable long-term value.

Diversified Global Data Storage Solutions Leader Positioned for Growth
In a very short period of time, data has transformed from being merely a byproduct of digital life to becoming the very engine of the global economy. Storage is fundamental to creating value from data, and we believe the future will be built by the most innovative and trusted companies providing advanced building blocks for intelligent data infrastructures. As a market leader and innovator in this space, we believe the future will be built on Western Digital’s platform.

In the midst of challenging dynamics on both the market and geopolitical fronts in fiscal 2019, the Western Digital leadership team maintained its focus on execution, further improved operational efficiency and delivered the strongest product portfolio in the company’s history. We ended the year with a leadership position in capacity enterprise hard drives, 3D flash technology and branded retail products, while achieving significant gains in client solid state drives. As our progress over the past year has demonstrated, Western Digital has earned an increasingly strategic position in today’s data-driven world.

In addition to continued progress against our long-term strategy, the Board has remained focused on overseeing succession planning for key members of the management team. In late calendar 2018, we announced the transition of our Chief Financial Officer position, and in May 2019 Bob Eulau was appointed to that role. Mr. Eulau’s background in optimizing financial and operational performance, paired with his strong leadership skills, positions us to maximize our short- and long-term growth opportunities. In addition, in connection with Martin Fink’s retirement in September 2019, Siva Sivaram has taken on an expanded role as President, Technology and Strategy. This combined role will allow Dr. Sivaram to efficiently oversee our key technology initiatives and corporate strategy as we further strengthen Western Digital’s leading technology position and innovative product portfolio.

Creating a Culture of Inclusion
Our progress this year could not have been possible without the diligent efforts of our global workforce of approximately 62,000 employees. We remain focused on creating a strong unified workforce culture and pursuing our strategic initiative to build a diverse and inclusive organization. In fiscal 2019, we hired our first-ever Vice President of Diversity and Inclusion, who is responsible for executing our global diversity and inclusion strategy. Some of the initiatives within this strategy have included implementing unconscious bias training across the enterprise, expanding our employee resource groups, creating a women’s leadership development program, initiating the development of a strategy to increase diversity in our candidate pipeline, publishing our Diversity and Inclusion Statement company-wide and conducting a pay equity analysis. The success of Western Digital is predicated on the success of our workforce, and we are working to ensure that our employees are supported by an inclusive company culture.

As data becomes an increasingly valuable asset, Western Digital is positioned to capitalize on this growing opportunity and deliver long-term value. We appreciate your ongoing support and thank you for being a Western Digital stockholder.

MATTHEW E. MASSENGILL
Independent Chairman of the Board

2019 PROXY STATEMENT     1

Letter from Our Lead Independent Director

“As Western Digital operates in a rapidly changing industry, the Board of Directors is focused on a Board composition that supports long-term value creation.”

Dear Fellow Stockholders:

I am honored to serve as Lead Independent Director of Western Digital’s Board of Directors. As we approach our 2019 Annual Meeting, I would like to take this opportunity to share how our Board is addressing key areas of stockholder interest:

Evolution of Board Composition Supports Long-Term Value Creation
As Western Digital operates in a rapidly changing industry, the Board of Directors is focused on a Board composition that supports long-term value creation. Accordingly, the Board remains committed to Board diversity, recognizing that a broad range of perspectives is critical to effective corporate governance and overseeing the execution of our company’s strategy. The Governance Committee is actively engaged in succession planning to identify and recruit new directors. In recent years, the primary focus has been on committee chair roles, upcoming retirements and maintaining a diverse group of directors in terms of gender, skill sets and backgrounds.

These efforts have facilitated an orderly refreshment as our Board continues to evolve to align with the strategic direction of the company. Over the past five years, we have appointed four new independent directors, including most recently Kimberly Alexy and Stephanie Streeter in November 2018. Ms. Alexy founded Alexy Capital Management, a private investment fund, in 2005, and currently serves as its principal. Ms. Streeter is an accomplished business executive who served as the chief executive officer of Libbey Inc. from 2011 to 2016. Together, they bring decades of experience in strategic leadership in vertically integrated manufacturing, data analytics, cybersecurity, and supply chain and distribution, and their backgrounds complement the skills of our existing Board members.

Board Focus on Information Technology and Cybersecurity Risks
We recognize the increasing risks that information technology and cybersecurity threats pose to our business. Our Board as a whole is updated throughout the year on specific risks and mitigating measures in the course of its review of our strategy and business plan. Our Audit Committee, which is charged with overseeing our enterprise risk management process and cybersecurity risks, receives quarterly updates from our vice president of information security. Our recent Board appointments further reinforce our continued attention on the Board’s risk oversight role.

Commitment to Fostering a Sustainable Future
Our Board and governance practices continue to be informed by the perspectives of our stockholders. We maintain a robust, Board-driven stockholder outreach program, and stockholder feedback is shared with our full management team and Board.

Sound corporate responsibility in all aspects of our business is a focus of our Board, and sustainability has been a consistent theme throughout our recent investor conversations. Reflecting both our Board’s commitment to the issue and the interest of our stockholders, we recently amended the Governance Committee Charter to formalize the committee’s role in overseeing Western Digital’s corporate responsibility and sustainability policies and programs. Additionally, in September 2019, we published our 2018 Sustainability Report, which details our efforts in these areas and reflects the progress we’ve made on our sustainability journey.

On behalf of our Board, we appreciate our stockholders’ feedback and very much look forward to our continued dialogue. We are excited about the future of Western Digital, and we thank you for the trust you have placed in our Board.

LEN J. LAUER
Lead Independent Director

The responsibilities of our Lead Independent Director include:

●Acting as a liaison between our independent directors and management;
●Assisting our Chairman of the Board in establishing the agenda for Board meetings;
●Coordinating the agenda for, and chairing, the executive sessions of our independent directors;
●Presiding at any Board meetings at which our Chairman is not present;
●Leading our stockholder engagement efforts;
●Participating in the performance evaluation of our Chief Executive Officer;
●Overseeing our Board and committee evaluations and individual director assessments;
●Coordinating our Chief Executive Officer succession planning; and
●Overseeing our Board succession planning.

                2     WESTERN DIGITAL

Notice of Annual Meeting of Stockholders
Western Digital Corporation
5601 Great Oaks Parkway, San Jose, California 95119

Date November 14, 2019	Matters to be voted on
	Proposal		Board Recommendation
Time 8:00 a.m. Pacific Time	1	Election of the eight director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified	VOTE FOR
Place The Fairmont San Jose 170 S. Market Street San Jose, California 95113	2	Approval on an advisory basis of the named executive officer compensation disclosed in the attached Proxy Statement	VOTE FOR
	3	Approval of the amendment and restatement of our 2017 Performance Incentive Plan to, among other things, increase by 6 million the number of shares of our common stock available for issuance under that plan	VOTE FOR
Who can vote Stockholders of record at the close of business on September 16, 2019 will be entitled to notice of and to vote at our annual meeting and any adjournments or postponements of the meeting.	4	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020	VOTE FOR
	At the meeting, we will also consider any other business that may properly come before our annual meeting or any postponement or adjournment of the meeting

How to Vote Your Shares in Advance of the Meeting
Your vote is very important. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your representation at our annual meeting regardless of whether you attend the meeting.

VIA THE INTERNET Visit the website listed on your proxy card, notice or voting instruction form	BY PHONE Call the phone number listed on your proxy card or voting instruction form	BY MAIL Complete, sign, date and return your proxy card or voting instruction form in the envelope provided

By Order of our Board of Directors,
MICHAEL C. RAY
Executive Vice President, Chief Legal Officer and Secretary
October 1, 2019

Important notice regarding the availability of proxy materials for our annual meeting of stockholders to be held on November 14, 2019: On or about October 1, 2019, proxy materials for the annual meeting, including the attached Proxy Statement and our 2019 Annual Report to stockholders, are being furnished to stockholders entitled to vote at the annual meeting. The Proxy Statement and 2019 Annual Report to stockholders are available on our Investor Relations homepage at investor.wdc.com. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card or Notice of Internet Availability of Proxy Materials.

2019 PROXY STATEMENT     3

1		Letter from Our Chairman

2		Letter from Our Lead Independent Director

3	Notice of Annual Meeting of Stockholders

6	Proxy Summary

14	Corporate Governance Matters
	14	Proposal 1 Election of Directors
	15	Nominees for Election
		19	Director Skills and Expertise
	20	Director Nominations and Board Refreshment
	24	The Board’s Role and Responsibilities
		24	Stockholder Engagement
		25	Corporate Responsibility and Sustainability
		27	Risk Oversight and Compensation Risk Assessment
	28	Board Structure
		29	Lead Independent Director
	31	Board Processes and Policies
		33	Board Evaluation
	34	Director Compensation
39	Executive Officers

41	Executive Compensation
	41	Proposal 2 Advisory Vote on Executive Compensation
	42	Letter to Stockholders from the Compensation Committee
	42	Report of the Compensation Committee
	43	Compensation Discussion and Analysis
		44	Fiscal 2019 Executive Summary
		47	Fiscal 2019 Philosophy, Objectives and Process
		52	Fiscal 2019 Decisions and Outcomes
		58	Fiscal 2020 Decisions
		59	Other Program Features and Policies
	62	Executive Compensation Tables and Narratives
		62	Fiscal 2017—2019 Summary Compensation Table
		64	Fiscal 2019 Grants of Plan-Based Awards Table
		65	Description of Compensation Arrangements for Named Executive Officers
		67	Outstanding Equity Awards at Fiscal 2019 Year-End Table
		68	Fiscal 2019 Option Exercises and Stock Vested Table
		69	Fiscal 2019 Non-Qualified Deferred Compensation Table
		70	Potential Payments upon Termination or Change in Control
	75	CEO Pay Ratio
76	Equity Compensation Plan Information

78	Stock Ownership Information

80	Equity Plan Proposal
	80	Proposal 3 Approval of the Amendment and Restatement of Our 2017 Performance Incentive Plan
93	Audit Committee Matters
	93	Proposal 4 Ratification of Appointment of Our Independent Registered Public Accounting Firm
	94	Report of the Audit Committee
96	Additional Information
	96	General Information about the Annual Meeting
	101	Availability of Annual Report
	101	Communication with the Company
A-1	Appendix A—Non-GAAP Financial Measures
B-1	Appendix B—Amended and Restated 2017 Performance Incentive Plan

4     WESTERN DIGITAL

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including but not limited to, statements concerning our views with respect to the growth of digital data, our business strategy, our ability to execute that strategy, cost saving initiatives and our diversity and inclusion efforts. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of restructuring activities and cost saving initiatives; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; the outcome of legal proceedings; and other risks and uncertainties listed in our Annual Report on Form 10-K for the fiscal year ended June 28, 2019 and our other reports filed with the Securities and Exchange Commission (the “SEC”), to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

2019 PROXY STATEMENT     5

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

OUR LONG-TERM VALUE CREATION STRATEGY

Our strategy is dependent on continuing to build a culture of growth and innovation to accomplish four major strategic pillars:

Re-architect Data Infrastructure Developing the technology underlying the future of Big Data and Fast Data	Lead in the Data Center Focusing on the scale, reliability and capacity necessary for data centers	Seek Targeted Wins at the Edge and End Points Serving the distinctive needs of specific data uses and settings	Continue to Lead in Client Devices & Retail Customer-Focused Solutions Leading in client devices and consumer solutions

KEY BUSINESS HIGHLIGHTS

POSITIONED FOR GROWTH IN A CHALLENGING MARKET

Our fiscal 2019 business results were adversely impacted by a cyclical downturn in the flash industry, a temporary pause in investments by datacenter customers and rising uncertainties on the geopolitical front. We delivered fiscal 2019 revenues of $16.6 billion, non-GAAP gross margin of 30.5% and $4.84 in non-GAAP earnings per share (“EPS“).(1) Our business generated $1.5 billion in operating cash flow, and we returned $1.1 billion to shareholders through cash dividends and share repurchases. We also reduced our long-term debt by nearly $750 million.

Despite a challenging year, in fiscal 2019, we remained focused on activities that drive long-term value creation for our stockholders. Specifically, we broadened our product portfolio, enhanced our technology positioning and further improved operational efficiency even as we lowered our cost and expense structure. We expect these actions to position us to emerge as a stronger company as the market environment improves. These factors provided important context for the Compensation Committee’s decisions regarding executive pay for the year in review, and as described further in the section entitled “Executive Compensation–Compensation Discussion and Analysis,” fiscal 2019 compensation levels to our executive team reflect the shift in performance results.

Strength of Product Portfolio

Our ability to continually drive innovation and expand our differentiated product base is an integral element of maintaining leadership in the rapidly evolving data storage industry. To that end, during fiscal 2019, we made significant strides in broadening and enhancing our product offerings, delivering the strongest product portfolio in our company’s history. Achievements of particular note include:

●	In capacity enterprise hard drives, we demonstrated our leadership through strong adoption of our 14-terabyte high capacity drives across our customer base.
●	Combined with our refreshed mid-range capacity air-based drives, we gained significant exabyte share in the capacity enterprise drives category.

(1)	See Appendix A to this Proxy Statement for reconciliations of GAAP gross margin and GAAP EPS to non-GAAP gross margin and non-GAAP EPS, respectively.

6     WESTERN DIGITAL

PROXY SUMMARY

●	We successfully launched our internally developed solid-state drive platforms following multi-year development and investment, which deliver significantly higher performance compared to prior offerings.
●	We were the first to launch 3D flash-based automotive grade products with unique capacities and capabilities.
●	Our retail offerings continued to enjoy excellent recognition across all brands.

Technology Advances

With approximately 14,000 patents worldwide and a broad approach to innovation across our entire technology portfolio, we are continuously developing and investing in new technologies and partnerships to build on our existing technology leadership:

●	In flash, we were the first to launch the 96-layer 3D technology that combines industry-leading storage capacity, performance and reliability at a competitive cost.
●	In hard drives, we continued to make significant progress towards bringing our energy assisted recording technology to market. This technology is critical to driving continued areal density improvements in next generation capacity enterprise products.
●	In May 2019, we announced a formal agreement with our flash joint venture partner Kioxia Corporation (formerly Toshiba Memory Corporation) to jointly invest in a new fab facility. This new facility will provide needed space for the continued transition to future 3D flash technologies.

Operational Focus

Our Board of Directors and management remain focused on operational efficiency, ensuring that capital is deployed in the most effective way to address existing market conditions and trends, while positioning our company for continued success:

●	In response to changing business conditions, in January 2019, we announced a program to reduce our annualized cost of revenue and operating expenses by $800 million. These savings should drive significant operating leverage as business conditions continue to improve throughout fiscal 2020.
●	During the first quarter of fiscal 2019, we recognized the need to proactively slow down capital deployment and wafer starts to better align with our view of demand for flash.
●	We accelerated the streamlining of our hard drive manufacturing footprint and ceased operations at our facility in Kuala Lumpur, Malaysia to focus on higher growth, higher margin segments, such as capacity enterprise.

Looking Ahead

We successfully managed and navigated dynamic market conditions in fiscal 2019. The secular trends of data growth and its increasing value – key drivers of our business opportunities – remain strong. Our hard drive business is performing well, and we believe that the flash market has reached a cyclical trough. With the strongest product portfolio in our company’s history and a leaner operating structure, our business is poised to deliver significant operating leverage as business conditions improve further. We believe we are well positioned to deliver long-term growth and stockholder value.

2019 PROXY STATEMENT     7

PROXY SUMMARY

OUR DIRECTOR NOMINEES

Name and Principal Occupation	Age	Director Since	Board Committees	Other Current Public Directorships
KIMBERLY E. ALEXY INDEPENDENT Principal, Alexy Capital Management	49	2018		Alteryx, Inc. FireEye, Inc. Five9, Inc.
MARTIN I. COLE INDEPENDENT Former Group Chief Executive, Technology of Accenture plc	63	2014		The Western Union Company Cloudera, Inc.
KATHLEEN A. COTE INDEPENDENT Former Chief Executive Officer of Worldport Communications, Inc.	70	2001		VeriSign, Inc.
TUNÇ DOLUCA INDEPENDENT President and Chief Executive Officer of Maxim Integrated	61	2018		Maxim Integrated
LEN J. LAUER LEAD INDEPENDENT DIRECTOR Chairman and Chief Executive Officer of Memjet	62	2010		None
MATTHEW E. MASSENGILL INDEPENDENT CHAIRMAN OF THE BOARD Former President and Chief Executive Officer of Western Digital Corporation	58	2000		None
STEPHEN D. MILLIGAN Chief Executive Officer of Western Digital Corporation	56	2013		Ross Stores, Inc. Autodesk, Inc.
STEPHANIE A. STREETER INDEPENDENT Former Chief Executive Officer of Libbey Inc.	62	2018		Goodyear Tire & Rubber Company Kohl’s Corporation

Audit	Compensation	Executive	Governance	Committee Chair

BOARD NOMINEE HIGHLIGHTS

Board Snapshot

87.5% Independent	37.5% Women	7.8 Years Average Tenure

INDEPENDENCE	GENDER

AGE	TENURE

Strong Director Engagement

Average director attendance at fiscal 2019 Board and committee meetings

Board	Audit
94%	95%
Compensation	Governance
97%	100%
Executive
100%

Over 95% Board and committee meeting aggregate attendance in fiscal 2019

8     WESTERN DIGITAL

PROXY SUMMARY

Director Nominee Skills and Experience

INDUSTRY EXPERIENCE 8/8 Experience at the executive level in areas such as data storage, data centers, semiconductors and consumer electronics is important in understanding our business and strategy
RISK MANAGEMENT 8/8 Experience in assessing and managing enterprise risks is critical to our Board’s role in overseeing our Enterprise Risk Management program
INFORMATION TECHNOLOGY AND CYBERSECURITY 6/8 Experience understanding and managing information technology and cyber security threats is increasingly important to mitigate risks to our business
EXECUTIVE-LEVEL LEADERSHIP 7/8
Experience in executive-level positions is important to gain a practical understanding of complex organizations, corporate governance, operations, talent development, strategic planning and risk management
HUMAN RESOURCES MANAGEMENT 7/8
Experience in human resources management in large organizations assists our Board in overseeing succession planning, talent development and our executive compensation program
BUSINESS DEVELOPMENT AND STRATEGY 8/8 Experience setting and executing long-term corporate strategy is critical as we continue to transform our business
FINANCE AND ACCOUNTING 8/8 Experience overseeing accounting and financial reporting is key to our Board’s oversight of our financial reporting process and internal controls
MANUFACTURING AND OPERATIONS 6/8
Experience with sophisticated, large-scale manufacturing operations increases our Board’s understanding of our distribution, supply chain, manufacturing and other business operations
GLOBAL BUSINESS 7/8
Experience with businesses with substantial international operations provides critical business and cultural perspectives to our Board and is important in understanding the strategic opportunities and risks relating to our business
SALES AND MARKETING 7/8
Experience developing and executing on strategies to grow sales and market share assists our Board in advising management as we seek to develop new products and new markets for our products
CORPORATE GOVERNANCE 8/8 Experience on other public company boards supports strong Board and management accountability, transparency and protection of stockholder interests
GOVERNMENT, LEGAL AND REGULATORY 7/8
Experience in government relations, public policy and regulatory matters assists our Board in identifying and understanding compliance issues and the effect of governmental actions on our business

2019 PROXY STATEMENT     9

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors is committed to maintaining the highest standards of corporate governance. We believe our strong corporate governance practices help promote the long-term interests of our stockholders and build public trust in our company.

CORPORATE GOVERNANCE CHANGES

Below is a description of some recent key changes to our corporate governance practices:

Appointed Three New Independent Directors in Fiscal 2019	Rotated Chair of Audit Committee	Formalized Board Oversight of Corporate Responsibility and Sustainability
●Kimberly Alexy brings to our Board more than 20 years of experience in capital markets, corporate finance and investments, as well as experience serving on numerous public company boards
●Tunç Doluca brings to our Board over 30 years of executive leadership and technical experience in the semiconductor industry
●Stephanie Streeter brings to our Board extensive senior executive leadership experience, as well as experience serving on several public company boards
●The appointments of Ms. Alexy, Mr. Doluca and Ms. Streeter, and the retirements of Henry DeNero and Michael Lambert at the annual meeting under our retirement policy demonstrate our Board’s ongoing commitment to Board refreshment

●In July 2019, we appointed Ms. Alexy as Chair of the Audit Committee to facilitate the transfer of knowledge from the former Chair of the Audit Committee, Mr. DeNero, to Ms. Alexy, due to Mr. DeNero reaching retirement age under our retirement policy
●Ms. Alexy’s years of experience as a financial analyst, her service on public company boards, including the audit committees of several of these companies, and her certificate in Cybersecurity Oversight from the CERT Division of the Software Engineering Institute at Carnegie Mellon University, enable her to bring valuable experience and a fresh perspective to the Audit Committee
●Mr. DeNero remains on the Audit Committee until his retirement to ensure a smooth transition

●In August 2019, we amended the Governance Committee’s charter to specify that the Governance Committee will assist our Board in overseeing our corporate responsibility and sustainability policies and programs
●We recently published our 2018 Sustainability Report
●The Governance Committee will provide Board-level input on our social, environmental and human rights policies and programs
●These updates reflect the deep commitment of our Board and executive leadership team to sound corporate responsibility in all aspects of our business

10     WESTERN DIGITAL

PROXY SUMMARY

CORPORATE GOVERNANCE BEST PRACTICES

Robust year-round Board-led stockholder engagement program that informs Board decisions
Independent Board leadership, including a Lead Independent Director with clearly defined roles and responsibilities
Focus on Board refreshment, with three new directors appointed to our Board in fiscal 2019
Commitment to Board diversity, achieving more than 30% female representation on our Board in fiscal 2019
All directors elected annually by a simple majority of votes cast
Seven of eight director nominees are independent
Director retirement policy
Active Board oversight of strategic planning and risk management
Board-level oversight of corporate responsibility and sustainability
Succession planning for directors, our Chief Executive Officer and other key officers
Annual third-party facilitated Board and committee self-evaluations
Individual assessments of directors
Code of conduct for directors, officers and employees
All executive officers have achieved stock ownership requirements pursuant to our guidelines

FISCAL 2019 EXECUTIVE COMPENSATION HIGHLIGHTS

FISCAL 2019 PAY ALIGNED WITH PERFORMANCE

Our overriding executive compensation philosophy is clear and consistent — we pay for performance. Our executives are accountable for the performance of our company and the operations they manage and are compensated primarily based on that performance.

Chief Executive Officer Compensation Aligned with Performance Results

We experienced challenging market and geopolitical conditions in fiscal 2019 and the total compensation for our executive team declined in fiscal 2019 relative to fiscal 2018, reflecting the alignment between our executive compensation program and our lower operational and financial results compared to fiscal 2018.

Based on compensation paid or awarded, the compensation of our Chief Executive Officer, Stephen D. Milligan, decreased 24.9% from fiscal 2018 to fiscal 2019:

	Chief Executive Officer Pay Year-over-Year
Pay Element	Fiscal 2018	Fiscal 2019	Year-over-Year Change
Base Salary	$1,250,000	$1,250,000	0%
Short-Term Incentive (“STI”) Award (based on amount earned)	$2,175,000	$0	(100%)
Long-Term Incentive (“LTI”) Award(1) (based on grant date fair value)	$13,417,083	$11,601,177	(13.5%)
All Other Compensation	$279,391	$15,292	(94.5%)
Total Chief Executive Officer Pay (Fiscal 2018 vs. Fiscal 2019)	$17,121,474	$12,866,469	(24.9%)

(1)	The fiscal 2018 LTI award value excludes a $2.6 million adjustment for a prior year (fiscal 2016-2017) performance stock unit (“PSU”) award that paid out in fiscal 2018 and was required to be reported in the Summary Compensation Table as compensation for fiscal 2018 in accordance with SEC and accounting rules. Our Chief Executive Officer’s total compensation as reported in the Summary Compensation Table for fiscal 2018 was $19,738,381; excluding the $2.6 million accounting adjustment results in total compensation of $17,121,474.

2019 PROXY STATEMENT     11

PROXY SUMMARY

Pay for Performance Design

The charts below illustrate the mix of fiscal 2019 fixed pay (base salary) and variable or performance-based pay (annual STI target and annual LTI awards based on the target award value approved by the Compensation Committee) for our Chief Executive Officer and our other named executive officers (on average).

Chief Executive Officer Pay Mix	Named Executive Officer Average
Pay Mix (other than Chief Executive Officer)(1)

(1)	Excludes Robert K. Eulau, who was appointed Chief Financial Officer in May 2019 and was not subject to the same compensation arrangements as individuals who served as named executive officers for the full fiscal year.

STOCKHOLDER ENGAGEMENT IN FISCAL 2019

Our Board of Directors and management are committed to regular engagement with our stockholders and soliciting their views and input on important performance, executive compensation, governance, environmental, social human capital management and other matters. As a continuation of our robust outreach program, over the past year, we reached out to stockholders representing approximately 46% of shares outstanding. Our engagement team conducted calls with investors representing approximately 12% of shares outstanding, with the remainder either not responding or confirming that a follow-up discussion was not necessary at this time. While our discussions with investors covered a variety of topics, there were a few key areas of focus in our conversations:

●	Board composition and refreshment efforts, including the recent additions to our Board;
●	Executive compensation philosophy and program design, including how investor feedback drove recent program enhancements; and
●	Diversity and culture at Western Digital, including recent developments and enhanced disclosure in our 2018 Sustainability Report.

These views were shared with our Board and its committees, where applicable, for their consideration.

12     WESTERN DIGITAL

PROXY SUMMARY

OUR COMMITMENT TO CORPORATE SUSTAINABILITY

We believe responsible and sustainable business practices support our long-term success as a company. Certainly, those practices help keep our communities and our environment vibrant and healthy. But they also lead us to more efficient and resilient business operations. They help us meet our customers’ efficiency targets. They reduce risks of misconduct and legal liability. They enhance the reliability of our supply chain. And they improve the health, well-being, engagement and productivity of our employees. We believe that being an industry leader is not just about having talented employees or innovative products. It is also about doing business the right way, every day. That is why our commitment to sound corporate responsibility is deeply rooted in all aspects of our business.

We are happy to share more details about our recent progress in this area through our 2018 Sustainability Report located on our Corporate Sustainability page at www.westerndigital.com (which is not incorporated by reference herein). The Governance Committee oversees our corporate responsibility and sustainability policies and programs pursuant to its charter. Below are some highlights from our 2018 Sustainability Report:

Architecting Sustainable Products	Architecting a Responsible Supply Chain	Architecting Vibrant Communities

We take responsibility for how our products impact the environment and communities. We believe transparency enhances accountability, helping us improve the long-term sustainability of our products and business.

__________
Efficient packaging conserved 650,000 kg of paper during calendar 2018

__________
Technology innovations reduced power consumption on a per-gigabyte basis by 970 million kilowatt-hour

The need for greater transparency is driving behavioral change in corporate supply chains, as global interconnectedness is greater than ever. We embrace and facilitate this change with our forward-thinking responsible supply chain program, based on a commitment to collaborate with suppliers and key stakeholders to ensure that our value chain is socially responsible and sustainable over the long run.

__________
Achieved one Platinum, two Gold and two Silver certificates after Responsible Business Alliance factory audits

__________
Audited all of our suppliers of conflict minerals, achieving fully compliant sourcing by the end of calendar 2018

We believe that corporate sustainability should go beyond environmental and labor considerations to provide a positive social impact on the local communities in which we operate. This has led us to an impactful giving and volunteerism program around the world, a deep commitment to inspiring and providing opportunities for future talent through STEM education and scholarship programs and utilizing our technology and expertise to create positive change on a macro scale.

__________
In calendar 2018, employees from 18 different sites volunteered 5,000 hours for Earth Day

__________
Employees packaged more than two million meals for people without adequate food

Architecting an Ethical Business	Architecting a Better Environment	Architecting a Stronger Workforce

Working with integrity is a part of our culture—one that we work hard to maintain and enhance. Our efforts help earn the trust of our customers and business partners, inspire our employees, deliver value for our stockholders and improve our communities.

__________
Recognized as one of the World’s Most Ethical Companies in February 2019

__________
Conducted global code of conduct training with nearly 30,000 employees in 39 countries over the past year

As we look to the future, Western Digital recognizes that environmental stewardship is critical to the long-term success of our company, our customers and other stakeholders. We are fully committed to responsible use of the Earth’s natural resources and we strive to minimize any impact on climate change as we work together to architect a better future.

__________
Achieved a 3% reduction in overall energy consumption in calendar 2018

__________
Reduced our scope 1 greenhouse gas emissions by 17% between calendar 2016 and 2018

Our people are our most important asset. Calendar 2018 was a milestone year for our workforce: we focused on creating a unified culture, amplifying the best aspects of our three legacy companies and architecting our path forward as one Western Digital.

__________
Received a perfect score for diversity and inclusion for LGBTQ employees from Human Rights Campaign

__________
Sponsor employee resource groups, including for diverse employees, female employees, LGBTQ employees and veterans

2019 PROXY STATEMENT     13

Corporate Governance Matters

PROPOSAL 1	ELECTION OF DIRECTORS

Our Board of Directors recommends a vote FOR each of the eight director nominees named in this Proxy Statement.
●	All directors elected annually by a simple majority of votes cast
●	Independent Board leadership, including a Lead Independent Director with clearly defined roles and responsibilities
●	Seven of eight director nominees are independent

Our Board of Directors is presenting eight nominees for election as directors at the 2019 annual meeting of stockholders (“Annual Meeting”). Each of the nominees is currently a member of our Board and, other than Ms. Alexy and Ms. Streeter, who joined our Board in November 2018, was elected to our Board at the 2018 annual meeting of stockholders. Each director elected at the Annual Meeting will serve until our 2020 annual meeting of stockholders and until a successor is duly elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee is unable or unwilling for good cause to stand for election or serve as a director if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors, or our Board may choose to reduce its size.

VOTE REQUIRED FOR APPROVAL

Each director nominee will be elected as a director if the nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of shares voted “for” a director must exceed the number of votes cast “against” that director).

If a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, Delaware law provides that the director would continue to serve on our Board of Directors as a “holdover director.” However, under our By-laws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board. If the director conditions his or her resignation on acceptance by our Board, the Governance Committee will then make a recommendation to our Board on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s or the Governance Committee’s decision. Any nominee who was not already serving as a director and is not elected at the Annual Meeting by a majority of the votes cast with respect to such director’s election would not be elected to our Board.

14     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

NOMINEES FOR ELECTION

Below is information about the experience and other key qualifications and attributes of each of our Board’s eight director nominees.

KIMBERLY E. ALEXY
INDEPENDENT

AGE
49
DIRECTOR SINCE
November 2018
COMMITTEES
Audit (Chair)

PROFESSIONAL EXPERIENCE
●

Ms. Alexy is a seasoned financial services professional with more than 20 years of experience in capital markets, corporate finance and investments. She founded Alexy Capital Management, a private investment fund, in 2005 and serves as its principal.

●

Previously, Ms. Alexy served as a sell-side equity research analyst on Wall Street for nearly a decade, specializing in the technology and corporate finance industries at Prudential Securities, Lehman Brothers and Wachovia Bank.

●	Within the last five years, Ms. Alexy served as a director of Microsemi Corporation and CalAmp Corp.
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS
●	Alteryx, Inc.
●	FireEye, Inc.
●	Five9, Inc.
BOARD SKILLS, QUALIFICATIONS AND EXPERTISE

Ms. Alexy’s deep expertise in finance, securities and corporate governance at several financial institutions and publicly held companies is directly relevant to our business. Her service on numerous public company boards of directors, including serving as a chair on the audit or governance committees of many of those boards, provides our Board with valuable insights and perspectives. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

COMMITTEE EXPERTISE HIGHLIGHTS
Audit Committee Chair
●

Ms. Alexy’s financial skills and prior experience as a financial analyst for nearly a decade and her service as a member of several public company audit committees qualify her as an audit committee financial expert under SEC rules. In addition, Ms. Alexy contributes her specialized knowledge of cybersecurity issues, which includes a CERT Certificate in Cybersecurity Oversight for corporate directors issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

MARTIN I. COLE
INDEPENDENT

AGE
63
DIRECTOR SINCE
December 2014
COMMITTEES
Audit
Governance
PROFESSIONAL EXPERIENCE
●

Mr. Cole served as the chief executive of the technology group of Accenture plc, a leading global management consulting and professional services company, with responsibility for the full range of Accenture’s technology consulting and outsourcing solutions and delivery capabilities, including its global delivery network, from March 2012 until he retired in August 2014. Mr. Cole currently serves as a senior adviser to 3i Group plc.

●

Previously, Mr. Cole served as the chief executive of Accenture’s communications, media and technology operating group from September 2006 to March 2012, the chief executive of its government operating group from September 2004 to August 2006, the managing partner of its outsourcing and infrastructure delivery group from September 2002 to August 2004 and in a variety of capacities at Accenture since 1980.

●

On July 31, 2019, Mr. Cole was appointed interim chief executive officer of Cloudera, Inc., an enterprise data cloud company, to help ensure a smooth executive transition while its board of directors conducts a search for a permanent chief executive officer. The appointment is expected to be temporary.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS
●	The Western Union Company
●	Cloudera, Inc.
BOARD SKILLS, QUALIFICATIONS AND EXPERTISE

Mr. Cole brings to our Board extensive senior executive leadership experience across a variety of business sectors and geographies. This demonstrates his ability to provide strategic advice and lead multiple teams across a variety of business sectors, and provides him with wide-ranging insights, including relating to technology solutions, which are an important part of our business. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Our Board of Directors has discussed with Mr. Cole the time and effort required of him as Cloudera’s interim chief executive officer in conjunction with his role as a member of our Board, and has affirmatively determined that his interim position at Cloudera does not impair his ability to continue serving as an effective member of our Board of Directors.

COMMITTEE EXPERTISE HIGHLIGHTS
Audit Committee Member
● Mr. Cole’s financial skills and prior experience as a chief executive qualify him as an audit committee financial expert under SEC rules.
Governance Committee Member
● Mr. Cole has substantial governance experience as chairman of the board of Cloudera, Inc. and as a director of The Western Union Company.

2019 PROXY STATEMENT     15

CORPORATE GOVERNANCE MATTERS

KATHLEEN A. COTE
INDEPENDENT
AGE
70
DIRECTOR SINCE
January 2001
COMMITTEES
Compensation Governance

PROFESSIONAL EXPERIENCE
●	Ms. Cote was the chief executive officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003.
●

Prior to that, Ms. Cote served as president of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies, from September 1998 to May 2001. From November 1996 to January 1998, she served as president and chief executive officer of Computervision Corporation, an international supplier of product development and data management software.

●	Within the last five years, Ms. Cote served as a director of GT Advanced Technologies, Inc.
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS
●	VeriSign, Inc.
BOARD SKILLS, QUALIFICATIONS AND EXPERTISE

Ms. Cote is a seasoned business executive with numerous years of experience overseeing global companies focused on technology and operations, which is directly relevant to our business. She has served on numerous public company boards of directors, including on the audit and governance committees of those boards, providing our Board with valuable board-level experience. Her tenure on our Board also provides us with specific expertise and insight into our business and the transformations it has undergone. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

COMMITTEE EXPERTISE HIGHLIGHTS
Compensation Committee Member
● Ms. Cote has significant experience establishing and overseeing executive compensation programs as a former chief executive officer and as a public company board member.
Governance Committee Member
● Ms. Cote has substantial governance experience as a director of VeriSign, Inc. and as a former director of a number of public companies.

TUNÇ DOLUCA
INDEPENDENT
AGE
61
DIRECTOR SINCE
August 2018
COMMITTEES
Compensation

PROFESSIONAL EXPERIENCE
●	Mr. Doluca is the president and chief executive officer of Maxim Integrated, which designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits.
●

Prior to being named Maxim Integrated’s president and chief executive officer in January 2007, Mr. Doluca served as its group president from May 2005 to January 2007, senior vice president from 2004 to 2005 and vice president from 1994 to 2004. Prior to 1994, Mr. Doluca served in a number of integrated circuit development positions at Maxim Integrated since joining the company in 1984.

●	Mr. Doluca is a board member of the Semiconductor Industry Association and served as its chairman from 2017 to 2018.
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS
●	Maxim Integrated
BOARD SKILLS, QUALIFICATIONS AND EXPERTISE

Mr. Doluca brings to our Board over 30 years of executive leadership and technical experience in the semiconductor industry, which provides our Board with valuable perspectives directly relevant to our business. As a seasoned chief executive officer and director of a large public technology company, he has expertise in corporate strategy, financial management, operations, marketing and research and development, which are all critical to achieving our strategic objectives. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

COMMITTEE EXPERTISE HIGHLIGHTS
Compensation Committee Member
● Mr. Doluca has significant experience establishing and overseeing executive compensation programs as the chief executive officer of Maxim Integrated.

16     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

LEN J. LAUER
LEAD INDEPENDENT DIRECTOR
AGE
62
DIRECTOR SINCE
August 2010
COMMITTEES
Compensation (Chair) Governance (Chair)

PROFESSIONAL EXPERIENCE
●	Mr. Lauer is the chairman and chief executive officer of Memjet, a color printing technology company.
●

Prior to joining Memjet in January 2010, Mr. Lauer was executive vice president and chief operating officer of Qualcomm, Inc., a developer and manufacturer of digital telecommunications products and services, from August 2008 to December 2009, and he was executive vice president and group president from December 2006 to July 2008. From August 2005 to August 2006, he was chief operating officer of Sprint Nextel Corp., a global communications company, and he was president and chief operating officer of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Prior to that, he was president-Sprint PCS from October 2002 to October 2004, and was president-long distance (formerly the global markets group) from September 2000 to October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998 and spent the first 13 years of his business career at IBM in various sales and marketing positions.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS
●	None
BOARD SKILLS, QUALIFICATIONS AND EXPERTISE

Mr. Lauer brings to our Board significant senior executive leadership experience from large, multinational public technology companies, which provides a valuable perspective to our Board. Mr. Lauer’s experience in semiconductor sourcing and integration at Qualcomm and Memjet provides our Board with perspectives on the semiconductor industry. He has also previously served on other public company boards and board committees, providing our Board with important board-level experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

COMMITTEE EXPERTISE HIGHLIGHTS
Governance Committee Chair
● Mr. Lauer has served on other public company boards and board committees and has significant experience leading public and private companies in both board and senior executive leadership roles.
Compensation Committee Chair
●

Mr. Lauer has significant senior executive leadership experience from large, multi-national public technology companies, with substantial experience establishing and overseeing executive compensation programs.

MATTHEW E. MASSENGILL
INDEPENDENT CHAIRMAN OF THE BOARD
AGE
58
DIRECTOR SINCE
January 2000
COMMITTEES
Executive

PROFESSIONAL EXPERIENCE
●

Mr. Massengill served as our President from January 2000 to January 2002 and our Chief Executive Officer from January 2000 to October 2005. Mr. Massengill previously also served as our Chairman of the Board from November 2001 to March 2007.

●	Prior to that, Mr. Massengill served as our Chief Operating Officer from October 1999 to January 2000 and in various executive capacities since joining our company in 1985.
●	Within the last five years, Mr. Massengill served as a director of GT Advanced Technologies, Inc. and Microsemi Corporation.
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS
●	None
BOARD SKILLS, QUALIFICATIONS AND EXPERTISE

Mr. Massengill’s many years of service to Western Digital as an executive and Board member provide our Board with extensive and significant experience directly relevant to our business. As our former Chief Executive Officer, he has a deep understanding of our operations, provides valuable knowledge to our Board on the issues we face to achieve our strategic objectives and has extensive international experience. His prior service on numerous other public company boards of directors also provides our Board with important board-level perspective. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

COMMITTEE EXPERTISE HIGHLIGHTS
Executive Committee Member
● Mr. Massengill has extensive and significant experience as an executive, including as a former Chief Executive Officer, Chief Operating Officer and Board member of our company.

2019 PROXY STATEMENT     17

CORPORATE GOVERNANCE MATTERS

STEPHEN D. MILLIGAN
CHIEF EXECUTIVE OFFICER
AGE
56
DIRECTOR SINCE
January 2013
COMMITTEES
Executive (Chair)

PROFESSIONAL EXPERIENCE
●	Mr. Milligan has served as our Chief Executive Officer since January 2013 and served as our President from March 2012 to October 2015.
●

Prior to that, Mr. Milligan served as HGST’s president and chief executive officer from December 2009 until our acquisition of HGST in March 2012 and its president from March 2009 to December 2009. From September 2007 to October 2009, Mr. Milligan served as HGST’s chief financial officer. From January 2004 to September 2007, he served as our Chief Financial Officer after serving in other senior finance roles at our company from September 2002 to January 2004. From April 1997 to September 2002, he held various financial and accounting roles of increasing responsibility at Dell Inc. and was employed at Price Waterhouse for 12 years prior to joining Dell.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS
●	Ross Stores, Inc.
●	Autodesk, Inc.
BOARD SKILLS, QUALIFICATIONS AND EXPERTISE

Mr. Milligan’s experience in our industry, including more than four years in senior management positions at HGST as its president and chief executive officer, in addition to other senior management roles, contributes indispensable knowledge and expertise to our Board. He has served Western Digital and HGST in numerous executive capacities, providing our Board with valuable operations, manufacturing and finance experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

COMMITTEE EXPERTISE HIGHLIGHTS
Executive Committee Chair
● Mr. Milligan serves as our Chief Executive Officer and has held numerous senior executive roles at our company and other large, multi-national technology companies, including HGST.

STEPHANIE A. STREETER
INDEPENDENT
AGE
62
DIRECTOR SINCE
November 2018
COMMITTEES
Audit Governance

PROFESSIONAL EXPERIENCE
●

Ms. Streeter served as the chief executive officer of Libbey Inc., a producer of glass tableware and other tabletop products, from 2011 to 2016, where she developed and implemented a new corporate strategy and reconstructed the company’s balance sheet, manufacturing network and cost base.

●

Prior to that, Ms. Streeter served as the acting chief executive officer of the United States Olympic Committee from 2009 to 2010 and served on its board of directors from 2004 to 2009. Previously, Ms. Streeter held numerous senior management positions at Banta Corporation, a global technology, printing and supply-chain management company, where she served as chairman, president and chief executive officer, and at Avery Dennison Corporation, a global materials science and manufacturing company.

●	Within the last five years, Ms. Streeter served as a director of Olin Corporation.
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS
●	Goodyear Tire & Rubber Company
●	Kohl’s Corporation
BOARD SKILLS, QUALIFICATIONS AND EXPERTISE

Ms. Streeter brings to our Board extensive senior executive leadership experience overseeing companies with manufacturing and operations across the globe. She has served on several public company boards of directors. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

COMMITTEE EXPERTISE HIGHLIGHTS
Audit Committee Member
● Ms. Streeter’s financial skills and years of experience as a chief executive officer and public company audit committee chair qualify her as an audit committee financial expert under SEC rules.
Governance Committee Member
● Ms. Streeter has substantial governance experience as a director of Goodyear Tire & Rubber Company and Kohl’s Corporation, and as a former director of several public companies.

18     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

DIRECTOR SKILLS AND EXPERTISE

Our Board of Directors believes our nominees’ breadth of experience and their mix of qualifications, attributes, tenure and skills strengthen our Board’s independent leadership and effective oversight of management.

87.5% Independent	37.5% Women	7.8 Years Average Tenure

INDEPENDENCE	GENDER	AGE	TENURE

Director Nominee Skills and Experience

INDUSTRY EXPERIENCE 8/8 Experience at the executive level in areas such as data storage, data centers, semiconductors and consumer electronics is important in understanding our business and strategy
RISK MANAGEMENT 8/8 Experience in assessing and managing enterprise risks is critical to our Board’s role in overseeing our Enterprise Risk Management program
INFORMATION TECHNOLOGY AND CYBERSECURITY 6/8 Experience understanding and managing information technology and cybersecurity threats is increasingly important to mitigate risks to our business

EXECUTIVE-LEVEL LEADERSHIP 7/8
Experience in executive-level positions is important to gain a practical understanding of complex organizations, corporate governance, operations, talent development, strategic planning and risk management

HUMAN RESOURCES MANAGEMENT 7/8
Experience in human resources management in large organizations assists our Board in overseeing succession planning, talent development and our executive compensation program

BUSINESS DEVELOPMENT AND STRATEGY 8/8 Experience setting and executing long-term corporate strategy is critical as we continue to transform our business
FINANCE AND ACCOUNTING 8/8 Experience overseeing accounting and financial reporting is key to our Board’s oversight of our financial reporting process and internal controls

MANUFACTURING AND OPERATIONS 6/8
Experience with sophisticated, large-scale manufacturing operations increases our Board’s understanding of our distribution, supply chain, manufacturing and other business operations

GLOBAL BUSINESS 7/8
Experience with businesses with substantial international operations provides critical business and cultural perspectives to our Board and is important in understanding the strategic opportunities and risks relating to our business

SALES AND MARKETING 7/8
Experience developing and executing on strategies to grow sales and market share assists our Board in advising management as we seek to develop new products and new markets for our products

CORPORATE GOVERNANCE 8/8 Experience on other public company boards supports strong Board and management accountability, transparency and protection of stockholder interests

GOVERNMENT, LEGAL AND REGULATORY 7/8
Experience in government relations, public policy and regulatory matters assists our Board in identifying and understanding compliance issues and the effect of governmental actions on our business

Our Board is highly engaged and well qualified, and all director nominees possess the skills and experiences necessary to oversee our evolving and growing business.

2019 PROXY STATEMENT     19

CORPORATE GOVERNANCE MATTERS

DIRECTOR MEETING ATTENDANCE

During fiscal 2019, our Board of Directors met seven times. Each of the directors who served during fiscal 2019 attended 75% or more of the aggregate number of Board meetings and meetings of our Board committees on which he or she served during fiscal 2019. Our Board of Directors strongly encourages each director to attend our annual meeting of stockholders. All of our directors standing for election at the 2018 annual meeting of stockholders were in attendance.

Strong Director Engagement

Average director attendance at fiscal 2019 Board and committee meetings

Board	Audit
94%	95%
Compensation	Governance
97%	100%
Executive
100%

Over 95% Board and committee meeting aggregate attendance in fiscal 2019

DIRECTOR INDEPENDENCE

Our Board of Directors has reviewed and discussed information provided by the directors and our company with regard to each director’s business and personal activities, as well as those of the director’s immediate family members, as they may relate to our company or our management. The purpose of this review is to determine whether there are any transactions or relationships that would be inconsistent with a determination that a director is independent under the listing standards of the Nasdaq Stock Market. Based on its review, our Board has affirmatively determined that, except for serving as a member of our Board of Directors, none of the non-employee director nominees for the Annual Meeting (Messrs. Cole, Doluca, Lauer or Massengill, or Mses. Alexy, Cote or Streeter) or the other current members of our Board who are not standing for re-election at the Annual Meeting due to reaching the retirement age under our retirement policy (Mr. DeNero and Mr. Lambert) has any relationship that, in the opinion of our Board, would interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director, and that each such director qualifies as “independent” as defined by the listing standards of the Nasdaq Stock Market. Ms. Paula Price, who resigned from our Board in February 2019, also qualified as independent during the period of her tenure in fiscal 2019. Mr. Milligan is currently a full-time, executive-level employee of our company and, therefore, is not “independent” as defined by the listing standards of the Nasdaq Stock Market.

DIRECTOR NOMINATIONS AND BOARD REFRESHMENT

KEY DIRECTOR CRITERIA

The Governance Committee has adopted a policy regarding critical factors to be considered in selecting director nominees, which include: the nominee’s personal and professional ethics, integrity and values; the nominee’s intellect, judgment, foresight, skills, experience (including understanding of marketing, finance, our technology and other elements relevant to the success of a company such as ours) and achievements, all of which are viewed in the context of the overall composition of our Board; the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; having a majority of independent directors on our Board; and representation of the long-term interests of our stockholders as a whole and a diversity of backgrounds and expertise, which are most needed and beneficial to our Board and our company. Although our Board of Directors has not established specific diversity guidelines, the Governance Committee is committed to Board diversity and takes into account the personal characteristics, experience and skills of current and prospective directors, including gender, race and ethnicity, to ensure that a broad range of perspectives is represented on our Board to effectively perform its governance role and oversee the execution of our company’s strategy.

As further detailed below, the Governance Committee annually evaluates the size and composition of our Board and assesses whether the composition appropriately aligns with our company’s evolving business and strategic needs. The focus is on ensuring that our Board is composed of directors who possess a wide variety of relevant skills, expertise and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of stockholders. Through this process, our Board of Directors, upon the recommendation of the Governance Committee, develops a list of qualifications and skills sought in director candidates. Specific director criteria evolve over time to reflect our company’s strategic and business needs and the changing composition of our Board.

20     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

DIRECTOR NOMINATION PROCESS

Assess
Our Board of Directors, led by the Governance Committee, evaluates the size and composition of our Board at least annually, giving consideration to evolving skills, perspective and experience needed on our Board to perform its governance and oversight role as the business transforms and the underlying risks change over time. Among other factors, the Governance Committee considers our company’s strategy and needs, as well as our directors’ skills, expertise, experiences, gender, race, ethnicity, tenure and age. As part of the process, our Board assesses the skills and expertise of our current directors to then develop criteria for potential candidates to be additive and complementary to the overall composition of our Board. Specific director criteria evolve over time to reflect our company’s strategic and business needs and the changing composition of our Board. Please see the section entitled “Corporate Governance Matters—Board Processes and Policies—Board Evaluation” for additional information on our Board’s self-assessment process.

Identify

The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for membership on our Board of Directors, including considering recommendations from incumbent directors, management or stockholders and engaging the services of an outside search firm to identify suitable potential director candidates.

Evaluate

The Governance Committee has established a process for evaluating director candidates that it follows regardless of who recommends a candidate for consideration. Through this process, the Governance Committee considers a candidate’s skills and experience and other available information regarding each candidate. Following the evaluation, the Governance Committee recommends nominees to our Board.

Nominate

Our Board of Directors considers the Governance Committee’s recommended nominees, analyzes their independence and qualifications and selects nominees to be presented to our stockholders for election to our Board.

STOCKHOLDER NOMINATIONS AND RECOMMENDATIONS OF DIRECTOR CANDIDATES

The Governance Committee may receive recommendations for director candidates from our stockholders. Additionally, our stockholders may nominate director candidates for inclusion in our proxy materials pursuant to the proxy access right set forth in our By-laws or may nominate directors for election at future annual meetings of our stockholders pursuant to the advance notice provisions set forth in our By-laws, in each case as described further below.

2019 PROXY STATEMENT     21

CORPORATE GOVERNANCE MATTERS

Stockholder Recommendations of Director Candidates

A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: the name and address of the stockholder as they appear on our books or other proof of share ownership; the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; the principal occupation or employment of the director candidate; the class and number of shares of our common stock beneficially owned by the director candidate; the consent of the director candidate to serve as a member of our Board of Directors if appointed or elected; and any other information required to be disclosed with respect to a director nominee in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC.

The Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors. Stockholders recommending candidates for consideration by our Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.

The Governance Committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as it uses for any other director candidate. If the Governance Committee determines that a stockholder-recommended candidate is suitable for membership on our Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

Proxy Access

Our By-laws provide for proxy access, a means for our stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. A stockholder, or group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements is generally permitted to nominate the greater of (i) two director nominees or (ii) 20% of the number of directors on our Board. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of our outstanding common stock continuously for at least three years. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 2.14 of our By-laws.

An individual or group of stockholders representing 3% of outstanding shares for 3 years	Has the ability to nominate the greater of 2 nominees or 20% of directors

Other Director Nominations

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance Committee as described above) and who do not intend for the nomination to be included in our proxy materials pursuant to the proxy access process described above must comply with the advance notice requirement set forth in our By-laws. Pursuant to this advance notice requirement, a stockholder must deliver written notice of the nomination to our Secretary in the manner described in Section 2.11 of our By-laws and within the time periods set forth in this Proxy Statement in the section entitled “Additional Information—General Information About the Annual Meeting—Submission of Stockholder Proposals and Director Nominations.”

22     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

BOARD REFRESHMENT

Our Board of Directors believes that periodic Board refreshment can provide new experiences and fresh perspectives to our Board and is most effective if it is sufficiently balanced to maintain continuity among Board members that will allow for the sharing of historical perspectives and experiences relevant to our company. Our Board seeks to achieve this balance through its director succession planning process and director retirement policy described below. Our Board also utilizes the annual Board and individual director assessment process discussed below under “Corporate Governance Matters—Board Processes and Policies—Board Evaluation” to help inform its assessment of our Board’s composition and Board refreshment needs.

Succession Planning

Our Board of Directors is focused on ensuring that it has members with diverse skills, expertise, experience, tenure, age and backgrounds, including gender, race and ethnicity, because a broad range of perspectives is critical to effective corporate governance and overseeing the execution of our company’s strategy. The Governance Committee has developed a long-range succession plan to identify and recruit new directors, and our Board has appointed four new directors in the past five years. The Governance Committee also plans for the orderly succession of the Chairs of our Board’s committees, providing for their identification and development and the transition of responsibilities. Since the beginning of fiscal 2019, the Governance Committee’s succession planning focused primarily on the composition of our Board and its committees, upcoming retirements under our retirement policy, succession plans for committee Chairs, our commitment to Board diversity, including gender, skill sets and backgrounds, and recruiting new directors. As part of our Board evaluation process and taking into account expected director retirements, our Board developed criteria for potential candidates to be additive and complementary to the overall composition of our Board. The Governance Committee engaged an independent search firm to assist with its recruitment efforts and recommend candidates that satisfied our Board’s criteria.

Our Board appointed three new directors in fiscal 2019 pursuant to our ongoing succession planning and Board refreshment efforts and in anticipation of the retirements of Mr. DeNero and Mr. Lambert, who will not stand for re-election this year pursuant to our retirement policy (described below). Our Board of Directors and the Governance Committee prioritized directors who could bring complementary skills and experience and who would add diverse perspectives and backgrounds to our Board, which we believe are critical to enabling our Board to effectively represent the long-term interests of our stockholders.

APPOINTMENT OF TUNÇ DOLUCA

In August 2018, our Board appointed Mr. Doluca as a director. Mr. Doluca brings to our Board over 30 years of executive leadership and technical experience in the semiconductor industry, and he has a strong background in operations, manufacturing and strategy execution. Mr. Doluca was appointed to the Compensation Committee in November 2018, in anticipation of the retirement of Mr. Lambert, who currently serves on the Compensation Committee.

APPOINTMENTS OF KIMBERLY ALEXY AND STEPHANIE STREETER

In November 2018, our Board appointed Ms. Alexy and Ms. Streeter as directors. Ms. Alexy is the founder of Alexy Capital Management, a private investment fund, and has been an active board member at multiple publicly-traded technology companies for many years. She brings to our Board her deep experience in finance, securities, corporate governance, cybersecurity and the Internet of Things. Ms. Streeter is an accomplished business executive who provides management and operational expertise to our Board. Ms. Streeter served as the chief executive officer of Libbey Inc., a producer of glass tableware and other tabletop products, where she developed and implemented a new corporate strategy and reconstructed the company’s balance sheet, manufacturing network and cost base.

Ms. Alexy and Ms. Streeter were both appointed to the Audit Committee in November 2018. In July 2019, Ms. Alexy was appointed as Chair of the Audit Committee to succeed Mr. DeNero. Mr. DeNero remains on the Audit Committee through his retirement to ensure a smooth transition.

Ms. Streeter was also appointed to the Governance Committee in February 2019.

With these changes, our Board of Directors has sought to refresh its composition while maintaining institutional knowledge with directors of varying lengths of tenure and has implemented forward-looking plans for committee succession. The Governance Committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives and backgrounds to join our Board.

2019 PROXY STATEMENT     23

CORPORATE GOVERNANCE MATTERS

Retirement Policy

To help facilitate the periodic refreshment of our Board, our Corporate Governance Guidelines provide that no director shall be nominated for re-election after the director has reached the age of 72, unless our Board of Directors determines in a particular instance that longer tenure is in the best interests of our company and our stockholders.

In accordance with our retirement policy, Mr. DeNero and Mr. Lambert are not standing for re-election at the Annual Meeting. In addition, Ms. Cote will reach retirement age under our retirement policy in 2021.

THE BOARD’S ROLE AND RESPONSIBILITIES

STOCKHOLDER ENGAGEMENT

Our Board of Directors and management are committed to regular engagement with our stockholders and soliciting their views and input on important performance, executive compensation, governance, environmental, social, human capital management and other matters.

●

Board-Driven Engagement. In addition to the Governance Committee’s oversight of the stockholder engagement process and the periodic review and assessment of stockholder input, our directors also engage directly with our stockholders by periodically participating in stockholder outreach, as appropriate.

●	Year-Round Engagement and Board Reporting. Our executive management members and directors, together with our investor relations and legal teams, conduct outreach to stockholders throughout the year to obtain their input on key matters and keep our management and Board informed about the issues that our stockholders tell us matter most to them.
●	Transparency and Informed Compensation Decisions and Governance Enhancements. The Compensation and Governance Committees routinely review our executive compensation design and governance practices and policies, respectively, with an eye towards continual improvement and enhancements. Stockholder input is regularly shared with our Board, its committees and management, facilitating a dialogue that provides stockholders with transparency into our executive compensation design and governance practices and considerations, and informs our company’s enhancement of those practices.

2019 Stockholder Engagement

As a continuation of our robust outreach program, over the past year, we reached out to stockholders representing approximately 46% of shares outstanding. Our engagement team conducted calls with investors representing approximately 12% of shares outstanding, with the remainder either not responding or confirming that a follow-up discussion was not necessary at this time. While our discussions with investors covered a variety of topics, there were a few key areas of focus in our conversations:

●	Board composition and refreshment efforts, including the recent additions to our Board;
●	Executive compensation philosophy and program design, including how investor feedback drove recent program enhancements; and
●	Diversity and culture at Western Digital, including recent developments and enhanced disclosure in our 2018 Sustainability Report.

These views were shared with our Board and its committees, where applicable, for their consideration.

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CORPORATE GOVERNANCE MATTERS

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

We believe responsible and sustainable business practices support our long-term success as a company. Certainly, those practices help keep our communities and our environment vibrant and healthy. But they also lead us to more efficient and resilient business operations. They help us meet our customers’ efficiency targets. They reduce risks of misconduct and legal liability. They enhance the reliability of our supply chain. And they improve the health, well-being, engagement and productivity of our employees. We believe that being an industry leader is not just about having talented employees or innovative products. It is also about doing business the right way, every day. That is why our commitment to sound corporate responsibility is deeply rooted in all aspects of our business.

We are happy to share more details about our recent progress in this area through our 2018 Sustainability Report located on our Corporate Sustainability page at www.westerndigital.com (which is not incorporated by reference herein). The Governance Committee oversees our corporate responsibility and sustainability policies and programs pursuant to its charter. Below are some highlights from our 2018 Sustainability Report:

Architecting Sustainable Products	Architecting a Responsible Supply Chain	Architecting Vibrant Communities
We take responsibility for how our products impact the environment and communities. We believe transparency enhances accountability, helping us improve the long-term sustainability of our products and business.

__________
Efficient packaging conserved 650,000 kg of paper during calendar 2018

__________
Technology innovations reduced power consumption on a per-gigabyte basis by 970 million kilowatt-hour

The need for greater transparency is driving behavioral change in corporate supply chains, as global interconnectedness is greater than ever. We embrace and facilitate this change with our forward-thinking responsible supply chain program, based on a commitment to collaborate with suppliers and key stakeholders to ensure that our value chain is socially responsible and sustainable over the long run.

__________
Achieved one Platinum, two Gold and two Silver certificates after Responsible Business Alliance factory audits

__________
Audited all of our suppliers of conflict minerals, achieving fully compliant sourcing by the end of calendar 2018

We believe that corporate sustainability should go beyond environmental and labor considerations to provide a positive social impact on the local communities in which we operate. This has led us to an impactful giving and volunteerism program around the world, a deep commitment to inspiring and providing opportunities for future talent through STEM education and scholarship programs, and utilizing our technology and expertise to create positive change on a macro scale.

__________
In calendar 2018, employees from 18 different sites volunteered 5,000 hours for Earth Day

__________
Employees packaged more than two million meals for people without adequate food

Architecting an Ethical Business	Architecting a Better Environment	Architecting a Stronger Workforce

Working with integrity is a part of our culture—one that we work hard to maintain and enhance. Our efforts help earn the trust of our customers and business partners, inspire our employees, deliver value for our stockholders and improve our communities.

__________
Recognized as one of the World’s Most Ethical Companies in February 2019

__________
Conducted global code of conduct training with nearly 30,000 employees in 39 countries over the past year

As we look to the future, Western Digital recognizes that environmental stewardship is critical to the long-term success of our company, our customers and other stakeholders. We are fully committed to responsible use of the Earth’s natural resources and we strive to minimize any impact on climate change as we work together to architect a better future.

__________
Achieved a 3% reduction in overall energy consumption in calendar 2018

__________
Reduced our scope 1 greenhouse gas emissions by 17% between calendar 2016 and 2018

Our people are our most important asset. Calendar 2018 was a milestone year for our workforce: we focused on creating a unified culture, amplifying the best aspects of our three legacy companies and architecting our path forward as one Western Digital.

__________
Received a perfect score for diversity and inclusion for LGBTQ employees from Human Rights Campaign

__________
Sponsor employee resource groups, including for diverse employees, female employees, LGBTQ employees and veterans

2019 PROXY STATEMENT     25

CORPORATE GOVERNANCE MATTERS

Oversight by Our Board of Directors

Sound corporate responsibility in all aspects of our business is a focus of our Board. To better reflect that focus and commitment, in August 2019, we amended the Governance Committee’s charter to specify that the Governance Committee will assist our Board in overseeing our corporate responsibility and sustainability policies and programs. The Governance Committee will provide Board-level input on our social, environmental and human rights policies and programs.

Unified Culture

Our employees drive our success and shape our future. To continue leading the data storage infrastructure industry, we rely on highly skilled individuals to drive our culture of innovation. We strive to create an environment where employees feel connected and committed to our mission and vision: to be recognized as the world’s leading data infrastructure company, architecting how data enables the world to solve its biggest challenges.

The past year was a milestone year for our workforce, as we focused on creating a unified culture, amplifying the best aspects of our three legacy companies, and architecting our path forward as one Western Digital. To this end, we have transformed our Human Resource function to focus on two primary areas: culture and people strategy, and diversity and inclusion. Our Board of Directors is committed to creating a culture of belonging for all of our employees—all genders, races, ages and any other dimension of diversity—across all levels of our organization.

Diversity and Inclusion

We believe that the more diverse our backgrounds and experiences, the more opportunity for success. In fiscal 2019, we hired our first-ever Vice President of Diversity and Inclusion, who is responsible for executing our global diversity and inclusion strategy. Over the past year, we have made progress in a number of key areas, including: implementing unconscious bias training across the enterprise, expanding our employee resource groups, creating a women’s leadership development program, initiating the development of strategy to increase diversity in our candidate pipeline, publishing our Diversity and Inclusion Statement company-wide and implementing a pay equity analysis. The Human Rights Campaign also awarded Western Digital a perfect score for diversity and inclusion for LGBTQ employees.

Human Rights

Respecting human rights is a non-negotiable and deeply-ingrained aspect of how we do business. We work diligently to ensure that all of our employees, regardless of where in the world they are located or what role they have, are provided with a working environment where they are treated fairly and with respect and dignity, and are provided with safe working conditions. We protect the rights of our employees through various internal policies, regular audits and risk assessments, full payment of any recruiting fees and active participation in the Responsible Labor Initiative. We are also currently developing a standalone global human rights policy.

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CORPORATE GOVERNANCE MATTERS

RISK OVERSIGHT AND COMPENSATION RISK ASSESSMENT

Board’s Role in Risk Oversight

Our Board of Directors’ role in risk oversight involves both our full Board and its committees. Individual committees are charged with identifying potential risks to our company during the course of their respective committee work. If a committee identifies a potential risk during the course of its work, the potential risk is raised to the Audit Committee and full Board for inclusion in our enterprise risk management (“ERM”) process described below. Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks, and therefore such processes do not materially affect its choice of leadership structure as described in the section entitled “Board Leadership Structure” below.

Board of Directors

Our Board as a whole is updated throughout the year on specific risks and mitigating measures in the course of its review of our strategy and business plan, and through reports to our Board by its respective committees and senior members of management.

Audit Committee

●Oversees our ERM process on behalf of our Board
●Our chief internal audit executive, who reports directly to the Audit Committee, facilitates the ERM process as part of our strategic planning process
●Reviews and discusses with management our risk assessment and enterprise risk management policies as related to the Audit Committee’s areas of responsibility
●Oversees the following additional risk topics:
●Financial reporting, accounting, internal controls and fraud
●Compliance with legal and regulatory requirements
●Cybersecurity, including quarterly updates from our Vice President of Information Security
●Tax and transfer pricing matters
●Global political and market conditions
●Other business risks, including strategic partner and supplier relationships, industry cycles, product development, expansion into new markets and other risks identified in our 2019 Annual Report on Form 10-K

ERM Process

1
Each of our major business unit and functional area heads, with the assistance of their staff, meet periodically with representatives from our internal audit department to identify risks that could affect achievement of our business goals and strategy, and develop risk mitigation measures and contingency plans.

2
After input from these individuals is received, our internal audit function summarizes the results of these meetings and creates a consolidated risk profile.

3
The risk profile is provided to our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer for final review.

4
The risk profile is reviewed and discussed by the Audit Committee on a quarterly basis. Senior management also makes the analysis available to our Board on a quarterly basis.

5
The final analysis, including any input from the Audit Committee and full Board, is reviewed and used by our internal audit function in its internal audit planning.

Compensation Committee Oversees the following risk topics: ●Compensation programs, policies and practices ●Equity and other incentive plans ●Recruiting and retention
Governance Committee
Oversees the following risk topics:
●Board and committee composition, including Board leadership structure
●Director succession planning
●Corporate governance policies and practices
●Corporate responsibility and sustainability policies and programs

Management
●Major business unit and functional area heads work with the internal audit department to identify risks that could affect achievement of business goals and strategy.

●Our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer review and discuss the consolidated risk profile with the internal audit function as part of the ERM process.
●Senior management makes the analysis of the risk profile available to the full Board on a quarterly basis.

2019 PROXY STATEMENT     27

CORPORATE GOVERNANCE MATTERS

Compensation Risk Assessment

Consistent with SEC disclosure requirements, we reviewed our fiscal 2019 compensation policies and practices to determine whether they encourage excessive risk taking. We concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company.

Chief Executive Officer Evaluation and Succession Planning

The Governance Committee is responsible for developing and overseeing the process for annually evaluating our Chief Executive Officer’s performance. Our Chairman of the Board, our Lead Independent Director and the Compensation Committee review and approve our Chief Executive Officer’s goals and objectives and evaluate our Chief Executive Officer’s performance in light of those goals and objectives, with input from our Board. Following the evaluation of our Chief Executive Officer’s performance, the Compensation Committee determines and approves our Chief Executive Officer’s compensation.

Our Board of Directors oversees Chief Executive Officer and key management personnel succession planning, which is reviewed at least annually. Our Chief Executive Officer and Chief Human Resources Officer provide our Board with recommendations and evaluations of potential Chief Executive Officer successors and review their development plans. Our Board of Directors reviews potential internal candidates with our Chief Executive Officer and Chief Human Resources Officer, including the qualifications, experience and development priorities for these individuals. Directors engage with potential Chief Executive Officer and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our key management personnel’s qualifications, tenure and experience.

Our Board of Directors has also adopted an emergency Chief Executive Officer succession plan. The plan will become effective in the event our Chief Executive Officer becomes unable to perform his or her duties in order to minimize potential disruption or loss of continuity to our company’s business and operations. Our emergency Chief Executive Officer succession plan is reviewed annually by the Governance Committee and our Board.

BOARD STRUCTURE

BOARD LEADERSHIP STRUCTURE

Our Board of Directors does not have a policy with respect to whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether our Chairman of the Board should be selected from our directors who are not our employees (referred to in this Proxy Statement as our “non-employee directors”) or be an employee. We currently separate the roles of Chief Executive Officer and Chairman of the Board, with Mr. Massengill currently serving as Chairman of the Board. Our Board of Directors believes this is the appropriate leadership for our company at this time because it permits Mr. Milligan, as our Chief Executive Officer, to focus on setting the strategic direction of our company and the day-to-day leadership and performance of our company, while permitting our Chairman of the Board to focus on providing guidance to our Chief Executive Officer and setting the agenda for Board meetings. Our Board of Directors also believes that the separation of the Chief Executive Officer and Chairman of the Board roles assists our Board in providing robust discussion and evaluation of strategic goals and objectives.

Our Corporate Governance Guidelines provide that our Board will appoint a Lead Independent Director if our Chairman of the Board is not an independent director under the Nasdaq Stock Market listing standards or if our Board otherwise deems it appropriate. Although our Board has determined that Mr. Massengill is independent under the Nasdaq Stock Market listing standards, because he is a former executive Chairman of the Board, President and Chief Executive Officer of our company, our Board determined it was appropriate to appoint Mr. Lauer as our Lead Independent Director.

Our Board of Directors acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

28     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

LEAD INDEPENDENT DIRECTOR

The duties of our Lead Independent Director include:

●	acting as a liaison between our independent directors and management;
●	assisting our Chairman of the Board in establishing the agenda for Board meetings;
●	coordinating the agenda for, and chairing, the executive sessions of our independent directors;
●	presiding at any Board meeting at which our Chairman is not present;
●	being available for engagement with stockholders as appropriate; and
●	performing such other duties as may be specified by our Board of Directors from time to time.

Mr. Lauer has devoted significant time to fulfilling his responsibilities as our Lead Independent Director. In addition to his duties outlined above, Mr. Lauer:

●	leads our stockholder engagement efforts;
●	participates in the performance evaluation of our Chief Executive Officer;
●	oversees our Board and committee evaluations and individual director assessments;
●	coordinates our Chief Executive Officer succession planning; and
●	oversees our Board succession planning.

Our independent directors also meet regularly in executive sessions without management to review, among other things, our strategy, financial performance, management effectiveness and succession planning.

COMMITTEES

Our Board of Directors has standing Audit, Compensation, Governance and Executive Committees. Each of the standing committees operates pursuant to a written charter that is available on our website under “Leadership & Governance” at investor.wdc.com. Our Board has affirmatively determined that all members of the Audit, Compensation and Governance Committees are independent as defined under the listing standards of the Nasdaq Stock Market.

AUDIT COMMITTEE

KEY RESPONSIBILITIES
●Solely responsible for appointing, compensating and overseeing independent accountants
●Pre-approves all audit and non-audit services
●Reviews annual and quarterly financial statements
●Reviews adequacy of accounting and financial personnel resources
●Reviews internal controls and internal audit program
●Reviews and discusses with management risk assessment and enterprise risk management policies, including risks related to cybersecurity, global political conditions and compliance with regulatory requirements
●Oversees ethics and compliance program

COMMITTEE MEMBERS
Kimberly E. Alexy (Chair)	Martin I. Cole	Henry T. DeNero	Stephanie A. Streeter

Meetings Held in Fiscal 2019: 11 Committee Report page 94

Our Board has affirmatively determined that each member of the Audit Committee is independent as defined under the listing standards of the Nasdaq Stock Market and applicable rules of the SEC and that all members are “audit committee financial experts” as defined by rules of the SEC.

2019 PROXY STATEMENT     29

CORPORATE GOVERNANCE MATTERS

COMPENSATION COMMITTEE

KEY RESPONSIBILITIES
●Evaluates and approves executive officer compensation
●Reviews and makes recommendations on non-employee director compensation
●Reviews and approves corporate goals and objectives for our Chief Executive Officer’s compensation and evaluates our Chief Executive Officer’s performance in light of those goals and objectives
●Oversees incentive and equity-based compensation plans
●Reviews and recommends changes to benefit plans requiring Board approval
●Reviews and approves any compensation recovery (clawback) policy or stock ownership guidelines applicable to executive officers

COMMITTEE MEMBERS
Len J. Lauer (Chair)	Kathleen A. Cote	Tunç Doluca	Michael D. Lambert

Meetings Held in Fiscal 2019: 9 Committee Report page 42

Our Board has affirmatively determined that each member of the Compensation Committee is independent as defined under the listing standards of the Nasdaq Stock Market.

The Compensation Committee retained Willis Towers Watson as its compensation consultant during fiscal 2019 to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of executive officers and directors. Please see the section entitled “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2019 Philosophy, Objectives and Process—Role of the Independent Compensation Consultant” for more information. Certain of our executive officers and other employees also assist the Compensation Committee in the administration of our executive compensation program, as explained further in the section entitled “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2019 Philosophy, Objectives and Process—Role of Management.” The Compensation Committee’s processes and procedures for determining non-employee director compensation are described in the section entitled “Director Compensation.”

GOVERNANCE COMMITTEE

KEY RESPONSIBILITIES
●Develops and recommends a set of corporate governance principles
●Evaluates and recommends the size and composition of our Board and committees and functions of committees
●Develops and recommends Board membership criteria
●Identifies, evaluates and recommends director candidates
●Reviews corporate governance issues and practices
●Manages annual Board and committee evaluation process
●Oversees evaluation of our Chief Executive Officer by our Board and the Compensation Committee
●Develops and oversees our Chief Executive Officer succession planning process
●Assists our Board in overseeing corporate responsibility and sustainability policies and programs
●Reviews and oversees responses regarding stockholder proposals relating to corporate governance, corporate responsibility or sustainability matters

COMMITTEE MEMBERS
Len J. Lauer (Chair)	Martin I. Cole	Kathleen A. Cote	Stephanie A. Streeter

Meetings Held in Fiscal 2019: 7

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CORPORATE GOVERNANCE MATTERS

EXECUTIVE COMMITTEE

KEY RESPONSIBILITIES
●Has powers of our Board in management of our business affairs in between meetings of our Board, subject to applicable law or the rules and regulations of the SEC or the Nasdaq Stock Market and specific directions given by our Board

COMMITTEE MEMBERS
Stephen D. Milligan (Chair)	Henry T. DeNero	Matthew E. Massengill

Meetings Held in Fiscal 2019: 1

Our Board has also established an Equity Awards Committee as a Board committee with limited delegated authority to approve and establish the terms of restricted stock unit (“RSU”) awards granted to eligible participants under our 2017 Performance Incentive Plan who are vice president-level or below, subject to individual and aggregate award limits, on pre-determined, fixed grant dates. Mr. Milligan is currently the sole director serving on the Equity Awards Committee. The Equity Awards Committee is required to report periodically to our Board or the Compensation Committee.

BOARD PROCESSES AND POLICIES

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS

Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent our Board’s current views with respect to selected corporate governance issues considered to be of significance to stockholders, including:

●	the role and responsibilities of our Lead Independent Director;
●	director nomination procedures and qualifications;
●	director independence;
●	director orientation and continuing education;
●	annual performance evaluations of our Board and committees; and
●	succession planning and management development.

Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under “Leadership & Governance” at investor.wdc.com. To the extent required by applicable rules adopted by the SEC or the Nasdaq Stock Market, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under “Leadership & Governance” at investor.wdc.com.

2019 PROXY STATEMENT     31

CORPORATE GOVERNANCE MATTERS

COMMUNICATION WITH MANAGEMENT

We have devoted significant effort in recent years to enhancing communication between our Board and management and have adopted the following practices to ensure clear, timely and regular communication between directors and management:

●	Business Updates. In between Board meetings, management provides our Board with updates on our business performance.
●	Meeting Agendas and Presentations. Our Chairman of the Board and committee Chairs regularly communicate with management to discuss the development of meeting agendas and presentations.
●	Developing Matters. In between Board meetings, directors receive prompt updates from management on developing matters affecting our company and our business.
●	Reference Materials. Directors also regularly receive quarterly strategy updates, securities analysts’ reports, investor communications, company publications, news articles and other reference materials.

DIRECTOR ORIENTATION AND EDUCATION

All new directors participate in an extensive director orientation program. New directors engage with members of the executive team and senior management to review, among other things, our historical business and go-forward strategy, technology, finance matters (tax, treasury and accounting), internal audit and enterprise risk matters, human resources matters, corporate governance policies and practices, Global Code of Conduct and legal matters. We provide new directors with written materials to supplement the management meetings to permit them to further understand our business, industry and product portfolio. In addition, we offer tours of our facilities. We have also implemented a mentorship program to pair new directors with longer tenured directors to facilitate a smooth transition onto our Board. Based on input from our directors, we believe our director orientation program, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our business, connects directors with members of management with whom they will interact and accelerates their effectiveness to engage fully in Board deliberations. Directors are provided additional orientation and educational opportunities upon acceptance of new or additional responsibilities on our Board and in committees that focus on those specific responsibilities.

Because our Board believes that ongoing director education is vital to the ability of directors to fulfill their roles, directors are encouraged to participate in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. We also periodically invite to speakers to present during Board meetings on director education topics, such as emerging corporate governance matters.

32     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

BOARD EVALUATION

Our Board of Directors believes that it is important to assess the performance of our Board, its committees and individual directors and to solicit and act upon the feedback received. Accordingly, the Governance Committee oversees an annual performance evaluation process.

Board and Committee Evaluation Process
◯	1	Evaluation questionnaires are completed	Each director completes a written evaluation questionnaire covering various topics, including:
●Board succession and the selection and evaluation of Board candidates
●Board composition, including size and the mix of skills and experience on our Board
●committee composition, structure and performance
●Board practices, including the frequency of meetings, input on agendas and decision-making process
●communication and relationships with management
●procedures for review and approval of strategic operating plans and evaluation of management performance
●risk management oversight
●Chief Executive Officer and management succession process

▼
◯	2	Outside firm compiles and analyzes the evaluation results	The results of each written evaluation are compiled and analyzed by an outside firm.

▼
◯	3	Results are discussed with the full Board	The performance evaluation results are discussed with the full Board.

Individual Director Assessment Process
◯	1	Evaluation questionnaires are completed	Each director completes a written self-evaluation questionnaire covering various topics, including:
●contributions to our Board and areas for improvement
●meeting attendance, preparation and participation
●understanding of our business and strategy
●relationships with management and other directors

▼
◯	2	Discussions with each director	Our Chairman of the Board and/or Lead Independent Director discusses the written self-evaluation questionnaire responses with each director.

▼
◯	3	Results are discussed with the full Board	The individual assessment results are discussed with the full Board.

Evaluation Results

Our Board of Directors utilizes the results of the Board and committee evaluations and individual assessments of directors in making decisions on the structure of our Board, Board and committee responsibilities, agendas and meeting schedules for our Board and its committees, changes in the performance or functioning of our Board and continued service of individual directors on our Board. In response to director feedback, enhancements have been made and are continuing to be made to Board communications, including regular business updates from management between regularly scheduled Board meetings, and implementation of enhanced communication technologies.

2019 PROXY STATEMENT     33

CORPORATE GOVERNANCE MATTERS

COMMUNICATING WITH DIRECTORS

Our Board of Directors provides a process for stockholders to send communications to our Board or to individual directors or groups of directors. In addition, interested parties may communicate with our Chairman of the Board or Lead Independent Director (who presides over executive sessions of our independent directors) or with our independent directors as a group. Our Board of Directors recommends that stockholders and other interested parties initiate any communications with our Board (or individual directors or groups of directors) in writing. These communications should be sent by mail to our Secretary at Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, California 95119. This centralized process will assist our Board in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended Board recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-executive Chairman of the Board, Lead Independent Director or for the non-management directors as a group). Our Board of Directors has instructed our Secretary to forward such correspondence only to the intended recipients; however, our Board has also instructed our Secretary, prior to forwarding any correspondence, to review such correspondence and not to forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, our Secretary may forward some of the correspondence elsewhere within our company for review and possible response.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year and (iii) a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of our common stock or (c) any immediate family member of any of the foregoing persons.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Audit Committee is to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee. The Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

Certain Transactions with Related Persons

We have not participated in any transaction with a related person since the beginning of fiscal 2019.

DIRECTOR COMPENSATION

EXECUTIVE SUMMARY

We believe that it is important to attract and retain exceptional and experienced directors who understand our business, and to offer compensation opportunities that further align the interests of our directors with those of our stockholders. Our Board works with the independent compensation consultant to the Compensation Committee to regularly assess the competitiveness and reasonableness of our directors’ compensation. To that end, we established a compensation program for fiscal 2019 for each of our non-employee directors that consisted of a combination of:

●	annual cash retainer fees; and
●	equity incentive awards in the form of RSUs.

We also permit directors to participate in our Deferred Compensation Plan. Any director who is employed by us is not entitled to additional compensation under our director compensation program for serving as a director. Our director compensation program for fiscal 2019 is described in more detail in the tables and narrative that follow.

34     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

Director Compensation Program Review Process
◯	1	Periodic Review by Compensation Committee	The Compensation Committee regularly reviews our non-employee director compensation and trends concerning director compensation.

▼
◯	2	Evaluation by Compensation Consultant	The Compensation Committee’s independent compensation consultant periodically reviews and evaluates the competitiveness and reasonableness of our non-employee director compensation program in light of general trends and the director compensation practices of our peer group companies identified in the section entitled “Executive Compensation— Compensation Discussion and Analysis.”

▼
◯	3	Recommendation to full Board	After receiving input from its independent compensation consultant, the Compensation Committee makes recommendations to the full Board regarding any changes in our nonemployee director compensation program that the Compensation Committee determines are advisable.

▼
◯	4	Outcomes	After reviewing this input, our Board determines whether any changes should be made to our non-employee director compensation program. No changes were made to our non-employee director compensation program for fiscal 2019.

FISCAL 2019 DIRECTOR COMPENSATION PROGRAM

The following section describes the elements and other features of our director compensation program for fiscal 2019 for non-employee directors.

Non-Employee Director Cash Retainer Fees

The director retainer fees are payable based on Board and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. Directors who are appointed to our Board during the year are paid a pro rata amount of the annual director retainer fees based on service to be rendered for the remaining part of the year after appointment.

The following table sets forth the schedule of the annual cash retainer and committee membership fees for non-employee directors for fiscal 2019.

Type of Fee	Current Annual Fee ($)
Annual Cash Retainer	75,000
Additional Non-Executive Chairman of the Board Cash Retainer	100,000
Additional Committee Member Cash Retainers
Audit Committee	15,000
Compensation Committee	12,500
Governance Committee	10,000
Additional Committee Chair Cash Retainers
Audit Committee	25,000
Compensation Committee	22,500
Governance Committee	12,500

If our Chairman of the Board is not one of our employees, he or she is entitled to both the Annual Cash Retainer and the Additional Non-Executive Chairman of the Board Cash Retainer referred to above. A non-employee director serving as Chair of a Board committee receives both the Additional Committee Chair Cash Retainer for that committee and the Additional Committee Member Cash Retainer paid to all members of that committee.

Non-employee directors do not receive a separate fee for each Board or committee meeting they attend. However, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board or committee meeting.

2019 PROXY STATEMENT     35

CORPORATE GOVERNANCE MATTERS

Non-Employee Director Equity Awards

RESTRICTED STOCK UNIT GRANT PROGRAM

Our Board of Directors has adopted a Non-Employee Director Restricted Stock Unit Grant Program under our 2017 Performance Incentive Plan. For fiscal 2019, the Non-Employee Director Restricted Stock Unit Grant Program provided that each of our non-employee directors automatically receive, immediately following each annual meeting of stockholders if he or she has been reelected as a director at that annual meeting, an award of RSUs equal in value to $240,000 (or, in the case of our non-employee director serving as Chairman of the Board, $290,000, or, in the case of our Lead Independent Director, $270,000), based on the closing market value of an equivalent number of shares of our common stock on the grant date, rounded down to the nearest whole share.

We award non-employee directors who are newly elected or appointed to our Board after the date of the annual meeting for a given year a prorated award of RSUs for that year. We also award Board members a prorated award of RSUs upon or as soon as practical after first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us after the annual meeting for a given year. The number of RSUs subject to this prorated award is equal to the following, rounded down to the nearest whole share: (i) the number of units subject to the immediately preceding annual RSU award, divided by (ii) 365, multiplied by (iii) the number of days from the date such individual first becomes a non-employee director until the anticipated date for the immediately following annual meeting of stockholders. Each award of RSUs represents the right to receive an equivalent number of shares of our common stock on the applicable vesting date.

The RSUs granted in fiscal 2019 vest 100% upon the earlier of (i) the first anniversary of the grant date, or (ii) immediately prior to the first annual meeting of stockholders held after the grant date. If dividends are paid prior to the vesting and payment of any RSUs granted to our non-employee directors, the director is credited with additional RSUs as dividend equivalents that are subject to the same vesting requirements as the underlying RSUs.

Our stockholders have approved a cap on the value of equity awards that can be granted to our non-employee directors under our 2017 Performance Incentive Plan. Under that cap, the aggregate value of RSUs granted to our non-employee directors cannot exceed $900,000 during the one-year period between our annual meetings of stockholders (or such other annual period as our Board may determine), based on the grant date fair value of the awards.

Deferred Compensation Plan for Non-Employee Directors

For each calendar year, we permit each non-employee director to defer payment of up to 80% of any cash compensation to be paid to the director during the following calendar year in accordance with our Deferred Compensation Plan. We also permit non-employee directors to defer payment of any RSUs awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. RSUs and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described in the “Fiscal 2019 Non-Qualified Deferred Compensation Table.”

36     WESTERN DIGITAL

CORPORATE GOVERNANCE MATTERS

DIRECTOR COMPENSATION TABLE FOR FISCAL 2019

The table below summarizes the compensation for fiscal 2019 for each of our non-employee directors. Mr. Milligan was one of our named executive officers for fiscal 2019 and information regarding his compensation for fiscal 2019 is presented in the “Fiscal 2017—2019 Summary Compensation Table” and the related explanatory tables. As our employee, Mr. Milligan did not receive any additional compensation for his services as a director during fiscal 2019.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Total ($)
Kimberly E. Alexy	85,161	(3)	232,106	317,267
Martin I. Cole	100,000		239,981	339,981
Kathleen A. Cote	97,500		239,981	337,481
Henry T. DeNero	115,000		239,981	354,981
Tunç Doluca	102,095	(4)	274,408	376,503
Michael D. Lambert	87,500		239,981	327,481
Len J. Lauer	132,500		269,972	402,472
Matthew E. Massengill	175,000		289,967	464,967
Paula A. Price(5)	90,000		239,981	329,981
Stephanie A. Streeter	92,500	(6)	232,106	324,606

(1)	For a description of the fees earned by the non-employee directors during fiscal 2019, see the disclosure in the section entitled “Fiscal 2019 Director Compensation Program.”
(2)	The amounts shown reflect the aggregate grant date fair value of equity awards granted in fiscal 2019 computed in accordance with Accounting Standards Codification 718 (“ASC 718”). On the date of our 2018 annual meeting of stockholders on November 7, 2018, each non-employee director at that time was automatically granted 4,945 RSUs (5,975 RSUs for our Chairman of the Board and 5,563 RSUs for our Lead Independent Director). The grant date fair value of each of these awards, calculated using the closing stock price of a share of common stock on the date of grant, was $239,981 ($289,967 for our Chairman of the Board and $269,972 for our Lead Independent Director). In addition, Mr. Doluca, who was appointed to our Board in August 2018, received a prorated grant of 534 RSUs at that time, with a grant date fair value of $34,427. Ms. Alexy and Ms. Streeter, who were appointed to our Board in November 2018, received prorated grants of 4,768 RSUs at that time, with a grant date fair value of $232,106. Our Non-Employee Director Restricted Stock Unit Grant Program is more fully described above in the section entitled “Non-Employee Director Equity Awards.”

2019 PROXY STATEMENT     37

CORPORATE GOVERNANCE MATTERS

In addition, the following table presents the aggregate number of shares of our common stock covered by stock awards (and corresponding dividend equivalents settled in stock) held by each of our non-employee directors on June 28, 2019:

Name	Aggregate Number of Unvested Restricted Stock Units	Aggregate Number of Deferred Stock Units(a)
Kimberly E. Alexy	4,922	—
Martin I. Cole	5,105	—
Kathleen A. Cote	5,105	29,188
Henry T. DeNero	5,105	45,487
Tunç Doluca	5,105	—
Michael D. Lambert	5,105	—
Len J. Lauer	5,742	—
Matthew E. Massengill	6,168	—
Paula A. Price	—	—
Stephanie A. Streeter	4,922	—

(a)	This amount consists of stock units (and corresponding dividend equivalents settled in stock) that the director has elected to defer under our Deferred Compensation Plan pursuant to (i) our Non-Employee Directors Stock-for-Fees Plan in lieu of all or a portion of annual retainer or meeting fees earned by the director during the year of the election, and/or (ii) our Non-Employee Director Restricted Stock Unit Grant Program. The deferred stock units are fully vested and payable in an equivalent number of shares of our common stock on the payment date specified in accordance with the non-employee director’s deferral election. For a description of the Non-Employee Director Restricted Stock Unit Grant Program and our Deferred Compensation Plan, see the section entitled “Fiscal 2019 Director Compensation Program.” The Non-Employee Directors Stock-for-Fees Plan expired in fiscal 2013, and no new awards are permitted under that plan. Directors are entitled to receive dividend equivalents settled in cash on stock units previously deferred under the Non-Employee Directors Stock-for-Fees Plan.

(3)	Consists of a prorated annual retainer in the amount of $70,968 and prorated annual Audit Committee retainer in the amount of $14,193 paid to Ms. Alexy in connection with her appointment to our Board and the Audit Committee in November 2018.
(4)	Includes a prorated annual retainer in the amount of $14,595 paid to Mr. Doluca in connection with his appointment to our Board in August 2018.
(5)	Ms. Price resigned as a member of our Board in February 2019. Her RSU grant in connection with her service as a director for fiscal 2019 was forfeited due to her resignation.
(6)	Consists of a prorated annual retainer in the amount of $70,968 and prorated annual Audit Committee retainer in the amount of $14,193 paid to Ms. Streeter in connection with her appointment to our Board and the Audit Committee in November 2018 and a prorated annual Governance Committee retainer in the amount of $7,339 paid to Ms. Streeter in connection with her appointment to the Governance Committee in February 2019.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Under our director stock ownership guidelines, directors are prohibited from selling any shares of our common stock (other than in a same-day sale in connection with an option exercise to pay the exercise price of the option or to satisfy any applicable tax withholding obligations) unless they own “qualifying shares” with a market value of at least $375,000. Common stock, RSUs, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children are considered qualifying shares for purposes of the stock ownership requirement. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the stock ownership requirement.

38     WESTERN DIGITAL

Executive Officers

Listed below are all of our executive officers, followed by a brief account of their business experience. Executive officers are normally appointed annually by our Board at a meeting immediately following the annual meeting of stockholders. There are no family relationships among these officers nor any arrangements or understandings between any officer and any other person pursuant to which an officer was selected.

STEPHEN D. MILLIGAN 56, CHIEF EXECUTIVE OFFICER

●Mr. Milligan was appointed Chief Executive Officer in January 2013. Biographical information regarding Mr. Milligan is set forth in the section entitled “Corporate Governance Matters—Proposal 1: Election of Directors.”

MICHAEL D. CORDANO 55, PRESIDENT AND CHIEF OPERATING OFFICER

●Mr. Cordano has served as our President and Chief Operating Officer since October 2015, having previously served as President of our HGST subsidiary from July 2012 to October 2015.
●Prior to that, Mr. Cordano served as HGST’s executive vice president, sales & marketing, and president, branded business, from April 2009 to March 2012. From February 2005 to April 2009, he served as chief executive officer and co-founder of Fabrik, Inc., which was acquired by HGST in April 2009. From 1994 to February 2005, he served in various roles of increasing responsibility at Maxtor Corporation, including as the executive vice president of worldwide sales and marketing from April 2001 to February 2005, where he formed and managed the branded products business unit.

SRINIVASAN SIVARAM 59, PRESIDENT, TECHNOLOGY AND STRATEGY

●Dr. Sivaram has served as our President, Technology and Strategy, since August 2019, having previously served as our Executive Vice President, Silicon Technology & Manufacturing, from November 2017 to August 2019 and our Executive Vice President, Memory Technology, from May 2016 to November 2017.
●Prior to that, Dr. Sivaram served as SanDisk’s executive vice president, memory technology, from February 2015 until our acquisition of SanDisk in May 2016, senior vice president, memory technology, from June 2013 to February 2015 and vice president, technology, from January 2006 to March 2007. Dr. Sivaram previously served as chief operating officer for Matrix Semiconductor, Inc. from November 1999 until it was acquired by SanDisk in January 2006. From July 1986 to October 1999, Dr. Sivaram held various engineering and management positions at Intel Corporation. Dr. Sivaram also served as chief executive officer of Twin Creeks Technologies, Inc. from January 2008 to December 2012.

2019 PROXY STATEMENT     39

EXECUTIVE OFFICERS

ROBERT K. EULAU 57, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

●Mr. Eulau joined our company in April 2019 and has served as our Executive Vice President and Chief Financial Officer since May 2019.
●Prior to that, Mr. Eulau served as chief executive officer and director of Sanmina Corporation, an electronics manufacturing services provider, from October 2017 to August 2018 and as its executive vice president and chief financial officer from September 2009 to October 2017. From March 2006 to June 2008, Mr. Eulau served as executive vice president, chief operating officer and chief financial officer of Alien Technology Corporation, a developer of radio frequency identification products, and as senior vice president and chief financial officer of Rambus Inc., a technology licensing company, from May 2001 to March 2006. Mr. Eulau previously served over 15 years with Hewlett Packard Company in various leadership roles, including vice president and chief financial officer of its business customer organization and vice president and chief financial officer of its computing products business.

MICHAEL C. RAY 52, EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND SECRETARY

●Mr. Ray has served as our Executive Vice President, Chief Legal Officer and Secretary since November 2015, having previously served as our Senior Vice President, General Counsel and Secretary from April 2011 to November 2015, our Vice President, General Counsel and Secretary from October 2010 to April 2011, and in a number of positions in our legal department, ranging from Senior Counsel to Vice President, Legal Services, from September 2000 to October 2010.
●Prior to that, Mr. Ray served as corporate counsel for Wynn’s International, Inc. from September 1998 to September 2000. Mr. Ray previously served as a judicial clerk to the U.S. District Court, Central District of California, and practiced law at O’Melveny & Myers LLP.

LORI S. SUNDBERG 55, EXECUTIVE VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER

●Ms. Sundberg has served as our Chief Human Resources Officer since February 2018 and was also appointed Executive Vice President in March 2018.
●Prior to that, Ms. Sundberg served as senior vice president, global human resources for Jacobs Engineering Group Inc., a technical professional services firm, from April 2013 to July 2017. From July 2017 to February 2018, Ms. Sundberg was on sabbatical. Ms. Sundberg served as the senior vice president of human resources and ethics for Arizona Public Service Company, an electric utility company, from November 2007 to April 2013. From 1998 to 2007, Ms. Sundberg served in a number of global human resources leadership roles with American Express, a financial services company.

40     WESTERN DIGITAL

Executive Compensation

PROPOSAL 2	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board of Directors recommends a vote FOR this Proposal 2 based on the efforts of the Compensation Committee and our Board to design an executive compensation program that provides:
●	Strong linkage between management and stockholders’ interests
●	Excellent pay for performance alignment and rewards for long-term value creation
●	Robust oversight by our Board and the Compensation Committee

PROPOSAL DETAILS

We currently provide our stockholders with the opportunity to cast a non-binding, advisory “Say on Pay” vote every year at our annual meeting of stockholders as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Please read the “Executive Compensation—Compensation Discussion and Analysis” section set forth in this Proxy Statement (and the various compensation tables and narratives accompanying those tables included under “Executive Compensation Tables and Narratives”) for information necessary to inform your vote on this Proposal 2.

BOARD RECOMMENDATION AND VOTE REQUIRED FOR APPROVAL

BOARD RECOMMENDATION

Our Board of Directors recommends that you vote to approve, on a non-binding advisory basis, our executive compensation program for our named executive officers as disclosed in these proxy materials:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Proxies received by our Board will be voted FOR this Proposal 2 unless specified otherwise. The next advisory vote on the compensation of our named executive officers will occur at our 2020 annual meeting of stockholders.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 2 is required to approve the non-binding advisory vote on the compensation of our named executive officers.

While this vote is nonbinding on our company and our Board of Directors, and will not be construed as overruling a decision by our company or our Board or creating or implying any additional fiduciary duty for our company or our Board, our Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for named executive officers under our executive compensation program.

2019 PROXY STATEMENT     41

EXECUTIVE COMPENSATION

LETTER TO STOCKHOLDERS FROM THE COMPENSATION COMMITTEE

DEAR FELLOW STOCKHOLDERS,

As members of the Compensation Committee, our primary responsibility is to ensure that our executive compensation program aligns with the interests of our stockholders and adheres to our pay-for-performance philosophy, while allowing us the flexibility to attract, retain, develop and motivate highly qualified and skilled executives who can execute on our long-term strategy and drive value creation.

We regularly engage with our stockholders to solicit feedback on our executive compensation program, and the Compensation Committee considers that feedback in designing our executive compensation program. The Compensation Committee also regularly reviews our executive compensation program, working with its independent compensation consultant. As discussed ahead of our 2018 annual meeting of stockholders, in response to stockholder feedback and based on the Compensation Committee’s review of our program, we implemented a number of program changes for fiscal 2019 to better align our program with long-term value creation for our stockholders. The incentive arrangements discussed in the Compensation Discussion and Analysis section on pages 43 to 61 of this Proxy Statement reflect this redesigned compensation program. In discussions with our stockholders both ahead of the 2018 annual meeting of stockholders and in recent months, we received positive feedback regarding the fiscal 2019 compensation program.

As discussed in the Compensation Discussion and Analysis section, fiscal 2019 compensation levels for our continuing named executive officers were lower than fiscal 2018 compensation levels, reflecting the pay-for-performance design of our executive compensation program during a challenging market environment.

We welcome the opportunity to continue the dialogue with our stockholders, who may reach out with any questions or concerns related to our executive compensation program. Correspondence can be addressed to our Secretary, as set forth on page 34 of this Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised of independent directors, has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2019 Annual Meeting of Stockholders and incorporated by reference into our 2019 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

LEN J. LAUER	KATHLEEN A. COTE	TUNÇ DOLUCA	MICHAEL D. LAMBERT
Chair

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Compensation Committee members whose names appear on the Compensation Committee Report above, other than Tunç Doluca, were members of the Compensation Committee during all of fiscal 2019; Mr. Doluca joined our Board in August 2018 and was appointed to the Compensation Committee in November 2018. All members of the Compensation Committee during fiscal 2019 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure of certain transactions with related persons under SEC rules. There are no compensation committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or our Board.

42     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

OUR NAMED EXECUTIVE OFFICERS

When we refer to our “named executive officers,” we mean:

Stephen D. Milligan	Michael D. Cordano	Srinivasan Sivaram	Robert K. Eulau
Chief Executive	President and Chief	President,	Executive Vice
Officer	Operating Officer	Technology	President and Chief
		and Strategy	Financial Officer

Under SEC rules, the individuals listed above, as well as Mark P. Long, our former Executive Vice President and Chief Financial Officer, who separated from our company in June 2019, and Martin R. Fink, our former Executive Vice President and Chief Technology Officer, who retired from full-time employment in September 2019, are our named executive officers for fiscal 2019 and are listed in the “Fiscal 2017—2019 Summary Compensation Table.”

OVERVIEW

Fiscal 2019 Executive Summary	44
Fiscal 2019 Philosophy, Objectives and Process	47
Fiscal 2019 Decisions and Outcomes	52
Fiscal 2020 Decisions	58
Other Program Features and Policies	59

Our compensation philosophy for executive officers is based on the belief that the interests of our executives should be closely aligned with our stockholders. To achieve our objectives, our program is focused on aligning pay with performance and linking performance metrics to objectives designed to create long-term stockholder value.

2019 PROXY STATEMENT     43

COMPENSATION DISCUSSION AND ANALYSIS

FISCAL 2019 EXECUTIVE SUMMARY

Business Highlights

We are rapidly moving into a data-centric world, where the volume and value of data continue to increase exponentially. In response to this evolution, we transformed our company into a leading global data infrastructure provider.

Managing our global business to provide long-term value for our stockholders requires a diverse team of passionate, innovative, dedicated and experienced executives. Our overriding executive compensation philosophy is clear and consistent — we pay for long-term value creation for our stockholders. Our executives are accountable for the performance of our company and the operations they manage and are compensated primarily based on that performance. We believe that our executive compensation program contributes to a high-performance culture where executives are expected to deliver results that drive sustained profitable growth.

We experienced challenging market and geopolitical conditions in fiscal 2019. In response to these challenges, we executed on enhancing our product portfolio, driving technology advances and lowering our cost and expense structure.

Fiscal 2019 Program Overview

Each year, the Compensation Committee, advised by its independent compensation consultant, undertakes a rigorous process to review and determine executive compensation in the context of an overarching pay-for-performance philosophy. The Compensation Committee believes a substantial portion of our executive compensation should be “incentive-based” and focused on long-term performance to help ensure that the interests of our executive officers are aligned with those of our stockholders. Our primary long-term objective is to drive sustainable value creation for our stockholders by attracting, retaining, developing and motivating a diverse group of executive talent through a comprehensive and market-competitive executive compensation program. The executive compensation program and the pay packages for our executive officers are reviewed annually.

Base Salary	Short-Term Cash Incentives	Long-Term Equity Incentives
We pay a competitive base level of compensation to attract, retain, develop and motivate key talent. We determine salary based on scope of responsibility, performance and experience. We annually review our executive officers’ base salaries against our peers and the market to maintain competitive levels.	We incentivize our executive officers with cash incentive opportunities based on the achievement of short-term financial performance objectives to reward executive officers for strong business performance. Beginning in fiscal 2019 we set goals on the basis of an annual performance period (as opposed to semi-annual periods).	We grant long-term incentive opportunities to our executive officers through a combination of performance-based and time-based equity awards that align management interests with long-term stockholder value creation. PSUs are only earned by achieving pre-established financial goals over a two-or three-year period and based on our relative total stockholder return (“TSR”) that compares our stock performance to our industry peers over a three-year period. Time-based RSUs provide balance and retention for our key executives by vesting evenly over four years.

44     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2019 Updates to our Program

As outlined in the chart below, we implemented numerous changes to our short-term and long-term incentive compensation programs for our executive officers in fiscal 2019 in response to feedback from our stockholders. Specific changes include:

●	Lengthening our short-term incentive program performance period to one year
●	Changing the STI metric to non-GAAP net income, which eliminated overlapping performance metrics with our PSUs
●	Lengthening the performance period for 87.5% of the target PSUs to three years; the remaining 12.5% of the target PSUs are based on two-year performance followed by a one-year service period
●	Introducing a standalone relative TSR metric for 50% of the target PSUs and capping the payout on these units at 100% if our absolute TSR is negative over the three-year performance period

We believe these changes strengthen the pay-for-performance design of our program and align our executive officers’ compensation with long-term value creation for our stockholders. The changes also demonstrate our responsiveness to stockholder feedback.

Incentive Compensation Pay Element	Fiscal 2019
STI Program	●Annual performance period ●Non-GAAP net income
LTI Program	PSUs

●Relative TSR: 3-year goal (50%)
●Revenue: 3-year goal (18.75%); 2-year goal followed by 1-year service period (6.25%)
●Non-GAAP EPS: 3-year goal (18.75%); 2-year goal followed by 1-year service period (6.25%)
●PSU payout on relative TSR units capped at 100% if absolute TSR is negative
●Pre-established relative market performance adjustment (“relative MPA”) for financial metrics (see page 54 for additional information regarding relative MPA)

RSUs
●Pro rata vesting over 4 years

Paying for Performance: Fiscal 2019 Performance Results and Payouts

Award	Fiscal 2019 Payouts	Performance Link	Page
STI Performance Results and Payout in Fiscal 2019			52
Fiscal 2019 STI	0%	●Non-GAAP Net Income: achievement at 45% of pre-established target resulted in no payout under our fiscal 2019 STI
LTI Performance Results and Payout in Fiscal 2019			56
Fiscal 2018-2019 PSU Awards	79%
●Revenue: achievement at 90% of pre-established target
●Non-GAAP EPS: achievement at 89% of pre-established target
●Relative MPA: a pre-established modifier made performance goals more difficult to achieve by increasing each target during the performance period

As previously noted, we experienced challenging market and geopolitical conditions in fiscal 2019 and the total compensation for our executive team declined in fiscal 2019 relative to fiscal 2018, reflecting the alignment between our executive compensation program and our lower operational and financial results compared to fiscal 2018.

2019 PROXY STATEMENT     45

COMPENSATION DISCUSSION AND ANALYSIS

Chief Executive Officer Compensation Aligned with Performance Results

Based on compensation paid or awarded, the compensation of our Chief Executive Officer, Mr. Milligan, decreased 24.9% from fiscal 2018 to fiscal 2019:

	Chief Executive Officer Pay Year-over-Year
Pay Element	Fiscal 2018	Fiscal 2019	Year-over-Year Change
Base Salary	$1,250,000	$1,250,000	0%
STI Award (based on amount earned)	$2,175,000	$0	(100%)
LTI Award(1) (based on grant date fair value)	$13,417,083	$11,601,177	(13.5%)
All Other Compensation	$279,391	$15,292	(94.5%)
Total Chief Executive Officer Pay (Fiscal 2018 vs. Fiscal 2019)	$17,121,474	$12,866,469	(24.9%)
(1)	The fiscal 2018 LTI award value excludes a $2.6 million adjustment for a prior year (fiscal 2016-2017) PSU award that paid out in fiscal 2018 and was required to be reported in the Summary Compensation Table as compensation for fiscal 2018 in accordance with SEC and accounting rules. Our Chief Executive Officer’s total compensation as reported in the Summary Compensation Table for fiscal 2018 was $19,738,381; excluding the $2.6 million accounting adjustment results in total compensation of $17,121,474.

Our Compensation Principles

WHAT WE DO
Pay for performance by requiring that a substantial portion of our executives’ compensation be earned based on performance goals
Actively engage with stockholders to obtain and consider their feedback in the future design of our executive compensation program
Link our compensation program to our long-term corporate growth strategy and key drivers of sustainable stockholder value creation
Use a mix of performance measures, cash- and equity-based vehicles, and short- and long-term incentive opportunities that hold our executive officers accountable for executing on our long-term corporate growth strategy
Cap maximum payout levels under our incentive plans, which are aligned with competitive market practices
Engage an independent compensation consultant to evaluate and advise the Compensation Committee on our compensation program design and pay decisions for our executive officers
Evaluate executive compensation data and practices of our peer companies with similar business complexity as selected annually by the Compensation Committee in coordination with guidance from our independent compensation consultant
Maintain executive stock ownership guidelines
Maintain a compensation recovery (clawback) policy applicable in the event an officer’s misconduct leads to an accounting restatement and provide for forfeiture of incentives in the event of an officer’s termination of employment due to misconduct
Provide limited executive perquisites
WHAT WE DON’T DO
No tax gross-up payments in connection with severance or change in control pay
No automatic vesting of equity awards upon a change in control (i.e., no single-trigger vesting)
No repricing of stock options without stockholder approval (other than equitable adjustments permitted under our plans)
No hedging or short-sale transactions by executive officers or directors
No dividend equivalent payments on awards that are not vested until earned

46     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

FISCAL 2019 PHILOSOPHY, OBJECTIVES AND PROCESS

Our compensation philosophy for executive officers is based on the belief that the interests of our executives should be closely aligned with our long-term performance and sustainable value creation for our stockholders. To support this philosophy, a large portion of each executive officer’s compensation is placed “at risk” and linked to the accomplishment of specific financial and operational performance goals that we expect will lead to increased long-term value creation for our stockholders.

Our executive compensation program and policies are designed to:

Attract, retain, develop and motivate highly qualified and talented individuals	Motivate executives to improve the overall performance and profitability of our company as well as the business group for which each executive officer is responsible, and reward executives when specific measurable results have been achieved/exceeded
Help ensure compensation levels are both externally competitive and internally equitable
Encourage accountability by giving the Compensation Committee flexibility to take each executive officer’s individual contribution and performance into account in determining salaries and incentive award opportunity/payout

Tie incentive awards to financial and market metrics that drive the performance of our company over the long term to further reinforce the linkage between the interests of our stockholders and our executives

Allocation of Target Total Direct Compensation

The Compensation Committee believes that a substantial portion of target total direct compensation should be performance-based compensation, with the percentage of the executive’s compensation that is performance-based to increase as the executive’s responsibility increases. This philosophy motivates executives to improve our overall performance over the long term, encourages accountability and links the interests of our stockholders with those of our executives. Performance-based pay is based on our stock price performance and achievement of other specified financial performance goals. As used in this Compensation Discussion and Analysis, “target total direct compensation” refers to an executive’s base salary, target annual STI award, and the annual LTI awards based on the target award value approved by the Compensation Committee.

The charts below illustrate the portion of fiscal 2019 target total direct compensation represented by fixed pay (base salary) and variable or performance-based pay (target annual STI and LTI awards) for our Chief Executive Officer and our other named executive officers (on average).

Chief Executive Officer Pay Mix	Named Executive Officer Average
Pay Mix (other than Chief Executive Officer)(1)

(1)	Excludes Mr. Eulau, who was appointed Chief Financial Officer in May 2019 and was not subject to the same compensation arrangements as individuals who served as named executive officers for the full fiscal year.

2019 PROXY STATEMENT     47

COMPENSATION DISCUSSION AND ANALYSIS

Process for Determining Executive Compensation

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews and determines compensation for our executive officers. The Compensation Committee generally reviews the performance and compensation of our executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The Compensation Committee’s annual review typically occurs near the end of the prior fiscal year and beginning of the new fiscal year.

The Compensation Committee’s executive compensation decisions are informed by several factors, including:

External and Internal Factors

●Our compensation philosophy and objectives
●Our pay positioning relative to our peer group
●The executive’s role, experience, performance and contributions
●Internal pay equity
●Succession planning and retention objectives
●Current and historical company performance and strategic and financial goals
●Market performance and general economic conditions
Compensation Consultant ●Advice from the Compensation Committee’s independent compensation consultant ●Survey and peer group company market data prepared by the independent compensation consultant
Management ●Our Chief Executive Officer’s recommendations for other executive officers (not including our Chief Executive Officer)
Stockholders ●Feedback received during stockholder engagement

ROLE OF MANAGEMENT

Management assists the Compensation Committee in the administration of our executive compensation process. No executive participates in decisions or deliberations regarding his or her own compensation.

Our Chief Executive Officer provides recommendations regarding compensation for his direct reports (including our other executive officers) for consideration by the Compensation Committee during its annual review. While the Compensation Committee considers these recommendations, the Compensation Committee is solely responsible for making the final decision regarding the compensation of our executive officers.

Our Chief Human Resources Officer or her designee also provides internal and external compensation data to the Compensation Committee and its independent compensation consultant.

Our Chief Financial Officer or his designee provides input to the Compensation Committee on the financial targets for our performance-based executive compensation program and presents data regarding the impact of the program on our financial results.

Our Chief Legal Officer or his designee generally assesses and advises the Compensation Committee regarding legal implications or considerations involving our executive compensation program.

The Compensation Committee alone is charged with approving the compensation of our Chief Executive Officer, although in determining our Chief Executive Officer’s compensation, the Compensation Committee confers with other members of our Board of Directors, led by our Chairman of the Board and Lead Independent Director, who also evaluate our Chief Executive Officer’s performance. For a discussion of the process relating to the annual performance evaluation of our Chief Executive Officer, please see the section entitled “Corporate Governance Matters—The Board’s Role and Responsibilities—Chief Executive Officer Evaluation and Succession Planning.”

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Compensation Committee retains an independent compensation consultant to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of our Board members and executive officers.

For fiscal 2019, the Compensation Committee retained Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reported directly to the Compensation Committee during fiscal 2019. WTW also communicated with management to gather information and review management proposals as needed. WTW attended all in-person meetings of the Compensation Committee held during fiscal 2019.

48     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

The independent compensation consultant’s responsibilities for fiscal 2019 generally included:

●	reviewing and advising on director and executive compensation, including the performance measures to be used under the executive compensation program;
●	providing recommendations regarding the composition and selection of our peer group companies;
●	analyzing pay survey data;
●	providing advice regarding executive compensation practices and trends; and
●	advising on the Compensation Committee’s charter.

The Compensation Committee assessed the independence of WTW pursuant to applicable SEC and Nasdaq rules and concluded that the engagement of WTW did not raise any conflicts of interest during fiscal 2019 and currently does not raise any conflicts of interest.

Comparative Market Data

The Compensation Committee determines the composition of our peer group and reevaluates this group on an annual basis with input from its independent compensation consultant.

For fiscal 2019, market data was also collected from the Radford Executive Survey, an independent published survey. The survey data was filtered for high-technology companies and adjusted to screen for companies with revenue levels in the aggregate that are comparable to ours. The survey data and the peer group data were averaged to create what we refer to in this section as “composite market data.” With input from its independent compensation consultant, the Compensation Committee uses composite market data and industry practices during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements for our executive officers. The composite market data provided the Compensation Committee a reference point, which was one of several factors that it used to make compensation decisions during its fiscal 2019 annual compensation review, as discussed in this section.

Fiscal 2019 Peer Group Companies

As reflected in the table below, the peer group for fiscal 2019 consists of U.S.-based technology companies with size (primarily based on revenue) and business characteristics that we believe are comparable to ours and that compete with us for executive talent. Most of the companies included in our fiscal 2019 peer group are, like us, included in the Dow Jones U.S. Technology Hardware & Equipment Index, which we have selected as the industry index for purposes of the stock performance graph appearing in our 2019 Annual Report on Form 10-K.

In choosing peer group companies, the Compensation Committee focused primarily on industry and revenue size. Revenue is a commonly-used proxy for organizational size and complexity and is relatively stable from year-to-year, making it a valuable metric when selecting appropriately-sized peers for compensation purposes. As part of its decision process, the Compensation Committee also references other metrics for informational purposes. However, the Compensation Committee recognizes that certain of these measures, in particular market capitalization, reflect in part non-operational factors and can be volatile year-to-year for companies in our industry, making these secondary indicators less-stable measures for peer group construction purposes than revenue.

Advanced Micro Devices, Inc. Applied Materials, Inc. Broadcom Inc. Cisco Systems, Inc. Hewlett Packard Enterprise Company HP Inc. Intel Corporation	LAM Research Corporation Micron Technology, Inc. Motorola Solutions, Inc. NVIDIA Corporation QUALCOMM Incorporated Seagate Technology plc Texas Instruments Incorporated

Western Digital Compared to Peer Group

(1)	Represents the most recent four quarters of revenue as of the June 28, 2019 quarter for which public data was available through quarterly and annual reports filed by each company with the SEC. Our percentile rank compared to our peer group was 47%.

2019 PROXY STATEMENT     49

COMPENSATION DISCUSSION AND ANALYSIS

PEER GROUP CHANGES FOR FISCAL 2019

REMOVED	ADDED
●NetApp, Corning, TE Connectivity and NCR due to their lower revenues relative to Western Digital ●Flextronics due to industry focus	●HP Inc. based on revenue and industry focus ●NVIDIA based on revenue and industry focus ●Lam Research based on revenue and industry focus

Elements of Our Executive Compensation Program

We believe our emphasis on variable compensation is aligned with our focus on operating excellence, allowing our executive compensation levels to flex up or down more significantly depending on our company’s performance. We use several methods to examine the various elements of our executive compensation program to determine the competitive market position for each pay element.

In general, the Compensation Committee considers peer group compensation data when establishing base salary, short-term incentives and long-term incentive opportunities. Our actual pay positioning varies by executive, taking into account peer group and composite market data, competitive pay levels, pay plan risk, each executive’s role, past performance, scope of responsibility and expected contributions. Each executive’s compensation level, as well as the appropriate mix and types of compensation, reflects the Compensation Committee’s business judgment in consideration of the composite market data, our executive compensation philosophy, guidance from its independent compensation consultant and the other factors noted above.

We believe that our positioning approach is necessary to provide the Compensation Committee with the flexibility it needs to attract, retain, develop and motivate a diverse and talented executive team. In addition to the elements reflected below, we also provide executives with relatively limited perquisites and certain other indirect benefits, as described in the section below entitled “Other Program Features and Policies.”

50     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

	Element of Direct Compensation*	Characteristics	Purpose	Performance Link/Key Benchmark
○	Base Salary	●Fixed compensation	●Attracts, develops and retains highly-qualified executive talent ●Maintains stable management team ●Compensates executives for sustained individual performance	●Competitive with market and industry norms ●Adjusted for experience, responsibility, potential and performance
○
○
	STI	●Annual performance-based cash incentive compensation	●Motivates executives to drive overall performance ●Encourages accountability by rewarding achievement of specific performance goals ●Provides focus on achievement of near-term financial objectives	●Non-GAAP net income

LTI
	PSUs	●Performance-based equity compensation ●100% of award cliff vests after 3 years ●At least 50% of our executive officers’ LTI mix is in the form of PSUs (60% for our Chief Executive Officer)	●Creates direct alignment with stockholder interests by focusing executives on long-term value creation through specific multi-year financial objectives
●Revenue and non-GAAP EPS goals are each weighted at 25%; financial metrics are subject to automatic adjustment pursuant to relative MPA (as described on page 54 below)
●Relative TSR goal is weighted at 50%; for PSUs based on relative TSR, payout capped at 100% if absolute TSR is negative

	RSUs	●Variable long-term equity compensation ●Vest ratably over 4 years	●Provides alignment with stockholder interests by focusing executives on long-term value creation ●Provides retention value	●Value based on stock price
○

*	The percentages shown for the elements of direct compensation in the table above are presented based on base salary, target annual STI award and the annual LTI awards (at the target award values approved by the Compensation Committee) granted to our Chief Executive Officer in fiscal 2019.

2019 PROXY STATEMENT     51

COMPENSATION DISCUSSION AND ANALYSIS

FISCAL 2019 DECISIONS AND OUTCOMES

Base Salary

The Compensation Committee concluded that the base salary levels of our named executive officers remained appropriate and, a result, no adjustments were made to their base salary levels for fiscal 2019. The Compensation Committee approved Mr. Eulau’s base salary in connection with his appointment as our Executive Vice President and Chief Financial Officer in May 2019. Each named executive officer’s annualized base salary for fiscal 2019 is reflected below:

Named Executive Officer	Base Salary Level ($)	Change from Fiscal 2018
Stephen D. Milligan	1,250,000	0%
Michael D. Cordano	800,000	0%
Srinivasan Sivaram	625,000	0%
Robert K. Eulau	700,000	—
Martin R. Fink	600,000	0%
Mark P. Long	675,000	0%

Short-Term Incentives

TARGET INCENTIVE LEVEL OPPORTUNITIES

The Compensation Committee concluded that the target short-term incentive levels for our named executive officers remained appropriate and, as a result, no adjustments were made to their target incentive levels for fiscal 2019. The Compensation Committee approved Mr. Eulau’s target incentive level in connection with his appointment as our Executive Vice President and Chief Financial Officer in May 2019; Mr. Eulau was eligible for a prorated incentive opportunity for fiscal 2019, subject to performance under the plan. Each named executive officer’s target short-term incentive opportunity for fiscal 2019 is reflected below:

Named Executive Officer	Annual Target Incentive Opportunity (as Percentage of Base Salary)	Change from Fiscal 2018
Stephen D. Milligan	150%	0%
Michael D. Cordano	125%	0%
Srinivasan Sivaram	110%	0%
Robert K. Eulau	110%	—
Martin R. Fink	110%	0%
Mark P. Long	110%	0%

FISCAL 2019 STI ACHIEVEMENT AND PAYOUTS

The following tables reflect the target STI goals for fiscal 2019 and actual fiscal 2019 performance against those goals; fiscal 2019 performance resulted in no payout under our STI Plan for our named executive officers, other than Mr. Long, who received a prorated target award pursuant to our Executive Severance Plan.

STI Performance Level	Achievement Rate	Payout Rate
Below Threshold	<75%	0%
Threshold	75%	50%
Target	100%	100%
Maximum	≥130%	200% (capped)

52     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2019 STI Awards

Name	Non-GAAP Net Income Target (100%) ($, in billions)	Achievement ($, in billions)(1)	Plan Achievement Rate	Payout Rate	Target STI Opportunity	Actual STI Payout Amount ($)
Stephen D. Milligan	3.176	1.429	45%	0%	150%	0
Michael D. Cordano	3.176	1.429	45%	0%	125%	0
Srinivasan Sivaram	3.176	1.429	45%	0%	110%	0
Robert K. Eulau(2)	3.176	1.429	45%	0%	110%	0
Martin R. Fink	3.176	1.429	45%	0%	110%	0

(1)	See Appendix A to this Proxy Statement for a reconciliation of GAAP net income to non-GAAP net income.
(2)	Mr. Eulau participated in our fiscal 2019 STI Plan on a prorated basis.

Long-Term Incentives

Fiscal 2019 Annual LTI Equity Awards

Our named executive officers received the following annual LTI equity awards during fiscal 2019. The vesting provisions of the PSUs are described below. The RSUs are generally scheduled to vest in four annual installments, subject to the executive’s continued employment through the applicable vesting date.

Named Executive Officer	Total Awarded Grant Value ($)	# Shares Underlying LTI Grants(1)	LTI Vehicle Mix
			PSUs	RSUs
Stephen D. Milligan	12,000,000	189,633	60%	40%
Michael D. Cordano	4,800,000	75,852	50%	50%
Srinivasan Sivaram	3,125,000	49,381	50%	50%
Martin R. Fink	2,400,000	37,925	50%	50%
Mark P. Long(2)	3,375,000	53,333	50%	50%

(1)	The number of shares was determined by dividing the total awarded grant value by the closing price of a share of our common stock on the grant date of $63.28, rounded down to the nearest share, and reflecting PSUs at the target level of performance.
(2)	Under the terms of our equity award agreements and Executive Severance Plan, in connection with the termination of his employment, Mr. Long vested in 25% of his fiscal 2019 RSU grant and will receive a pro rata portion of his fiscal 2019 PSU grant upon the vesting date based on actual company performance under the award.

Fiscal 2019–2021 PSU Awards

2019 PROXY STATEMENT     53

COMPENSATION DISCUSSION AND ANALYSIS

The fiscal 2019 PSU awards are earned based on the achievement of pre-established financial and market-based goals over a two- and three-year period, as discussed in more detail below.

Performance Metrics and Rigor in Goal-Setting

Our named executive officers may earn shares based on achievement of the specified performance goals over a two-year performance period covering fiscal 2019 and 2020 and three-year performance period covering fiscal 2019 through 2021:

Two-Year Performance Period (12.5% of Target PSU Award)

●	Revenue (6.25% of Target Award)
●	Non-GAAP EPS (6.25% of Target Award)
●	Three-year service period (one year beyond the two-year performance period)

Three-Year Performance Period (87.5% of Target PSU Award)

●	Revenue (18.75% of Target Award)
●	Non-GAAP EPS (18.75% of Target Award)
●	Relative TSR (50% of Target Award)

The Compensation Committee selected these performance metrics for the PSUs because non-GAAP EPS helps measure the effectiveness of our capital allocation strategy, while revenue helps focus our executives on sustainable long-term corporate growth. In fiscal 2019, the Compensation Committee added a relative TSR metric weighted at 50% to align PSU payouts with our stock performance relative to a group of industry peers.

Performance Period and Payout Range

In response to feedback from our stockholders, the Compensation Committee extended the performance period for 87.5% of the target fiscal 2019 PSUs to three years and retained a two-year performance period for just 12.5% of the target PSUs. We believe this design balances our focus on multi-year financial performance with the need to establish appropriate performance goals in the face of a rapidly changing industry. The portion of the PSUs that includes a two-year performance period also includes a three-year service period (one year beyond the two-year performance period), which means 100% of the fiscal 2019 PSUs will vest after three years.

The actual number of shares that may become earned and payable under the annual LTI PSU awards granted to our named executive officers will range from 0% to 200% of the target number of units based on achievement of the specified performance goals. However, if our absolute TSR for the three-year performance period is negative, payout of the PSUs allocated to the TSR metric is capped at 100% of the target number of units.

Relative Market Performance Adjustment for Financial Metrics

The cumulative PSU financial goals are subject to a pre-established, objective adjustment at the end of the applicable performance period in a relative proportion (up or down) by which the total market for our products (measured by revenue) during the period exceeds or falls short of the total market forecast approved by the Compensation Committee at the time the goals are established, as reported by independent third-party sources such as International Data Corporation (IDC), Forward Insights and Gartner. We refer to the relative market performance adjustment in this Proxy Statement as “relative MPA.”

●	Relative MPA is a pre-established modifier approved at the time the performance goals are set by the Compensation Committee and not subject to discretion as to whether the adjustment should be applied.
●	Rationale – We believe the relative MPA is an important element of our PSU program to help ensure we are paying for performance relative to the market demand and opportunity available to us and not due to unforeseen swings in the market. For example, if there is a significant demand in the market that was not forecasted at the beginning of the performance period when the Compensation Committee approved the performance goals, the adjustment factor would automatically increase the goals – and make them more difficult to achieve – to ensure that our executives are not benefitting from the unforeseen upswing in demand.

Relative TSR Metric

In response to stockholder feedback and to further align our executives’ interests with those of our stockholders, the Compensation Committee determined it would be appropriate to include a relative TSR metric for the fiscal 2019 PSUs, weighted at 50% of the target PSU grant for each of our named executive officers.

54     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

The relative TSR metric measures our stock performance, assuming reinvestment of dividends, relative to two high-tech indices over a three-year performance period: the S&P 500 Technology Hardware & Equipment Index (comprised of 15 companies as of the date of grant) and the PHLX Semiconductor Sector Index (comprised of 30 companies as of the date of grant). The Compensation Committee chose these indices due to the similarities between our business and those of the constituent companies and to provide a competitive line of sight for our executive team with respect to these sector indices. The 45 companies within these indices as of the fiscal 2019 PSU grant consist of the following:

Company	Applicable Index
Advanced Micro Devices, Inc.	PHLX
Amphenol Corporation	S&P 500 TH&E
Analog Devices, Inc.	PHLX
Apple Inc.	S&P 500 TH&E
Applied Materials, Inc.	PHLX
ASML Holding N.V.	PHLX
Broadcom Inc.	PHLX
Cirrus Logic, Inc.	PHLX
Cisco Systems, Inc.	S&P 500 TH&E
Corning Incorporated	S&P 500 TH&E
Cypress Semiconductor Corporation	PHLX
Entegris, Inc.	PHLX
F5 Networks, Inc.	S&P 500 TH&E
FLIR Systems, Inc.	S&P 500 TH&E
Hewlett Packard Enterprise Company	S&P 500 TH&E
HP Inc.	S&P 500 TH&E
Integrated Device Technology, Inc.	PHLX
Intel Corporation	PHLX
IPG Photonics Corporation	S&P 500 TH&E
Juniper Networks, Inc.	S&P 500 TH&E
KLA-Tencor Corporation	PHLX
Lam Research Corporation	PHLX
Marvell Technology Group Ltd.	PHLX
Maxim Integrated Products, Inc.	PHLX
Mellanox Technologies, Ltd.	PHLX
Microchip Technology Incorporated	PHLX
Micron Technology, Inc.	PHLX
MKS Instruments, Inc.	PHLX
Monolithic Power Systems, Inc.	PHLX
Motorola Solutions, Inc.	S&P 500 TH&E
NetApp, Inc.	S&P 500 TH&E
NVIDIA Corporation	PHLX
ON Semiconductor Corporation	PHLX
Qorvo, Inc.	PHLX
QUALCOMM Incorporated	PHLX
Seagate Technology plc	S&P 500 TH&E
Silicon Laboratories Inc.	PHLX
Skyworks Solutions, Inc.	PHLX
SMART Global Holdings, Inc.	PHLX
Taiwan Semiconductor Manufacturing	PHLX
TE Connectivity Ltd.	S&P 500 TH&E
Teradyne, Inc.	PHLX
Texas Instruments Incorporated	PHLX
Xerox Corporation	S&P 500 TH&E
Xilinx, Inc.	PHLX

2019 PROXY STATEMENT     55

COMPENSATION DISCUSSION AND ANALYSIS

The percentage of relative TSR PSUs that can be earned at the end of the three-year performance period is set forth below.

Western Digital’s Relative TSR results for the Measurement Period	Portion of the PSUs subject to the Award that become eligible to vest
Less than the 25th percentile	0%
25th percentile	25%
50th percentile	100%
75th percentile or greater	200%

Straight-line interpolation is used if performance falls between two points. If our absolute TSR is negative during the performance period, the relative TSR PSUs will be capped at a target payout (100%).

Achievement of Prior Year LTI Awards

Fiscal 2018–2019 PSU Awards: Achievement and Payout

In August 2017, the Compensation Committee approved the grant of annual PSU awards to our named executive officers. These PSU awards were granted with pre-established cumulative goals for revenue (50%) and non-GAAP EPS (50%) over fiscal 2018 and 2019. Between 0% and 200% of the target number of units covered by this award could have been earned based on the level of achievement of the milestones. No amount could have been paid in excess of 100% of target unless our relative TSR over the performance period was equal to or greater than the 50th percentile of our peer group.

The PSUs included a relative MPA modifier that automatically adjusted the performance goals up or down based on increases or decreases in the total market for our products (measured by revenue) during the period compared to the total market forecast approved by the Compensation Committee at the time the goals were established. The actual total market for the performance period was higher than forecasted when the PSU goals were established, which resulted in an increase in the target level of performance for both the revenue and non-GAAP EPS metrics relative to the targets established at grant, resulting in targets that were more difficult to achieve.

56     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

After application of the relative MPA modifier and certain required adjustments per the pre-established terms of the awards, described in the footnotes to the table below, the overall achievement resulted in a weighted overall payout rate of 79%.

Fiscal 2018–2019 PSU Achievement

Cumulative Goals	Threshold (50%) ($)	Original Target (100%) ($)	Maximum (200%)($)	Target After Applying Relative Market Performance Adjustment (100%) ($)	Actual Performance ($)	Achievement Rate	Final Payout Rate
Revenue (50%) (in billions)	33.663	39.603	43.563	41.574	37.216	90%	70%
Non-GAAP EPS (50%)(1)	15.08	18.85	22.62	21.87	19.57	89%	88%
Weighted Overall Payout:							79%

(1)	See Appendix A to this Proxy Statement for a reconciliation of GAAP EPS to non-GAAP EPS.

Named Executive Officer Fiscal 2018–2019 PSU Payout

Named Executive Officer	Threshold Payout (50%) (# Shares)	Target Payout (100%) (# Shares)	Maximum Payout (200%) (# Shares)	Actual Payout (79%) (# Shares)(1)
Stephen D. Milligan	41,584	83,167	166,334	65,701
Michael D. Cordano	15,758	31,516	63,032	24,897
Srinivasan Sivaram	5,873	11,745	23,490	9,278
Martin R. Fink	6,128	12,256	24,512	9,682

(1)	Expressed as the portion of the target number of shares subject to the award that paid out. Pursuant to the terms of the award, the named executive officers also received dividend equivalents accrued with respect to the number of shares paid.

Chief Financial Officer Transition

Mr. Long ceased serving as our Chief Financial Officer in May 2019 and we terminated his employment in June 2019. In connection with the termination of his employment, Mr. Long received Tier I severance benefits as required under our Executive Severance Plan, as set forth in the Separation Agreement and General Release we entered into with Mr. Long. Please see the section entitled “Executive Compensation Tables and Narratives—Potential Payments upon Termination or Change in Control” for additional details relating to payments under Mr. Long’s separation agreement, which were paid shortly following his separation date. Mr. Long did not receive any additional compensation outside of what he was entitled to under our Executive Severance Plan.

Mr. Eulau commenced serving as our Executive Vice President and Chief Financial Officer in May 2019. In connection with his appointment, he received a cash signing bonus of $500,000, with the first half paid in fiscal 2019 and the second half to be paid within three weeks of April 22, 2020. Payment of the second installment is subject to Mr. Eulau’s continued employment with us through that date. In order to align Mr. Eulau’s interests with long-term value creation for our stockholders and consistent with market practice of providing equity grants to attract executive talent, the Compensation Committee also granted Mr. Eulau a $2,000,000 RSU grant that vests ratably over four years, reflecting a portion of the value of Mr. Eulau’s target annual LTI award value.

2019 PROXY STATEMENT     57

COMPENSATION DISCUSSION AND ANALYSIS

Technology Leadership Transition

Mr. Fink retired from full-time employment as Executive Vice President and Chief Technology Officer effective in September 2019 and transitioned to a part-time advisory role to support our open source and RISC-V activities. In his part-time advisory role, Mr. Fink is no longer an officer subject to Section 16 reporting requirements. Our advisory agreement with Mr. Fink provides for a base salary of $150,000 for a period of six months; the agreement may be renewed for an additional six months by mutual agreement. Mr. Fink is not eligible to participate in our STI or LTI programs during his part-time advisory role. While serving as a part-time employee in his advisory role, Mr. Fink will continue to vest in equity awards granted to him prior to his transition to the advisory role.

In August 2019, our Board appointed Dr. Sivaram as our President, Technology and Strategy, overseeing the company’s key technology initiatives and corporate strategy. In connection with Dr. Sivaram’s appointment, the Compensation Committee approved an increase in his annual base salary from $625,000 to $700,000.

FISCAL 2020 DECISIONS

Fiscal 2020 Annual LTI Awards

The following LTI awards were granted to our named executive officers in fiscal 2020 as part of our regular annual LTI program:

Named Executive Officer(1)	Total Awarded Grant Value ($)	# Shares Underlying LTI Grants(2)	LTI Vehicle Mix
			PSUs	RSUs
Stephen D. Milligan	12,000,000	202,257	60%	40%
Michael D. Cordano	4,800,000	80,901	50%	50%
Srinivasan Sivaram	4,000,000	67,417	50%	50%
Robert K. Eulau	4,000,000	67,417	50%	50%

(1)	Mr. Fink did not receive a fiscal 2020 LTI award due to his retirement from full-time employment in September 2019.
(2)	The number of shares was determined by dividing the total awarded grant value by the closing price of a share of our common stock on the grant date of $59.33, rounded down to the nearest share, and reflecting PSUs at the target level of performance.

58     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

OTHER PROGRAM FEATURES AND POLICIES

Perquisites

We provide our executive officers with limited perquisites, consisting principally of a $5,000 annual allowance for financial planning services (net of taxes), which is available to other officers in our company, and a monthly transitional housing and travel allowance, which is currently provided to two executives who relocated for their current roles. None of our named executive officers has received a transitional housing and travel allowance.

We did not provide any tax gross-up payments to our named executive officers, except as to the modest financial planning services in accordance with the terms of the program, to the extent permitted by applicable tax law and to the extent these benefits are taxable to the participant.

401(k) Plan Benefits	We provide retirement benefits to our executive officers and other eligible employees under the terms of our 401(k) Plan. Eligible employees may contribute up to 30% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code, and are also eligible for matching contributions, which vest over a two-year service period. Our executive officers participate in the 401(k) Plan on substantially the same terms as our other participating employees. The 401(k) Plan and our matching contributions are designed to assist us in achieving our compensation objectives of attracting and retaining talented individuals and ensuring that our executive compensation program is competitive and equitable. We do not maintain any defined benefit supplemental retirement plans for our executive officers.
Deferred Compensation Opportunities	Our executives and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Participants in our Deferred Compensation Plan can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. We did not make any company matching or discretionary contributions to our Deferred Compensation Plan on behalf of participants in fiscal 2019. Our Deferred Compensation Plan is intended to promote retention by providing employees with an opportunity to save for retirement in a tax-efficient manner. Please see the “Fiscal 2019 Non-Qualified Deferred Compensation Table” and related narrative section entitled “Non-Qualified Deferred Compensation Plan” in the “Executive Compensation Tables and Narratives” section of this Proxy Statement for a more detailed description of our Deferred Compensation Plan and the deferred compensation amounts that our executives have deferred under the plan.
Severance Protections

Our philosophy is that, outside of a change in control context, severance protections are only appropriate in the event an executive is involuntarily terminated without “cause.” Under our Executive Severance Plan and equity award agreements, in such circumstances our executive officers are entitled to:

●Two years’ base salary
●A pro rata target bonus for the bonus cycle in which the termination occurs
●Six months’ accelerated vesting of time-based equity awards (or, in certain circumstances for awards granted in fiscal 2019 and later, prorated vesting) and prorated vesting based on actual performance for PSUs
●Payment for COBRA continuation of health benefits for 18 months
●Outplacement services for 12 months
●No tax gross-up provisions

We believe these severance benefits are appropriate in light of severance protections available to executives at our peer group companies and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

2019 PROXY STATEMENT     59

COMPENSATION DISCUSSION AND ANALYSIS

Change in Control Protections

Change of Control Severance Plan

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. To encourage executives to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executives with additional severance protections under our Change of Control Severance Plan. We also provide these severance protections to help ensure that executives can objectively evaluate change in control transactions that may be in the best interests of stockholders despite the potential negative consequences such transactions may have on them personally.

Under our Change of Control Severance Plan, eligible executives receive benefits if they are terminated by us without “cause” or if the executive voluntarily terminates for “good reason” in connection with or within one year after a “change in control” event. “Good reason” generally includes certain materially adverse changes in responsibilities, compensation, benefits or location of work place.

These double-trigger severance benefits generally consist of:

●An amount equal to two times the sum of the executive’s annual base salary and target bonus
●Accelerated vesting of equity awards
●Continued health and welfare benefits for 24 months
●No tax gross-up provisions

We believe these severance protections are appropriate in light of severance protections available to executives at our peer group companies and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

Double-Trigger Acceleration Under Equity Incentive Plans

We only provide full acceleration of equity awards held by our executive officers in connection with a change in control in the event of a qualifying termination of employment without “cause” or for “good reason” (not merely because the change in control occurred) or in certain circumstances where the award is to terminate in connection with the change in control.

Please see the section entitled “Executive Compensation Tables and Narratives—Potential Payments upon Termination or Change in Control” for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Employment Agreements	The Compensation Committee does not have an established policy for entering into employment agreements with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation for our executive officers on at least an annual basis. None of our executive officers is currently party to an employment agreement with us. In August 2019, we entered into an advisory agreement with Mr. Fink relating to limited services he will continue to provide to us following his retirement.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Recovery (Clawback) Policy

Our Board of Directors adopted by resolution a compensation recovery (clawback) policy whereby in the event of a restatement of our company’s audited financial statements involving misconduct by an executive officer, a Board committee will consider whether such officer engaged in intentional financial accounting misconduct such that the officer should disgorge any net option exercise profits or cash bonuses attributable to such misconduct. Our 2017 Performance Incentive Plan also provides that the plan administrator has the right to provide in the terms of any award or agreement that awards granted under the plan be subject to the provisions of any clawback or similar policy adopted by us, which may require the award recipient to repay any proceeds or gains and forfeit the award.

Misconduct Policies

We maintain several policies relating to employee misconduct. In the event an executive’s employment is terminated for cause due to the executive’s misconduct or violation of company policy, among other reasons, the executive will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the executive would not be eligible for severance benefits.

Executive Stock Ownership Guidelines

To help achieve our compensation objective of linking the interests of our stockholders with those of our executive officers, we established executive stock ownership guidelines covering our senior officers, including our named executive officers. The guidelines provide that each officer must achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the officer’s base salary in effect upon the date he or she first becomes subject to the guidelines shown below.

	Position	Multiple
	Chief Executive Officer	5 x Salary
	President and Division Presidents	3 x Salary
	Executive Vice Presidents	2 x Salary
	Senior Vice Presidents	1 x Salary

Each officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Thereafter, the officer must maintain ownership of at least the number of shares that were necessary to meet the executive’s required market value of ownership on the date the requirement was first achieved (subject to certain adjustments in the event of a change in base salary or position). Ownership that counts toward the guidelines includes common stock, RSUs, PSUs, deferred stock units and common stock beneficially owned by the officer by virtue of being held in a trust, by a spouse or by the executive’s minor children. Shares the officer has a right to acquire through the exercise of stock options (whether or not vested) are not counted toward the stock ownership requirement. All of our current officers who are subject to these guidelines have met their required ownership level as of the date of this Proxy Statement.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain current and former executive officers. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. The Compensation Committee considers, among other relevant factors, the deductibility of compensation when it reviews our compensation plans and policies. However, there can be no assurance that any compensation will, in fact, be deductible, and the Compensation Committee may award non-deductible compensation when it determines it to be appropriate.

2019 PROXY STATEMENT     61

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

FISCAL 2017—2019 SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation earned for fiscal 2017, 2018 and 2019 by our named executive officers. Unless otherwise noted, the footnote disclosures apply to fiscal 2019 compensation. For an explanation of the amounts included in the table for fiscal 2017 or 2018, please see the footnote disclosures in our proxy statement for our annual meeting of stockholders for the corresponding fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen D. Milligan Chief Executive Officer	2019	1,250,000	—		11,601,177	—	—	15,292	12,866,469
	2018	1,250,000	—		16,033,990	—	2,175,000	279,391	19,738,381
	2017	1,150,000	—		10,142,049	3,620,556	2,932,500	62,519	17,907,624
Michael D. Cordano President and Chief Operating Officer	2019	800,000	—		4,666,984	—	—	8,400	5,475,384
	2018	800,000	—		6,530,594	—	1,160,000	18,167	8,508,761
	2017	800,000	—		5,049,909	1,958,940	1,700,000	8,458	9,517,307
Srinivasan Sivaram President, Technology and Strategy	2019	625,000	—		3,038,291	—	—	10,158	3,673,449
	2018	623,377	—		4,724,167	—	774,377	8,976	6,130,897
Robert K. Eulau Executive Vice President and Chief Financial Officer	2019	134,615	250,000	(6)	1,999,970	—	—	3,231	2,387,816
Martin R. Fink Former Executive Vice President and Chief Technology Officer	2019	600,000	—		2,333,432	—	—	16,657	2,950,089
	2018	600,000	—		2,321,899	—	765,600	19,720	3,707,219
	2017	265,385	400,000		2,948,710	—	405,041	1,782	4,020,918
Mark P. Long Former President WD Capital, Chief Strategy Officer and Chief Financial Officer	2019	649,038	—		3,281,448	—	—	2,104,528	6,035,014
	2018	675,000	—		4,104,813	—	861,300	9,492	5,650,605
	2017	625,000	—		5,319,476	979,470	1,168,750	8,910	8,101,606

(1)

The amounts shown reflect the aggregate grant date fair value of stock and option awards granted in the applicable fiscal year computed in accordance with ASC 718. These amounts were calculated based on the assumptions described in Note 12 in the Notes to Consolidated Financial Statements included in our Form 10-K for the applicable fiscal year, but exclude the impact of estimated forfeitures related to service-based vesting conditions. No named executive officers except Mr. Long forfeited any stock or option awards during fiscal 2019. Mr. Long forfeited 53,710 shares relating to unvested RSU and PSU awards and 13,400 unvested and unexercised stock options following the termination of his employment. See the “Fiscal 2019 Grants of Plan-Based Awards Table” below for information on awards made in fiscal 2019.

(2)

The following amounts represent the grant date fair value of PSU awards granted to our named executive officers during fiscal 2017, 2018 and 2019 assuming the probable outcome of the awards on the grant date (which we considered the “target” level of performance for PSUs other than TSR PSUs, and determined using a Monte Carlo simulation in the case of TSR PSUs) and assuming maximum performance under the awards. The dollar value of the awards included in the Summary Compensation Table for the year of grant is based on the probable outcome of the awards on the grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

	Grant Date Fair Value of PSU Awards Based on Probable Outcome on the Grant Date			Grant Date Fair Value of PSU Awards at Maximum Performance
Named Executive Officer	Fiscal 2017 ($)	Fiscal 2018 ($)	Fiscal 2019 ($)	Fiscal 2017 ($)	Fiscal 2018 ($)	Fiscal 2019 ($)
Stephen D. Milligan	10,142,049	8,739,188	6,801,199	23,664,781	12,323,686	13,602,398
Michael D. Cordano	3,658,326	3,311,701	2,267,027	7,316,651	4,670,041	4,534,054
Srinivasan Sivaram	—	1,234,165	1,475,845	—	1,740,374	2,951,690
Martin R. Fink	—	1,287,860	1,133,454	—	1,816,094	2,266,908
Mark P. Long	4,623,683	2,276,768	1,593,960	12,041,919	3,210,616	3,187,920

(3)	As discussed in our 2017 Proxy Statement, the Compensation Committee modified the payout under our fiscal 2016-2017 PSUs shortly following the end of fiscal 2017, from a payout of 35% to a payout of 90% of the target level of shares. In accordance with ASC 718 and applicable SEC and accounting rules, we were required to treat the value of the additional payout as an “additional” or “modified” grant in fiscal 2018, using the closing price of our common stock on July 19, 2017 ($94.48), the date of the Compensation Committee’s determination of the fiscal 2016-2017 PSU payout. This resulted in the following additional values required to be reported in the Summary Compensation Table in fiscal 2018:

Named Executive Officer	Incremental Shares Relating to Prior Payout of Fiscal 2016-2017 PSUs	Incremental Value Required to be Reported in Fiscal 2018 Summary Compensation Table Under SEC and Accounting Rules	Fiscal 2018 Stock Awards Value Without Additional Accounting Value
Stephen D. Milligan	27,698	$2,616,907	$13,417,083
Michael D. Cordano	5,926	$559,888	$5,970,706

(4)	None of our named executive officers received non-equity incentive plan compensation in fiscal 2019.
(5)	The table below summarizes all other compensation to each of our named executive officers in fiscal 2019:

Name	Perquisites(a) ($)		401(k) Plan Company Matching Contributions ($)	Other ($)
Stephen D. Milligan	—		8,250	—
Michael D. Cordano	—		8,400	—
Srinivasan Sivaram	—		7,836	—
Robert K. Eulau	—		3,231	—
Martin R. Fink	11,159	(b)	5,498	—
Mark P. Long	11,111	(c)	8,400	2,085,017	(d)

(a)	In accordance with applicable SEC rules, no amount is reflected if the aggregate amount of perquisites and other personal benefits paid to such individual during fiscal 2019 was less than $10,000.
(b)	The amount shown reflects a taxable life insurance benefit of $1,242 and reimbursed financial planning services of $9,917.
(c)	The amount shown reflects a taxable life insurance benefit of $1,194 and reimbursed financial planning services of $9,917.
(d)

In connection with the termination of his employment effective in June 2019, Mr. Long entered into a separation agreement, which provided for the following lump sum cash separation payments: cash severance of $1,350,000, continuation of benefits of $23,454 and a $711,563 prorated STI award based on 100% achievement of performance targets pursuant to the terms of our Executive Severance Plan, in each case, subject to standard withholding and authorized deductions. For more information see the section entitled “Executive Compensation—Executive Tables and Narratives—Potential Payments upon Termination or Change in Control.”

(6)

In connection with his appointment as Executive Vice President and Chief Financial Officer effective in May 2019, Mr. Eulau received a signing bonus of $500,000, with the first half being paid in fiscal 2019 and the second half to be paid in fiscal 2020; payment of the second installment is subject to Mr. Eulau’s continued employment with our company through April 22, 2020.

2019 PROXY STATEMENT     63

COMPENSATION DISCUSSION AND ANALYSIS

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS TABLE

The following table presents information regarding all grants of plan-based awards made to our named executive officers during fiscal 2019.

Name	Award Type(1)		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen D. Milligan	STI		6/30/18	937,500	1,875,000	3,750,000	—	—	—	—	—	—	—
	PSUs — Financial	(3)	8/30/18	—	—	—	28,445	56,890	113,780	—	—	—	3,599,999
	PSUs — TSR	(4)	8/30/18	—	—	—	28,445	56,890	113,780	—	—	—	3,201,200
	RSUs	(5)	8/30/18	—	—	—	—	—	—	75,853	—	—	4,799,978
Michael D. Cordano	STI		6/30/18	500,000	1,000,000	2,000,000	—	—	—	—	—	—	—
	PSUs — Financial	(3)	8/30/18	—	—	—	9,482	18,963	37,926	—	—	—	1,199,979
	PSUs — TSR	(4)	8/30/18	—	—	—	9,482	18,963	37,926	—	—	—	1,067,048
	RSUs	(5)	8/30/18	—	—	—	—	—	—	37,926	—	—	2,399,957
Srinivasan Sivaram	STI		6/30/18	343,750	687,500	1,375,000	—	—	—	—	—	—	—
	PSUs — Financial	(3)	8/30/18	—	—	—	6,173	12,345	24,690	—	—	—	781,192
	PSUs — TSR	(4)	8/30/18	—	—	—	6,173	12,345	24,690	—	—	—	694,653
	RSUs	(5)	8/30/18	—	—	—	—	—	—	24,691	—	—	1,562,446
Robert K. Eulau	STI		4/22/19	74,038	148,077	296,153	—	—	—	—	—	—	—
	RSUs	(5)	4/22/19	—	—	—	—	—	—	36,893	—	—	1,999,970
Martin R. Fink	STI		6/30/18	330,000	660,000	1,320,000	—	—	—	—	—	—
	PSUs — Financial	(3)	8/30/18	—	—	—	4,741	9,481	18,962	—	—	—	599,958
	PSUs — TSR	(4)	8/30/18	—	—	—	4,741	9,481	18,962	—	—	—	533,496
	RSUs	(5)	8/30/18	—	—	—	—	—	—	18,963	—	—	1,199,978
Mark P. Long	STI		6/30/18	371,250	742,500	1,485,000	—	—	—	—	—	—	—
	PSUs — Financial	(3)	8/30/18	—	—	—	6,667	13,333	26,666	—	—	—	843,712
	PSUs — TSR	(4)	8/30/18	—	—	—	6,667	13,333	26,666	—	—	—	750,248
	RSUs	(5)	8/30/18	—	—	—	—	—	—	26,667	—	—	1,687,488

(1)	To help explain this table and the awards granted to our named executive officers in fiscal 2019, we included an additional column showing the type of award granted.
(2)

The dollar value of the awards shown represents the grant date fair value of the award computed in accordance with ASC 718. See Note 12 in the Notes to Consolidated Financial Statements included in our 2019 Annual Report on Form 10-K for more information about the assumptions used to determine these amounts. The grant date of each award, other than the RSU award to Mr. Eulau, is August 30, 2018, the date on which the award was approved by the Compensation Committee. The grant date of the RSU award to Mr. Eulau is April 22, 2019, the date on which Mr. Eulau commenced employment with our company. The grant date fair value for the PSU awards subject to financial goals, at the target level, is based on the closing value of our common stock on August 30, 2018, $63.28 per share. The grant date fair value for the PSU awards subject to relative TSR performance, at the probable outcome, is based on the value of our common stock on August 30, 2018 using a Monte Carlo simulation, which resulted in a simulated award value of $56.27 per share based on applicable assumptions.

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COMPENSATION DISCUSSION AND ANALYSIS

(3)

Represents an annual LTI PSU award granted to the named executive officer for the two-year performance period covering fiscal 2019 and 2020 and three-year performance period covering fiscal 2019 through 2021, subject to cliff vesting at August 30, 2021, based on our achievement of specified revenue and non-GAAP EPS performance goals that correspond to specific payout percentages ranging between 0% and 200% of the target number of units subject to the award.

(4)

Represents an annual LTI PSU award granted to the named executive officer for the three-year performance period covering fiscal 2019 through 2021, subject to cliff vesting at August 30, 2021, based on our relative TSR performance that corresponds to specific payout percentages ranging between 0% and 200% of the target number of units subject to the award and capped at 100% if our absolute TSR is negative over the three-year performance period.

(5)	Represents RSUs awarded to the named executive officer, which are scheduled to vest ratably over four years. See the section entitled “—Description of Compensation Arrangements for Named Executive Officers—Equity-Based Awards” below for more information about these awards.

DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

Overview

The “Fiscal 2017—2019 Summary Compensation Table” above quantifies the value of the different forms of compensation earned by our named executive officers in fiscal 2017, 2018 and 2019, and the “Fiscal 2019 Grants of Plan-Based Awards Table” above provides information regarding the equity incentive awards and non-equity incentive awards granted to our named executive officers in fiscal 2019. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

Non-Equity Incentive Plan Compensation and Awards

Under our STI Plan, our named executive officers are eligible to receive cash awards on an annual basis (or such other period as the Compensation Committee approves). The amount of the awards payable under our STI Plan is determined based on our achievement of operating and/or financial performance goals established by the Compensation Committee annually (or such other period as the Compensation Committee approves) as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance. The named executive officer is generally required to remain employed with us through the date on which the Compensation Committee determines, and we pay, the award amounts for the applicable performance period to be eligible to receive payment of the award for that period. See the section entitled “Executive Compensation—Compensation Discussion and Analysis” for a more detailed description of our STI Plan and tables reflecting each executive’s STI target award opportunities and actual payouts under our STI Plan for fiscal 2019.

Equity-Based Awards

Each RSU and PSU award reported in the “Fiscal 2019 Grants of Plan-Based Awards Table” was granted by the Compensation Committee under, and is subject to, the terms of our 2017 Performance Incentive Plan. Our Board of Directors has delegated general administrative authority for our 2017 Performance Incentive Plan to the Compensation Committee. The Compensation Committee has broad authority under our 2017 Performance Incentive Plan with respect to granting awards, including the authority to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

PSU Awards. The annual LTI PSU awards granted to our named executive officers were granted as part of our regular annual LTI award process, and each PSU award represents a contractual right to receive a percentage of the target number of shares of our common stock based on achievement of certain goals over the performance period. The Compensation Committee selected cumulative revenue and non-GAAP EPS as the financial performance goals over a three-year performance period covering fiscal 2019 through 2021 (representing 37.5% of the target PSU awards) and a two-year performance period covering fiscal 2019 and 2020 (representing 12.5% of the target PSU awards). The Compensation Committee further selected cumulative relative TSR compared to a group of industry peers over a three-year performance period covering fiscal 2019 through 2021 (representing 50% of the target PSU awards).

2019 PROXY STATEMENT     65

COMPENSATION DISCUSSION AND ANALYSIS

Each PSU award is subject to cliff vesting at the end of three years; the portion of the PSUs that has a two-year performance period includes a three-year service period (one year beyond the two-year performance period) for our named executive officers to vest in the awards. The number of units received upon vesting is based upon achievement of the pre-established performance goals. The actual number of shares of our common stock that may become earned and payable after the performance period will range from 0% to 200% of the target number of shares underlying these PSU awards based on the level of achievement of the applicable metrics.

Our named executive officers are not entitled to voting rights with respect to their PSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid PSUs (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of PSUs equal to (i) the per-share cash dividend, multiplied by (ii) the number of PSUs remaining subject to the award held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original PSUs to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

RSUs. Each RSU award granted to our named executive officers in fiscal 2019 represents a contractual right to receive one share of our common stock per RSU on the vesting date(s) of the RSUs. The vesting dates of the RSU awards reported in the “Fiscal 2019 Grants of Plan-Based Awards Table” are disclosed in the “Outstanding Equity Awards at Fiscal 2019 Year-End Table” below.

Our named executive officers are not entitled to voting rights with respect to their RSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid RSU (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of RSUs equal to (i) the per-share cash dividend, multiplied by (ii) the number of RSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original stock units to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in the section entitled “Potential Payments upon Termination or Change in Control.”

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OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END TABLE

The following table presents information regarding the current holdings of stock options and stock awards (and corresponding dividend equivalents) held by each of our named executive officers as of June 28, 2019. This table includes vested but unexercised stock option awards, unvested and unexercisable stock option awards, and unvested awards of RSUs and PSUs at target level or, if applicable, the credited amount.

			Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Stephen D. Milligan	8/14/2013	5,664	—		68.49	8/14/2020	—		—	—		—
	9/11/2014	74,094	—		100.06	9/11/2021	—		—	—		—
	8/5/2015	98,006	6,533	(3)	84.69	8/5/2022	—		—	—		—
	8/3/2016	66,042	82,553	(3)	44.78	8/3/2023	—		—	—		—
	8/2/2017	—	—		—	—	44,351	(4)	2,108,890	—		—
	8/30/2018	—	—		—	—	79,019	(4)	3,757,353	59,264	(5)	2,818,003
										59,264	(6)	2,818,003
Michael D. Cordano	9/11/2014	57,629	—		100.06	9/11/2021	—		—	—		—
	8/4/2015	41,936	2,795	(3)	84.39	8/4/2022	—		—	—		—
	11/3/2015	8,408	2,802	(3)	68.53	11/3/2022	—		—	—		—
	8/3/2016	98,266	44,666	(3)	44.78	8/3/2023	17,034	(4)	809,967	—		—
	8/2/2017	—	—		—	—	25,210	(4)	1,198,736	—		—
	8/30/2018	—	—		—	—	39,509	(4)	1,878,653	19,754	(5)	939,303
										19,754	(6)	939,303
Srinivasan Sivaram	5/12/2016	11,380	—		40.63	2/16/2022	11,198	(7)	532,465	—		—
	8/3/2016	14,492	18,114	(3)	44.78	8/3/2023	13,816	(4)	656,951	—		—
	8/2/2017	—	—		—	—	9,394	(4)	446,685	—		—
	11/1/2017	—	—		—	—	29,697	(8)	1,412,092	—		—
	8/30/2018	—	—		—	—	25,722	(4)	1,223,081	12,860	(5)	611,493
										12,860	(6)	611,493
Robert K. Eulau	4/22/2019	—	—		—	—	37,231	(4)	1,770,334	—		—
Martin R. Fink	2/1/2017	—	—		—	—	20,087	(4)	955,137	—		—
	8/2/2017	—	—		—	—	9,804	(4)	466,180	—		—
	8/30/2018	—	—		—	—	19,754	(4)	939,303	9,877	(5)	469,651
										9,877	(6)	469,651
Mark P. Long	9/11/2014	27,373	—		100.06	9/16/2019	—		—	—		—
	8/3/2016	26,799	—		44.78	9/16/2019	—		—	—		—
	8/30/2018	—	—		—	—	—		—	4,427	(5)(9)	210,504
										4,975	(6)(9)	236,561

(1)	To help explain this table and the awards held by our named executive officers, we included an additional column showing the grant date of each stock option and stock award.
(2)	The amount shown for the market value of the stock awards is based on the $47.55 closing price of our common stock on June 28, 2019, the last trading day in fiscal 2019.

2019 PROXY STATEMENT     67

COMPENSATION DISCUSSION AND ANALYSIS

(3)	These stock option awards are scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.
(4)	These RSU awards are scheduled to vest in four substantially equal annual installments on each of the first, second, third and fourth anniversaries of the grant date.
(5)	These PSU awards are scheduled to vest on August 30, 2021, based on achievement of specified relative TSR goals established by the Compensation Committee for the three-year period covering fiscal 2019 through 2021. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the awards indicated in the table above.
(6)	These PSU awards are scheduled to vest on August 30, 2021, based on achievement of specified revenue and non-GAAP EPS goals established by the Compensation Committee for the two-year and three-year periods covering fiscal 2019 and 2020 and fiscal 2019 through 2021, respectively. The awards will be payable in shares of our common stock on the vesting date based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the awards indicated in the table above.
(7)	This RSU award was originally granted by SanDisk and was assumed by us in connection with the acquisition of SanDisk in May 2016. This RSU award is scheduled to vest on February 16, 2020.
(8)	This RSU award is scheduled to vest on the third anniversary of the date of grant.
(9)	In connection with the termination of Mr. Long’s employment, these PSU awards reflect the pro rata portion subject to open performance-based vesting conditions.

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for our named executive officers during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen D. Milligan	—	—	93,446	5,753,822
Michael D. Cordano	—	—	144,402	7,624,466
Srinivasan Sivaram	—	—	36,020	2,029,377
Robert K. Eulau	—	—	—	—
Martin R. Fink	—	—	23,322	1,290,967
Mark P. Long	4,467	111,698	195,661	9,054,034

(1)	The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the exercise date.
(2)	The amount shown for the value realized on the vesting of stock awards equals the number of shares of our common stock subject to the named executive officer’s stock awards that vested during fiscal 2019 (and corresponding dividend equivalents) multiplied by the closing price of the stock on the applicable vesting date (or, for PSUs, the applicable payment date) of the award.

68     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

FISCAL 2019 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2019 and as to RSUs that vested in fiscal 2019 but as to which payment had not been made at fiscal year-end.

Name	Executive Contributions in Fiscal 2019 ($)		Registrant Contributions in Fiscal 2019 ($)	Aggregate Earnings in Fiscal 2019 ($)(1)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 28, 2019 ($)(2)
Stephen D. Milligan	562,500		—	196,536		—	6,749,418
Michael D. Cordano	—		—	—		—	—
Srinivasan Sivaram	490,625		—	70,813		—	1,464,273
Robert K. Eulau	—		—	—		—	—
Martin R. Fink	744,000		—	106,076		—	2,180,212
Mark P. Long	250,033	(3)	—	80,214	(4)	—	330,247

(1)	The amounts reported are not considered to be at above-market rates under applicable SEC rules. In accordance with SEC rules, we did not include these amounts as compensation to the named executive officers in the “Fiscal 2017—2019 Summary Compensation Table” above.
(2)	The balances reported represent compensation already reported in the “Fiscal 2017—2019 Summary Compensation Table” in this year’s Proxy Statement and its equivalent table in prior years’ proxy statements, except for the earnings on contributions that are not considered to be at above-market rates under SEC rules and for amounts earned while the individual was not a named executive officer under SEC rules.
(3)	The amount shown reflects the value, based on the closing price of our common stock on the applicable vesting date, of Mr. Long’s RSUs that vested during fiscal 2019 but as to which payment will be made after the end of fiscal 2019 in accordance with the terms of the awards.
(4)	Reflects the change in value between the vesting date and the last day of fiscal 2019, based on the closing prices of our common stock on those dates, of Mr. Long’s RSUs that vested during fiscal 2019 but as to which payment will be made after the end of fiscal 2019 in accordance with the terms of the awards.

Non-Qualified Deferred Compensation Plan

We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal 2017—2019 Summary Compensation Table” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer up to 80% of his or her eligible compensation that may be earned during the following year.

Under the plan, we are permitted to make additional discretionary contributions with respect to amounts deferred under the plan. We did not make any discretionary contributions during fiscal 2019. In addition, we have not in the past made any discretionary contributions under our Deferred Compensation Plan to any of our current named executive officers.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds. Amounts may be deferred until a specified date, retirement, disability or death. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum or in installments over five, ten, fifteen or twenty years. If the participant’s employment terminates before the participant qualifies for retirement, including due to disability, the participant’s deferred compensation balance will be paid in a single lump sum upon termination. Emergency hardship withdrawals are also permitted under the plan.

Prior to the plan year beginning on January 1, 2016, under our Deferred Compensation Plan, named executive officers and other key employees were permitted to defer receipt of any RSUs awarded under our 2017 Performance Incentive Plan beyond the vesting date of the award. A participant could elect to defer receipt of RSUs until a specified date, retirement, disability or death, as described above. If a participant made an election to defer RSUs, the participant would receive a distribution with respect to the RSUs (including any stock units credited as dividend equivalents) in an equivalent number of shares of our common stock in accordance with the participant’s deferral election. Commencing with the plan year beginning on January 1, 2016, employees are no longer permitted to defer receipt of RSUs under our Deferred Compensation Plan.

2019 PROXY STATEMENT     69

COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control.

Change in Control—No Termination

Except as described below, our equity awards will not automatically vest should a change in control occur. Upon any event in which our company does not survive, or does not survive as a public company in respect of its common stock, each award may be terminated. If an award is to be terminated in those circumstances, and the Compensation Committee has not provided for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances, the award will become fully vested (and PSU awards as to which the applicable performance period has not ended will become vested at the target number of shares or such greater number of shares as the Compensation Committee may determine appropriate in the circumstances). For the specific definitions related to accelerated vesting in these circumstances, please refer to the applicable stock plan or form of award agreement as filed with the SEC.

Unless otherwise determined by the Compensation Committee, any stock options that are vested prior to or that become vested in connection with a transaction referred to above will generally terminate if not exercised prior to the transaction.

Change in Control—Termination Without Cause or For Good Reason

In addition to the change in control benefits described above, named executive officers may be entitled to severance benefits in the event of certain terminations of employment in connection with or following a change in control. These benefits are provided under our Change of Control Severance Plan, which was adopted by our Board on March 29, 2001, as most recently amended and restated as of November 3, 2015. The severance benefits are payable if we or our subsidiaries terminate the employment of the named executive officer without “cause” or the employee voluntarily terminates his or her employment for “good reason” within one year after a change in control or prior to and in connection with, or in anticipation of, such a change.

For these purposes:

●	The term “change in control” generally means an acquisition by any person or group of more than one-third of our stock, certain majority changes in our board of directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in our ownership, and certain liquidations and dissolutions of our company.
●	The term “cause” generally means the commission of certain crimes by the executive, the executive’s willful engaging in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy.
●	The term “good reason” generally means a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, certain relocations of the executive’s employment, or a material breach by us (or our successor) with respect to our obligations under our Change of Control Severance Plan.

For the specific definitions of change in control, cause and good reason, please refer to our Change of Control Severance Plan as filed with the SEC.

Each of our named executive officers is a “Tier 1 Executive” for purposes of our Change of Control Severance Plan due to each such officer’s status as an executive officer subject to Section 16 of the Exchange Act.

For each of the named executive officers, the severance benefits generally consist of the following:

1.	a lump sum payment equal to two times the sum of the officer’s annual base compensation plus the target bonus as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the officer’s employment with us, whichever is higher;
2.	100% vesting of any unvested outstanding equity awards granted to the officer by us, with any performance-based equity awards as to which the applicable performance period has not ended becoming vested at the target level (or, if more favorable, as otherwise provided in the award agreement or other written agreement governing such performance-based award);

70     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

3.	extension of the period during which the officer may exercise his or her stock options to the longer of (a) 90 days after the date of termination of his or her employment and (b) the period specified in the plan or agreement governing the options;
4.	continuation for a period of 24 months of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits, including equivalent coverage for the officer’s spouse and dependent children, or a lump sum payment equal to the cost of obtaining coverage for 24 months if the officer is ineligible to be covered under the terms of our insurance and welfare benefits plans; and
5.	a lump sum payment equal to the amount of in-lieu payments that the officer would have been entitled to receive during the 24 months after termination of his or her employment if, prior to the change in control, the officer was receiving any cash-in-lieu payments designed to enable the officer to obtain insurance coverage of his or her choosing.

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the officer from any successor employer. Our Board of Directors or the Compensation Committee may terminate our Change of Control Severance Plan at any time in its discretion, except in the event of a “change in control” or in connection with or in anticipation of a “change in control.”

The annual RSU awards granted to the named executive officers provide for accelerated vesting in the event of a termination of employment without “cause” or the employee voluntarily terminates his or her employment for “good reason” upon or within one year after a change in control. The annual LTI PSU awards granted to the named executive officers in fiscal 2019 provide for accelerated vesting at the target or achieved level in the event of a termination of employment under circumstances that give rise to severance benefits under our Change of Control Severance Plan.

Involuntary Termination Without Cause—No Change in Control

Our Board of Directors adopted an Executive Severance Plan on February 16, 2006, as most recently amended and restated on February 2, 2017, which provides for certain severance benefits in the event an executive’s employment is terminated without “cause.” For these purposes, “cause” generally has the meaning described in the preceding section. For the specific definition of cause, please refer to our Executive Severance Plan as filed with the SEC.

Participants in our Executive Severance Plan include members of our senior management who our Board or the Compensation Committee has designated as a Tier 1 Executive, Tier 2 Executive or Tier 3 Executive. The level of severance benefits payable under our Executive Severance Plan depends upon the executive’s designated Tier. The Compensation Committee has designated each of our named executive officers as a Tier 1 Executive under our Executive Severance Plan.

Our Executive Severance Plan provides that a Tier 1 Executive, such as each of our named executive officers, will receive the following severance benefits in the event we terminate the executive’s employment without cause:

1.	a lump sum payment equal to the executive’s monthly base salary multiplied by twenty-four, subject to applicable taxes and withholding;
2.	a pro rata bonus payment, subject to applicable taxes and withholding, under our bonus program for the bonus cycle in which the executive’s termination date occurs (determined based on the number of days in the applicable bonus cycle during which the executive was employed and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by us);
3.	acceleration of the vesting of the executive’s then outstanding equity awards that are subject to time-based vesting to the extent such equity awards would have vested and become exercisable or payable, as applicable, if the executive had remained employed for an additional six months (or, for Tier 1 Executives who are retirement eligible as defined below, prorated vesting of the applicable RSUs scheduled to vest on the next vesting date based on the number of days that the employee was employed by us between the last vesting date of the award and its next vesting date, if this calculation provides a greater benefit);
4.	outplacement services provided by a vendor chosen by us and at our expense for twelve months following the executive’s termination of employment; and
5.	an amount equal to the applicable COBRA premium rate for company-provided medical, dental and/or vision coverage existing as of the executive’s termination date multiplied by eighteen months.

In addition, the PSU award agreements provide that in the event the executive is entitled to severance benefits under our Executive Severance Plan and the termination of employment occurs before the end of the applicable performance period, a prorated portion of the target number of PSUs subject to the award (calculated based on the number of days that the executive was employed by us during the applicable performance period) will remain outstanding and eligible to vest based on actual achievement of the performance milestones over the performance period.

2019 PROXY STATEMENT      71

COMPENSATION DISCUSSION AND ANALYSIS

Payment of severance benefits under our Executive Severance Plan is conditioned upon the executive’s execution of a valid and effective release of claims. In addition, no executive is entitled to a duplication of benefits under our Executive Severance Plan or any other severance plan of ours or our subsidiaries, including our Change of Control Severance Plan.

Qualified Retirement

In the event an employee retires from employment at a time when the employee meets the criteria of a “qualified retiree” under our standard terms and conditions for stock options, all unvested stock options held by the employee at the time of termination will accelerate. In order to be a qualified retiree, an employee is generally required to have at least five years of continuous service with us and the employee must also be at least age 65 at the time of retirement and his or her age plus total years of continuous service with us must total at least 75.

If an employee meets the applicable “qualified retiree” criteria, the employee’s stock options will remain exercisable for three years after his or her retirement or until their earlier expiration but will immediately terminate in the event the employee provides services to one of our competitors or otherwise competes with us. In that event, we will have the right to pursue recovery of any profits realized by the employee from exercising the stock options during the six-month period prior to the date the employee commenced providing such services to a competitor.

For RSUs and PSUs granted beginning with our fiscal 2019 annual grant, in the event an employee meets the criteria for retirement under our standard terms and conditions for RSUs and PSUs, a pro rata portion of the RSUs will vest and a pro rata portion of the PSUs will remain outstanding and eligible to vest based on actual achievement of the performance milestones over the performance period. To be eligible for retirement, the employee must have five years of credited service with us and must also be at least age 55 at the time of retirement and his or her age plus total years of credited service must be at least 70. Eligibility for retirement is also limited to our officers. If a retirement-eligible executive is also eligible for benefits under our Executive Severance Plan or Change of Control Executive Severance Plan and the applicable plan provides greater benefits upon an executive’s retirement, the plan terms govern.

Death

In the event of an employee’s death, the vesting of LTI awards previously granted to the employee will accelerate as described below.

●	For stock options, all unvested stock options held by the employee at the time of death will immediately vest and be exercisable, and the stock options will remain exercisable for three years after the date of the employee’s death or until the earlier expiration of the stock option.
●	For awards of RSUs, a pro rata portion of the stock units due to vest on the next vesting date will vest based on the number of days that the employee was employed by us between the last vesting date of the award and its next vesting date.
●	For annual LTI PSU awards, a pro rata portion of the award (based on the number of days that the employee was employed by us during the applicable performance period) will remain outstanding and eligible to vest based on actual achievement of the performance milestones over the performance period.

Termination for Cause / Misconduct

In the event an employee’s employment is terminated for cause due to the employee’s misconduct or violation of company policy, among other reasons, the employee will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the employee would not be eligible for severance benefits.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers, other than Mr. Long and Mr. Fink, under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control. In calculating the amount of any potential payments to the named executive officers, we have assumed the following:

●	The applicable triggering event (i.e., qualifying termination of employment and/or change in control) occurred on June 28, 2019.
●	The price per share of our common stock is equal to the closing price per share on June 28, 2019 ($47.55), the last trading day in fiscal 2019.
●	In the case of a change of control, our company does not survive the change in control, and all outstanding incentive awards (and corresponding outstanding dividend equivalents for RSUs and PSUs) are cashed out and terminated in the transaction.

72     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

●	Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under our Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.

Name	Compensation Element	Change in Control-No Termination (Awards Not Assumed) ($)(1)	Change in Control-With Termination Without Cause or For Good Reason ($)(2)		Involuntary Termination Without Cause-No Change in Control ($)(3)		Qualified Retirement ($)(4)	Death ($)(5)
Stephen D. Milligan	Cash Severance	—	6,250,000		4,375,000		—	—
	Option Acceleration(6)	228,672	228,672		91,471		—	228,672
	Restricted Stock Unit Acceleration(7)	5,866,219	5,866,219		1,642,331		779,244	1,414,610
	Performance Stock Unit Acceleration(8)	9,853,841	9,853,841		6,202,033		1,984,231	6,202,033
	Continuation of Benefits(9)	—	104,574		35,449		—	—
	Value of Outplacement Services	—	—		5,960		—	—
	TOTAL	15,948,732	22,303,306		12,352,244		2,763,475	7,845,315
Michael D. Cordano	Cash Severance	—	3,600,000		2,600,000		—	—
	Option Acceleration(6)	123,725	123,725		49,492		—	123,725
	Restricted Stock Unit Acceleration(7)	3,887,381	3,887,381		1,274,263		—	1,115,717
	Performance Stock Unit Acceleration(8)	3,476,976	3,476,976		2,259,723		—	2,259,723
	Continuation of Benefits(9)	—	67,062		35,449		—	—
	Value of Outplacement Services	—	—		5,960		—	—
	TOTAL	7,488,082	11,155,144		6,224,887		—	3,499,165
Srinivasan Sivaram	Cash Severance	—	2,625,000	(10)	1,937,500	(10)	—	—
	Option Acceleration(6)	50,176	50,176		20,072		—	50,176
	Restricted Stock Unit Acceleration(7)	4,271,222	4,271,222		783,143		—	1,461,831
	Performance Stock Unit Acceleration(8)	1,818,654	1,818,654		1,026,218		—	1,026,218
	Continuation of Benefits(9)	—	120,795		35,995		—	—
	Value of Outplacement Services	—	—		5,960		—	—
	TOTAL	6,140,052	8,885,847		3,808,888		—	2,538,225
Robert K. Eulau	Cash Severance	—	2,940,000		2,170,000		—	—
	Option Acceleration(6)	—	—		—		—	—
	Restricted Stock Unit Acceleration(7)	1,770,315	1,770,315		—		—	82,340
	Performance Stock Unit Acceleration(8)	—	—		—		—	—
	Continuation of Benefits(9)	—	43,897		17,617		—	—
	Value of Outplacement Services	—	—		5,960		—	—
	TOTAL	1,770,315	4,754,212		2,193,577		—	82,340

(1)	As described above, none of our equity awards will automatically vest because a change in control event occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity incentive compensation under our incentive compensation plans in connection with a change in control (regardless of whether a termination of employment also occurs), as such acceleration is described more fully above, assuming that the awards were to be terminated in connection with the change in control and the Compensation Committee had not provided for the assumption, substitution or other continuation of the awards.
(2)	The amounts shown represent the estimated value of the severance benefits payable under our Change of Control Severance Plan (and the estimated value of equity acceleration under our stock incentive plans for awards not covered under our Change of Control Severance Plan) in the event of a qualifying termination of employment in connection with a change in control, as such benefits are described more fully above.
(3)	The amounts shown represent the estimated value of the severance benefits payable under our Executive Severance Plan in the event of a termination of employment by us without cause, as such benefits are described more fully above.
(4)	As of June 28, 2019, none of the named executive officers met the requirements for a “qualified retiree” as described above with respect to stock options and only Mr. Milligan met the requirements for a “qualified retiree” with respect to RSUs and PSUs.
(5)	The amounts shown represent the estimated value of the acceleration of outstanding equity and non-equity incentive compensation under our incentive compensation plans in connection with the named executive officer's death, as such acceleration is described more fully above. For the PSU awards, where applicable, the amounts assume achievement at 100% of target for the period, subject to proration.

2019 PROXY STATEMENT      73

COMPENSATION DISCUSSION AND ANALYSIS

(6)	The amounts shown represent the portion of the option award that would have accelerated in connection with the termination or change in control event and are based on the intrinsic value of that portion of the option as of June 28, 2019. These intrinsic values were calculated by multiplying (i) the difference between the closing price of a share of our common stock on June 28, 2019 ($47.55), the last trading day in fiscal 2019, and the applicable exercise price by (ii) the number of shares subject to stock options vesting on an accelerated basis on June 28, 2019. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $47.55 or for stock options that were already vested as of June 28, 2019. Also not included in the table above is any potential value attributable to the extension of a stock option term in connection with certain terminations of employment.
(7)	The amounts shown represent the portion of the RSU award that would have accelerated in connection with the termination event and are based on the intrinsic value of that portion as of June 28, 2019. These intrinsic values were calculated by multiplying (i) the closing price of a share of our common stock on June 28, 2019 ($47.55), the last trading day in fiscal 2019, by (ii) the number of stock units that would have vested on an accelerated basis on June 28, 2019.
(8)	The amounts shown represent the number of PSUs that would have accelerated in connection with the termination event and are based on the intrinsic value of those units as of June 29, 2018. These intrinsic values were calculated by multiplying (i) the closing price of a share of our common stock on June 28, 2019 ($47.55), the last trading day in fiscal 2019, by (ii) the number of PSUs that would have vested on an accelerated basis on June 28, 2019.
(9)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the named executive officer will find other employment, or discount rates for determining present value.
(10)	In connection with Dr. Sivaram’s appointment as President, Technology and Strategy, his base salary was increased from $625,000 to $700,000 in August 2019. The amounts shown are based on his salary on June 28, 2019.

Mark Long Separation

Mr. Long ceased serving as our Chief Financial Officer in May 2019 and we terminated his employment in June 2019. In connection with the termination of his employment, Mr. Long received Tier I severance benefits as required under our Executive Severance Plan and as set forth in the Separation Agreement and General Release we entered into with Mr. Long, as follows: (i) cash severance of $2,061,563, consisting of twenty-four months of base salary in the amount of $1,350,000 and a pro rata STI award payment in the amount of $711,563; (ii) accelerated vesting of his then-outstanding stock options and RSUs as if he had remained employed through December 15, 2019, the six-month anniversary of his separation date; (iii) his PSUs granted in September 2015 and that remained subject to continued service fully vested upon his separation; (iv) his PSUs granted in August 2017 vested with respect to the target number of PSUs subject to the award; (v) his PSUs granted in August 2018 will vest pro rata subject to actual performance under the award; (vi) the cash equivalent of a continuation of COBRA benefits for 18 months in the amount of $23,454; and (vii) up to twelve months of outplacement services at our expense. No value is assigned to the accelerated vesting of his outstanding stock options because all such stock options were underwater based on the closing price of a share of our common stock on June 14, 2019 (the last trading day before the date of his termination, used as an assumption for purposes of this disclosure) and the applicable exercise price of the stock options. The value of the accelerated vesting of his RSUs was approximately $1,075,258 and his PSUs was approximately $831,941. The amount for the accelerated vesting of the RSUs and PSUs was calculated by multiplying the number of shares underlying such awards by the closing price of a share of our common stock on June 14, 2019 ($36.33), the last trading day prior to his termination (used as an assumption for purposes of this disclosure). Mr. Long did not receive any additional compensation outside of what he was entitled to under our Executive Severance Plan.

Martin Fink Retirement

Mr. Fink retired from full-time employment with us in September 2019 and transitioned to a part-time advisory role to support our open source and RISC-V activities. In his part-time advisory role, Mr. Fink is no longer an officer subject to Section 16 reporting requirements. Our advisory agreement with Mr. Fink provides for a base salary of $150,000 for a period of six months; the parties may renew the term for an additional six months by mutual agreement. Mr. Fink is not eligible to participate in our STI or LTI programs during his advisory role. While serving as a part-time employee in his advisory role, Mr. Fink will continue to vest in equity awards granted to him prior to his transition to the advisory role. Mr. Fink is not entitled to benefits under our Executive Severance Plan in connection with his retirement or upon the termination of his advisory role.

74     WESTERN DIGITAL

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO

Rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (as subsequently defined by the SEC under Item 402(c)(2)(x) of Regulation S-K) require us to disclose the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of the “median compensated” employee of all our employees (the “Median Compensated Employee”) other than our Chief Executive Officer.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. Because SEC rules for identifying the Median Compensated Employee and calculating the CEO pay ratio based on his or her annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions, the CEO pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have very different global workforce strategies, employment and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating and reporting their CEO pay ratio.

As permitted under SEC rules, we are using the same median employee identified for purposes of our fiscal 2018 CEO pay ratio, as we believe there have been no changes to our employee population and compensation that would significantly impact our pay ratio disclosure. In identifying our Median Compensated Employee for our fiscal 2018 CEO pay ratio, we used “Target Total Cash,” which includes base salary or base wages, target cash bonus incentives and other cash-based incentive allowances, such as housing, automobile, meal and other types of allowances, as reported in our payroll data. For hourly employees, we calculated base wages based on a reasonable estimate of hours worked during fiscal 2018 and the relevant employee’s hourly wage rate as in effect on April 1, 2018. For salaried employees, we calculated base salary using the relevant employee’s annual salary level as in effect on April 1, 2018. We annualized Target Total Cash for all permanent employees who did not work the full 2018 fiscal year.

To identify our Median Compensated Employee for fiscal 2018, we used our global employee population and exchange rates effective April 1, 2018. As of this date, our employee population was 71,600 employees (where 88% were located outside the United States). This included all regular, part-time, supplemental, and temporary employees. No exclusions were made for countries, employee types, or acquisitions. Using the same methodology, our employee population as of April 1, 2019 was 67,600 employees (where 87% were located outside of the United States).

The Median Compensated Employee for fiscal 2018 and 2019 was an Operator 1, Manufacturing in Thailand. We calculated the Median Compensated Employee’s annual total compensation in the same manner as our Chief Executive Officer as reported above in the “Fiscal 2017—2019 Summary Compensation Table.” The fiscal 2019 annual total compensation for the Median Compensated Employee was calculated at $10,063, and our Chief Executive Officer’s annual total compensation was $12,866,469 (as reported in the “Fiscal 2017—2019 Summary Compensation Table”). Therefore, the ratio of annual total compensation of our Chief Executive Officer to our median employee for fiscal 2019 was 1,279 to 1.

2019 PROXY STATEMENT      75

Equity Compensation Plan Information

The following table gives information with respect to our equity compensation plans as of June 28, 2019. These plans include our Non-Employee Directors Stock-for-Fees Plan, 2017 Performance Incentive Plan and 2005 Employee Stock Purchase Plan, each of which has been approved by our stockholders. The Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan. The following table also gives information with respect to the SanDisk Corporation 2013 Incentive Plan (which we also refer to as the SanDisk Plan), which we assumed in May 2016 in connection with the acquisition of SanDisk. No new awards may be granted under the SanDisk Plan after November 2, 2017.

Other than with respect to the SanDisk Plan, the following table does not present information regarding equity awards that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, footnote 2 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of June 28, 2019, and the weighted average exercise price of such assumed options. We may not grant additional options or other equity awards under assumed plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	12,990,444	(1)(2)	68.13	(3)	29,059,897 (4)
Equity compensation plans not approved by security holders(5)	2,658,272		42.84	(6)	—
Total(7)	15,648,716		65.30		29,059,897

(1)

This amount includes: (i) 3,432,768 shares of our common stock subject to stock options outstanding under our 2017 Performance Incentive Plan, (ii) 8,811,396 shares of our common stock subject to outstanding RSUs awarded under our 2017 Performance Incentive Plan, and (iii) 126,735 shares of our common stock subject to deferred stock units credited under our Deferred Compensation Plan.

(2)

Includes the maximum number of shares potentially issuable in connection with PSUs with open performance-based vesting conditions. As of June 28, 2019, a maximum of 619,545 PSUs (including a target number of 309,773 PSUs) were subject to open performance-based vesting conditions under our 2017 Performance Incentive Plan. See the sections entitled “Compensation Discussion and Analysis” and the “Executive Compensation Tables and Narratives—Fiscal 2019 Grants of Plan-Based Awards Table” and the accompanying narrative for more information regarding outstanding PSUs. Excludes 145,735 PSUs credited as of the end of fiscal 2019. These shares vested and became payable in fiscal 2020.

(3)

This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of RSUs and PSUs issued under our 2017 Performance Incentive Plan and deferred stock units credited under our Deferred Compensation Plan.

(4)

Of these shares, as of June 28, 2019, 17,058,178 remained available for future issuance under our 2017 Performance Incentive Plan and 12,001,719 remained available for future issuance under our 2005 Employee Stock Purchase Plan.

(5)

This amount includes (i) 431,015 shares of our common stock subject to stock options outstanding under the SanDisk Plan, and (ii) 2,227,257 shares of our common stock subject to RSUs outstanding under the SanDisk Plan, in each case, as of June 28, 2019.

(6)	This number reflects the weighted-average exercise price of options outstanding under the SanDisk Plan and has been calculated exclusive of RSUs outstanding under the SanDisk Plan.
(7)

In accordance with applicable SEC rules, the table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with the acquisitions of the companies that originally established those plans or agreements and under which we may not make new award grants. As of June 28, 2019, 65,576 shares of common stock were issuable upon exercise of outstanding options granted under these assumed plans. The weighted average exercise price of these assumed outstanding options to acquire shares of common stock was $90.06 per share. Additionally, as of June 28, 2019, there were no RSUs outstanding under these assumed plans.

76     WESTERN DIGITAL

EQUITY COMPENSATION PLAN INFORMATION

The SanDisk Plan was adopted by the SanDisk board of directors on March 14, 2013, and approved by the stockholders of SanDisk on April 26, 2013. In accordance with the terms of the acquisition of SanDisk, we assumed the stock options and RSUs that were outstanding under the SanDisk Plan at the time of the closing as well as the authority to make new award grants under the SanDisk Plan after the closing; however, such authority was terminated as of November 2, 2017.

Our Board of Directors or the Compensation Committee generally has the authority to accelerate the vesting of any award under the SanDisk Plan in accordance with the terms of the SanDisk Plan. In the event of a change in control of our company (or other entity assuming the SanDisk Plan) in connection with which the awards granted under the SanDisk Plan are not assumed or continued, the awards granted under the SanDisk Plan will generally accelerate, become vested, and will terminate in connection with the transaction.

2019 PROXY STATEMENT     77

Stock Ownership Information

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of September 5, 2019, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the named executive officers named in the “Fiscal 2017—2019 Summary Compensation Table” and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13D filed with the SEC.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Greater than 5% Stockholders:
The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	31,563,945	10.90%
BlackRock, Inc.(4) 55 East 52nd Street, New York, NY 10055	24,515,834	8.5%
Directors:
Kimberly E. Alexy	—	*
Martin I. Cole	12,490	*
Kathleen A. Cote(5)	53,423	*
Henry T. DeNero(5)	59,200	*
Tunç Doluca	821	*
Michael D. Lambert	21,177	*
Len J. Lauer	72,600	*
Matthew E. Massengill	16,667	*
Stephanie A. Streeter	—	*
Named Executive Officers:
Stephen D. Milligan(6)(7)	556,555	*
Michael D. Cordano(7)	419,156	*
Srinivasan Sivaram(7)	74,367	*
Robert K. Eulau	—	*
Martin R. Fink	26,204	*
Mark P. Long(7)(8)	113,544	*
All Directors and Current Executive Officers as a group (15 persons)(9)	1,329,441	*

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	We determine beneficial ownership in accordance with SEC rules. We deem shares subject to options that are exercisable as of or within 60 days after September 5, 2019, as well as shares subject to RSU awards scheduled to vest within 60 days after September 5, 2019, as outstanding for purposes of computing the share amount and the percentage ownership of the person holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 5, 2019 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.
(2)	Except as otherwise noted below, we determine applicable percentage ownership based on 297,241,704 shares of our common stock outstanding as of September 5, 2019. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

78     WESTERN DIGITAL

STOCK OWNERSHIP INFORMATION

(3)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group (“Vanguard”). According to the schedule, as of December 31, 2018, Vanguard has sole voting power with respect to 338,924 shares, shared voting power with respect to 63,816 shares, sole dispositive power with respect to 31,171,628 shares and shared dispositive power with respect to 392,317 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 245,609 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 236,854 shares as a result of its serving as investment manager of Australian investment offerings.
(4)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2019, by BlackRock, Inc. (“BlackRock”). According to the schedule, as of December 31, 2018, BlackRock has sole voting power with respect to 22,034,305 shares and sole dispositive power with respect to 24,515,834 shares.
(5)	Includes shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 5, 2019 as follows: Ms. Cote (29,188) and Mr. DeNero (45,487). Deferred stock units are payable in an equivalent number of shares of common stock in connection with the retirement or other separation from service of the director, or earlier in connection with the director’s deferral election.
(6)	Mr. Milligan is also a member of our Board of Directors. Includes 69,311 shares held in a family trust account in which Mr. Milligan has voting and/or investment power.
(7)	Includes shares of our common stock that may be acquired as of or within 60 days after September 5, 2019 through the exercise of stock options as follows: Mr. Milligan (283,361), Mr. Cordano (229,703), Dr. Sivaram (33,118) and Mr. Long (27,373).
(8)	Mr. Long’s employment terminated in June 2019. Under SEC rules, he is considered a named executive officer for fiscal 2019. The amount beneficially owned by Mr. Long is based on information provided by Mr. Long as of June 28, 2019, adjusted to give effect to subsequent transactions through September 5, 2019 of which we are aware in connection with employment-related equity awards.
(9)	Includes 586,801 shares of our common stock that may be acquired as of or within 60 days after September 5, 2019 through the exercise of stock options by our directors and our current executive officers. Also includes 74,675 shares of our common stock representing deferred stock units as described in footnote 5 above.

2019 PROXY STATEMENT     79

Equity Plan Proposal

PROPOSAL 3	APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2017 PERFORMANCE INCENTIVE PLAN TO, AMONG OTHER THINGS, INCREASE BY 6 MILLION THE NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THAT PLAN

Our Board of Directors recommends that stockholders vote FOR this Proposal 3 to approve the amendment and restatement of our 2017 Performance Incentive Plan.
At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Western Digital Corporation Amended and Restated 2017 Performance Incentive Plan. The amended and restated version of our 2017 Performance Incentive Plan was adopted, subject to stockholder approval, by our Board on August 7, 2019 (the “Effective Date”).

●	We are seeking to increase shares available for issuance under our 2017 Performance Incentive Plan by 6 million shares to allow for continued use of equity incentives
●	This is a broad-based equity incentive plan: over 90% of equity awards granted under our 2017 Performance Incentive Plan in fiscal 2019 were to non-executive officers
●	The additional shares, together with the shares currently available for future grants, are expected to cover grants for approximately one year based on current grant practices and other factors

We believe that equity awards are critical to attracting and retaining the most talented employees in our industry. Stockholder approval of the proposed amendment and restatement of our 2017 Performance Incentive Plan will allow us to continue to provide these important incentives. Under applicable listing rules, we may not increase our 2017 Performance Incentive Plan share limit without stockholder approval.

OVERVIEW AND RATIONALE

Equity incentives are a significant component of our compensation programs for our named executive officers and our broader employee population.

Broad-Based Equity Program Supports Talent Retention

Under this broad-based equity compensation plan, over 90% of awards in fiscal 2019 were granted to employees other than our named executive officers. Further, 60% of all equity awards granted in fiscal 2019 were awarded to our engineers, who are integral to maintaining our market leadership and innovation. All of our full-time employees, all members of our Board of Directors, and certain consultants and advisors to our company are eligible to receive equity awards under our 2017 Performance Incentive Plan, as determined by the plan administrator. Equity incentives are a core component of our competitive compensation program and help us to retain key talent throughout our company.

Alignment of Named Executive Officer Interests with Stockholder Interests

Equity awards represented 79% of the target total direct compensation for our Chief Executive Officer in fiscal 2019, and 70% on average of the target total direct compensation of our other named executive officers in fiscal 2019 (excluding Mr. Eulau, who did not participate in our fiscal 2019 annual equity grant). Under our LTI program for our named executive officers, 50%-60% of target awards are granted in PSUs contingent on the achievement of robust pre-established performance goals that help align management interests with those of our stockholders and reward long-term value creation.

80     WESTERN DIGITAL

EQUITY PLAN PROPOSAL

For additional information on our overarching pay-for-performance philosophy and the compensation arrangements in place for our named executive officers, please see the section entitled “Executive Compensation—Compensation Discussion and Analysis.”

Our Granting Practices Provide for Prudent Use of Equity

Our 2017 Performance Incentive Plan authorizes the grant of equity-based compensation in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents and similar rights, as well as cash-based awards, for the purpose of providing the members of our Board of Directors and our employees and consultants compensation, incentives and rewards for performance. Our Board of Directors monitors share usage to manage the dilutive impact of awards granted under the plan. Our 2017 Performance Incentive Plan both continues and enhances a broad range of compensation and governance best practices, with some of the key features highlighted below. These highlights are qualified in their entirety by the full text of our 2017 Performance Incentive Plan (as proposed to be amended and restated), which has been filed with the SEC as Appendix B to this Proxy Statement:

●	Limitations on Grants. The maximum aggregate number of shares underlying awards granted under our 2017 Performance Incentive Plan that may be delivered to any one person during any calendar year with respect to stock options and stock appreciation rights is 1,000,000 shares, subject to equitable adjustment for certain corporate transactions.
●	Director Award Limit. The value of the shares subject to awards granted under our 2017 Performance Incentive Plan to any one non-employee director in any one grant year (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the plan administrator) may not exceed $900,000. This limit does not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director. For these purposes, a “grant year” means the annual period commencing on the date of our annual meeting of stockholders and concluding on the day immediately preceding the next annual meeting of stockholders, or such other annual period as the administrator may determine in its discretion.
●	No Repricing of Stock Options or Stock Appreciation Rights. Without stockholder approval, we generally may not reprice an outstanding stock option or stock appreciation right, except for equitable adjustments for certain corporate transactions, as further described below.
●	Dividends and Dividend Equivalents Not Payable on Awards Until Vesting. Dividends and dividend equivalents payable in connection with unvested awards will only be paid out to the extent that the vesting requirements are satisfied and the shares underlying such awards vest.
●	No In-the-Money Stock Option or Stock Appreciation Right Grants. Stock options and stock appreciation rights may not be granted with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.
●	Clawback Right. Our 2017 Performance Incentive Plan provides that the plan administrator has the right to provide in the terms of any award or agreement that awards granted under the plan shall be subject to the provisions of any clawback or similar policy adopted by us, which may require the award recipient to repay any proceeds or gains and forfeit the award.
●	Minimum Vesting Requirements. Except pursuant to any required accelerated vesting in connection with a change in control event, or as described below, our 2017 Performance Incentive Plan provides that each award granted under the plan will be subject to a minimum vesting period of one year. Awards may, however, be granted under the plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of our common stock subject to such awards will not exceed 5% of the aggregate share limit.
●	Share Recycling. Shares that are reacquired or withheld by us in connection with the exercise of stock options, the settlement of stock appreciation rights or the payment of required withholding taxes on stock options or stock appreciation rights will not be available again for new award grants under our 2017 Performance Incentive Plan. However, shares that are reacquired or withheld by us on or after November 7, 2018 as payment in connection with a full-value award under our 2017 Performance Incentive Plan or the SanDisk Plan, as well as shares reacquired or withheld by us on or after November 7, 2018 to satisfy the tax withholding obligations related to a full-value award under our 2017 Performance Incentive Plan or the SanDisk Plan will be available for new award grants under our 2017 Performance Incentive Plan. The share limit of our 2017 Performance Incentive Plan may not be increased by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

2019 PROXY STATEMENT     81

EQUITY PLAN PROPOSAL

MATERIAL CHANGES TO OUR 2017 PERFORMANCE INCENTIVE PLAN

The amendment and restatement of our 2017 Performance Incentive Plan reflects the following material changes, which are subject to stockholder approval of this Proposal 3:

●	Increase in Aggregate Share Limit. The amended and restated version of our 2017 Performance Incentive Plan authorizes an increase in the overall limit on the number of shares of common stock that may be issued or transferred pursuant to award grants under the plan by an additional 6 million shares, from 88,950,584 shares to 94,950,584 shares. As of September 5, 2019, a total of 14,837,440 shares of our common stock were subject to outstanding awards granted under our 2017 Performance Incentive Plan, a total of 1,948,354 shares of our common stock were subject to outstanding awards granted under the SanDisk Plan (which will be available for new grants under our 2017 Performance Incentive Plan if they are forfeited, cancelled or expired prior to being vested or exercised, as applicable, after the Effective Date) and a total of 9,587,357 shares of our common stock were available for new award grants under our 2017 Performance Incentive Plan (before giving effect to the increase in the aggregate share limit being requested in this Proposal 3). No new awards may be granted under the SanDisk Plan.
●	Incentive Stock Options. Currently, the maximum number of shares that may be delivered under our 2017 Performance Incentive Plan pursuant to options qualified as incentive stock options is 85,837,248 shares. The amended and restated version of our 2017 Performance Incentive Plan authorizes an increase in this limit by an additional 6 million shares, from 85,837,248 shares to a new aggregate incentive stock option limit of 91,837,248 shares. These awards also count against, and are not in addition to, the aggregate share limit referenced above.

HISTORICAL AWARD INFORMATION

Share Pool

As of the Effective Date, the overall limit on the number of shares of common stock that may be issued or transferred pursuant to award grants under our 2017 Performance Incentive Plan was 88,950,584 shares, which includes 1,942,961 shares that became available for new award grants under the plan after our 2018 annual meeting of stockholders and before the Effective Date as a result of the forfeiture, cancellation or expiration of awards under the SanDisk Plan as well as shares reacquired or withheld by us to satisfy the tax withholding obligations related to a full-value award under the SanDisk Plan but does not include the proposed 6 million share increase requested under the amended and restated version of our 2017 Performance Incentive Plan. Shares that are subject to full-value awards (as defined below) granted under our 2017 Performance Incentive Plan are counted against the total share limit as 1.72 shares for every one (1) share granted, whereas shares that are subject to awards of stock options or stock appreciation rights are counted against the total share limit as one (1) share for every one (1) share granted. This fungible share counting ratio of 1.72 to one (1) continues under the amended and restated version of our 2017 Performance Incentive Plan.

As of the Effective Date, there were outstanding under our 2017 Performance Incentive Plan: 3,174,907 stock options; 7,894,273 unvested RSUs (including performance units credited based on actual performance for completed performance periods that remain subject to service-based vesting requirements and units credited as dividend equivalents through that date) and 309,773 PSUs with open performance-based vesting conditions (presented at the applicable target level of performance and including dividend equivalents credited through that date on the target level of units), in each case, as counted on a 1:1 basis without applying the fungible share counting ratio. The amended and restated version of our 2017 Performance Incentive Plan continues to preserve our flexibility to shift the type and mix of awards granted from time to time as may be warranted by the circumstances.

82     WESTERN DIGITAL

EQUITY PLAN PROPOSAL

Outstanding Awards under Our 2017 Performance Incentive Plan

As of September 5, 2019, 9,587,357 shares were available for new grants under our 2017 Performance Incentive Plan. The table below presents the number of shares, including dividend equivalents, which were subject to various outstanding equity awards at September 5, 2019 under our 2017 Performance Incentive Plan, the SanDisk Plan and all other assumed plans:

Outstanding Awards	2017 Performance Incentive Plan	All Other Plans	Totals
Stock options (number of shares)	2,762,794	397,722	3,160,516
Weighted-average exercise price of stock options	$71.37	$46.09	$68.19
Weighted-average remaining term of stock options (years)	2.8	3.1	2.9
Full-value awards (including corresponding dividend equivalents)(1)	12,074,646	1,597,283	13,671,929

(1)	The number of shares subject to outstanding full-value awards in the table above is presented taking PSU awards into account based on the number of units actually credited based on performance as to completed performance periods (to the extent the awards remained outstanding on September 5, 2019 and subject to service-based vesting conditions, and including dividend equivalents credited through that date) and, as to awards that remain subject to performance-based vesting conditions, based on the applicable target level of performance (including dividend equivalents credited through that date on the target level of units). The number of shares subject to outstanding full-value awards is also presented on a 1:1 basis without applying the fungible share counting ratio.

Our equity award mix favors the granting of full-value awards, such as RSU and PSU awards, which vest on the basis of continued service and/or attainment of long-term performance goals. These types of awards enable us to reduce our gross burn rate and limit dilution by granting fewer shares relative to the number of stock options that had been granted in prior years. As of September 5, 2019, there were outstanding under our 2017 Performance Incentive Plan: 2,762,794 stock options; 11,368,757 unvested RSUs (including performance units credited based on actual performance for completed performance periods that remain subject to service-based vesting requirements and units credited as dividend equivalents through that date) and 705,889 PSUs with open performance-based vesting conditions (presented at the applicable target level of performance and including dividend equivalents credited through that date on the target level of units), in each case, as counted on a 1:1 basis without applying the fungible share counting ratio.

POTENTIAL DILUTION AND AWARD BURN RATE METRICS

The following section includes additional information to help you assess the potential dilutive impact of our equity awards and the proposed amendments to our 2017 Performance Incentive Plan.

The following table shows how our dilution and burn rate have changed over the past three fiscal years under our 2017 Performance Incentive Plan. "Dilution" refers to the number of shares of our common stock that are subject to outstanding awards or remain available for new award grants, including under the SanDisk Plan for fiscal 2017. “Burn rate” refers to how many shares are subject to awards that we grant over a particular period of time. Additionally, the fiscal 2017 metrics include awards granted in that year under the SanDisk Plan. (We assumed certain outstanding awards in connection with our acquisition of SanDisk in fiscal 2016, but we did not grant any awards under the SanDisk Plan prior to fiscal 2017. Our authority to grant new awards under the SanDisk Plan terminated when stockholders approved an amendment and restatement of our 2017 Performance Incentive Plan on November 2, 2017.) As to the number of shares of our common stock subject to RSU and PSU awards outstanding on any particular date, the information presented includes the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock. For historical PSU awards, the information presented is based on the target number of shares subject to the award (while the final vesting of the awards may range from 0% to 300% of the target number of shares subject to these awards based on performance over the performance period applicable to the awards).

2019 PROXY STATEMENT     83

EQUITY PLAN PROPOSAL

Key Equity Metrics	Fiscal 2019	Fiscal 2018	Fiscal 2017	3-Year Average (Fiscal 2017-2019)
Shares subject to awards granted during year, counted on 1:1 basis(1)	7.3 million	6.3 million	8.8 million	7.5 million
Shares subject to awards granted during year, counted using the full-value fungible share counting formula of 1.72:1(2)	12.6 million	10.8 million	13.1 million	12.2 million
Gross burn rate during year(3)	2.50%	2.12%	3.06%	2.56%
Net burn rate during year(4)	1.64%	1.62%	2.01%	1.76%
Dilution at end of year(5)	11.03%	11.89%	10.07%	11.00%
Full dilution at end of year(6)	9.94%	10.63%	9.15%	9.91%
Overhang at end of year(7)	5.28%	5.88%	7.18%	6.11%

(1)	Reflects total gross number of shares subject to equity awards granted during the fiscal year, and does not reflect subsequent forfeitures or cancellations.
(2)	Reflects number of shares that are used during the fiscal year based on the awards granted (see footnote 1) and the fungible share counting provisions that require each full-value award to count as 1.72 shares, and each stock option to count as one share, against the pool of shares available under our 2017 Performance Incentive Plan.
(3)	Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year (counted on a 1:1 basis without applying the fungible share counting ratio) by the total weighted-average number of shares outstanding during the period, and does not reflect subsequent forfeitures or cancellations.
(4)	Net burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year (counted on a 1:1 basis without applying the fungible share counting ratio) by the total weighted-average number of shares outstanding during the period, and takes into account any cancelled or forfeited equity awards.
(5)	Dilution is calculated by dividing the sum of (i) the number of shares subject to equity awards outstanding at the end of the fiscal year, plus (ii) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year. The number of shares available for future grants excludes the available pool of shares under the SanDisk Plan, which was cancelled when stockholders approved an amendment and restatement of our 2017 Performance Incentive Plan on November 2, 2017. At the end of fiscal 2017, there were 12.2 million shares available for future grant pursuant to the pool of shares remaining available under the SanDisk Plan; when including those shares in the calculation set forth above, the dilution at the end of fiscal 2017 would be 14.25%.
(6)	Full dilution is calculated by dividing (i) the sum of (a) the number of shares subject to equity awards outstanding at the end of the fiscal year plus (b) the number of shares available for future grants by (ii) the sum of (a) the number of shares outstanding at the end of the fiscal year, plus (b) the number of shares subject to equity awards outstanding at the end of the fiscal year, plus (c) the number of shares available for future grants.
(7)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year, including for fiscal 2017 shares subject to equity awards granted under the SanDisk Plan and shares subject to other awards assumed in connection with our acquisition of SanDisk, by the number of shares outstanding at the end of the fiscal year.

The weighted-average number of shares of our common stock issued and outstanding in each of the last three fiscal years is reported in our Annual Report on Form 10-K for the respective fiscal year. The number of shares of our common stock issued and outstanding as of June 28, 2019 and September 5, 2019 was 294,574,507 shares and 297,241,704 shares, respectively.

We anticipate that the 6 million additional shares requested for the amended and restated version of our 2017 Performance Incentive Plan, together with the shares currently available for future grants, generally will provide us with flexibility to continue to grant equity awards under the amended and restated version of our 2017 Performance Incentive Plan for approximately one year based on current grant practices and other factors. The 6 million additional shares requested represents 2.02% of the number of shares of our common stock issued and outstanding as of September 5, 2019. This estimate assumes the reserving of sufficient shares to cover potential payment of performance-based awards at maximum payment levels and covering dividend equivalents that may be credited with respect to the awards based on our recent dividend payments. However, this is only an estimate, in our judgment, based on current circumstances.

The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which

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vesting conditions applicable to equity awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of our dividend payments, the type of awards we grant and how we choose to balance total compensation between cash and equity awards.

The closing market price of our common stock as of September 5, 2019 was $61.95 per share.

SUMMARY DESCRIPTION OF OUR 2017 PERFORMANCE INCENTIVE PLAN (AS PROPOSED TO BE AMENDED AND RESTATED)

The principal terms of our 2017 Performance Incentive Plan (as proposed to be amended and restated) are summarized below. The following summary is qualified in its entirety by the full text of our 2017 Performance Incentive Plan (as proposed to be amended and restated), which has been included as Appendix B to the version of this Proxy Statement filed with the SEC. A copy of our 2017 Performance Incentive Plan document (as proposed to be amended and restated) may also be obtained without charge by writing to our Secretary at Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, California 95119.

Purpose

The purpose of our 2017 Performance Incentive Plan is to promote the success of our company and to increase stockholder value by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration

Our Board of Directors or one or more of its committees administers our 2017 Performance Incentive Plan. Currently, our Board has delegated general administrative authority for our 2017 Performance Incentive Plan to the Compensation Committee, except that our Board retains administrative authority with respect to awards granted to non-employee members of our Board of Directors. Our Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees, or to one or more of our officers to the extent permitted by applicable law, with administrative and grant authority under our 2017 Performance Incentive Plan. (The appropriate acting body, be it our Board, or a committee or officer within its delegated authority, is referred to in this Proposal 3 as the “Administrator”).

The Administrator has broad authority under our 2017 Performance Incentive Plan with respect to awarding grants including, without limitation, the authority:

●	to select eligible participants and determine the type(s) of award(s) that they are to receive;
●	to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;
●	to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;
●	to cancel, modify or waive our company’s rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;
●	subject to the other provisions of our 2017 Performance Incentive Plan, to make certain adjustments to an outstanding award (including determining the circumstances in which performance-based goals will be adjusted and the nature and impact of such adjustments) and to authorize the conversion, succession or substitution of an award;
●	to determine the method of payment of any purchase price for an award or shares of our common stock delivered under our 2017 Performance Incentive Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check or electronic funds transfer, by the delivery of already-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice in third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

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●	to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where our company or one of our subsidiaries operates or where one or more eligible participants reside or provide services;
●	to approve the form of award agreements used under our 2017 Performance Incentive Plan; and
●	to construe and interpret our 2017 Performance Incentive Plan, make rules for the administration of the plan, and make all other determinations necessary for the administration of the plan.

No Repricing

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, replace or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange or surrender an outstanding stock option or stock appreciation right in exchange for an stock option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility

Persons eligible to receive awards under our 2017 Performance Incentive Plan include officers or employees of our company or any of our subsidiaries, members of our Board of Directors, and certain consultants and advisors to our company or any of our subsidiaries. As of June 28, 2019, approximately 62,000 officers and employees of our company and our subsidiaries (including all of our named executive officers), each of our nine non-employee directors and approximately 50 consultants, were considered eligible under the plan.

Aggregate Share Limit

The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under our 2017 Performance Incentive Plan (without giving effect to the proposed share increase) as of the Effective Date was 88,950,584. If stockholders approve this Proposal 3, the number of shares available for award grant purposes under our 2017 Performance Incentive Plan will equal the sum of the following (such total number of shares, the “share limit”):

●	94,950,584 shares of our common stock (which represents the share limit of 88,950,584 shares as in effect on the Effective Date plus the proposed increase of 6 million shares), plus
●	the number of any shares of our common stock subject to stock options outstanding under the SanDisk Plan as of the Effective Date which expire, or for any reason are cancelled or terminated, after the Effective Date without being exercised (which, for purposes of clarity, will become available for award grants under the amended and restated version of our 2017 Performance Incentive Plan on a one-for-one basis), plus
●	1.72 times the number of any shares of our common stock subject to restricted share unit awards outstanding and unvested under the SanDisk Plan as of the Effective Date which are forfeited, terminated, cancelled, or otherwise reacquired after the Effective Date without having become vested (for clarity, with the 1.72:1 ratio to reflect the “full-value award” ratio below).

Shares issued in respect of any full-value award granted under our 2017 Performance Incentive Plan count against the share limit described in the preceding paragraph as 1.72 shares for every one share actually issued in connection with the award. For example, if we granted an award of 100 shares of our common stock under the plan, 172 shares would be counted against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than a stock option or a stock appreciation right. As of the Effective Date, a total of 11,378,953 shares of our common stock were subject to outstanding awards granted under our 2017 Performance Incentive Plan, a total of 17,770,439 shares of our common stock were available for new award grants under our 2017 Performance Incentive Plan (before giving effect to the increase in the aggregate share limit being requested in this Proposal 3), 373,142 shares of our common stock were subject to stock options outstanding under the SanDisk Plan and 1,638,029 shares of our common stock were subject to outstanding and unvested restricted share unit awards under the SanDisk Plan.

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Additional Share Limits

The following other limits are also contained in our 2017 Performance Incentive Plan. These limits are in addition to, and not in lieu of, the share limit for the plan described above and, in the case of share-based limits, are applied on a one-for-one basis without applying the premium share-counting ratio for full-value awards discussed above.

●	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 91,837,248 shares.
●	The maximum number of shares subject to those options and stock appreciation rights that are granted under the plan during any calendar year to any individual under the plan is 1 million shares.
●	The value of the shares subject to awards granted to any one non-employee director in any one grant year (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the Administrator) may not exceed $900,000. This limit would not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director. The term “grant year” is used as described above.

To the extent that an award granted under our 2017 Performance Incentive Plan is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the plan. In the event that shares are delivered in respect of a dividend equivalent right granted under our 2017 Performance Incentive Plan, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards granted under our 2017 Performance Incentive Plan or options granted under the SanDisk Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under our 2017 Performance Incentive Plan or the SanDisk Plan will again be available for subsequent awards under our 2017 Performance Incentive Plan. In addition, our 2017 Performance Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of our company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under our 2017 Performance Incentive Plan.

Shares that are reacquired or withheld by us on or after November 7, 2018 as full or partial payment in connection with a full-value award under our 2017 Performance Incentive Plan or the SanDisk Plan, as well as shares reacquired or withheld by us on or after November 7, 2018 to satisfy the tax withholding obligations related to a full-value award under our 2017 Performance Incentive Plan or the SanDisk Plan, will not count against the share limit of and will be available for new award grants under our 2017 Performance Incentive Plan. Shares that are reacquired or withheld by us in connection with the exercise of stock options, the settlement of stock appreciation rights or the payment of required withholding taxes on stock options or stock appreciation rights are not, however, available for new award grants.

Types of Awards

Our 2017 Performance Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, performance stock, stock units, phantom stock, dividend equivalents and similar awards, which are granted or denominated in shares of our common stock, as well as cash awards (including cash awards based on achievement of goals established by the Administrator and discretionary cash awards). Our 2017 Performance Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described in the section entitled “—Material U.S. Federal Income Tax Consequences of Awards Under Our Amended and Restated 2017 Performance Incentive Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and our 2017 Performance Incentive Plan. Incentive stock options may only be granted to employees of our company or a subsidiary.

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EQUITY PLAN PROPOSAL

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and cannot be less than the fair market value of a share of our common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Dividend equivalent rights may not be granted in connection with a stock option or stock appreciation right under the plan, and any dividends or dividend equivalents as to the unvested portion of other awards under the plan will be subject to termination and forfeiture to the same extent as the corresponding portion of the award if the applicable vesting requirements are not satisfied.

Minimum Vesting Requirements

Except pursuant to any required accelerated vesting in connection with a change in control event, or as described below, our 2017 Performance Incentive Plan provides that each award granted under the plan will be subject to a minimum vesting period of one year. Awards may, however, be granted under the plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of our common stock subject to such awards will not exceed 5% of the aggregate share limit. This minimum vesting requirement under our 2017 Performance Incentive Plan does not limit or restrict the Administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in any circumstances it determines to be appropriate.

Deferrals

The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards

Generally, and subject to limited exceptions set forth in our 2017 Performance Incentive Plan, upon any event in which our company does not survive, or does not survive as a public company in respect of its common stock, then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards. Upon the occurrence of (or, as may be necessary to effect such action, immediately prior to) any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances, and subject to limited exceptions set forth in the plan, each award generally will become fully vested to the extent that it is to be terminated in connection with such event (with any performance goals applicable to the award being deemed met at the “target” performance level, unless otherwise provided in the applicable award agreement). The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the plan.

We generally do not provide for accelerated vesting of equity awards held by our executive officers in connection with a change in control except (i) for certain equity awards, in connection with a change in control event if there is also a qualifying termination of the officer’s employment in connection with a change in control (not merely because the change in control occurred) or (ii) in certain circumstances as referenced above where the award is to terminate in connection with the change in control.

Transfer Restrictions

Subject to certain exceptions contained in our 2017 Performance Incentive Plan, awards generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers are made for estate or tax planning or charitable purposes for no (or nominal; i.e. the minimum consideration required by applicable law) consideration and comply with applicable federal and state securities laws.

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Adjustments

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under our 2017 Performance Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of certain corporate events. These events include reclassifications, recapitalizations, stock splits (including a stock split in the form of a stock dividend) or reverse stock split, mergers, combinations, consolidations, other reorganization, spin-off, split-up, similar extraordinary dividend distribution in respect of our common stock, exchange of common stock or other securities of our company, or other similar, unusual or extraordinary corporate events in respect of our common stock.

No Limit on Other Authority

Our 2017 Performance Incentive Plan does not limit the authority of our Board or any of its committees to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Termination of or Changes to Our 2017 Performance Incentive Plan

Our Board of Directors may amend or terminate our 2017 Performance Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board. Our 2017 Performance Incentive Plan will expire on August 4, 2025. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS UNDER OUR AMENDED AND RESTATED 2017 PERFORMANCE INCENTIVE PLAN

The material U.S. federal income tax consequences of our 2017 Performance Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

With respect to nonqualified stock options, we generally are entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we generally are not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under our 2017 Performance Incentive Plan generally follow certain basic patterns: stock appreciation rights generally are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards generally are subject to tax at the time of payment; and compensation otherwise effectively deferred generally is taxed when paid or underlying shares are delivered. In each of the foregoing cases, we generally will have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under our 2017 Performance Incentive Plan in connection with a “change in control” (as this term is used under the Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Internal Revenue Code (and certain related excise taxes may be triggered).

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Furthermore, Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain current and former executive officers. As noted in the section entitled “Executive Compensation—Compensation Discussion and Analysis,” certain awards and contracts in place prior to November 2, 2017 may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation we award or pay will be fully deductible, and we reserve the right to award compensation that does not qualify for deductibility in such circumstances as we may consider appropriate. Awards under our 2017 Performance Incentive Plan do not need to be structured so as to be deductible for tax purposes.

SPECIFIC BENEFITS UNDER OUR AMENDED AND RESTATED 2017 PERFORMANCE INCENTIVE PLAN

We have not approved any awards that are conditioned upon stockholder approval of the proposed amended and restated version of our 2017 Performance Incentive Plan. The number and type of awards that we may grant in the future under our 2017 Performance Incentive Plan (within the express limits of the amended and restated version of the plan, discussed above) is not determinable. If the amendments reflected in this Proposal 3 had been in effect in fiscal 2019, we expect that award grants for fiscal 2019 would not have been substantially different from those actually made in that year under the plan. For information regarding awards granted to our named executive officers during fiscal 2019 under our 2017 Performance Incentive Plan, see the discussion in the section entitled “Executive Compensation—Compensation Discussion and Analysis.”

In accordance with the Non-Employee Director Restricted Stock Unit Grant program under our 2017 Performance Incentive Plan and as described in the section entitled “Corporate Governance Matters—Director Compensation,” we will grant RSUs under our 2017 Performance Incentive Plan to each of our non-employee directors immediately following the Annual Meeting. These annual grants are determined based on the closing market price of our common stock on the date of the grant and are not contingent on stockholder approval of this Proposal 3 at the Annual Meeting. Assuming, for illustrative purposes only, that the closing market price of our common stock used for the conversion of the dollar amount for the annual grants under the Non-Employee Director Restricted Stock Unit Grant Program ($240,000, or $290,000 in the case of our non-employee director serving as Chairman of the Board and $270,000 in the case of our Lead Independent Director) into shares was $61.95 (the closing market price of a share of our common stock on September 5, 2019), the number of shares that would be allocated to our non-employee directors as a group (assuming a Board with seven non-employee directors, which is the number of non-employee directors nominated for election at the Annual Meeting, including a non-employee director serving as Chairman of the Board) pursuant to the annual grant provisions of the Non-Employee Director Restricted Stock Unit Grant Program over the approximately six-year remaining term of our 2017 Performance Incentive Plan (through 2025) is approximately 170,454 shares (approximately 28,409 shares per year for each of the six years for the seven non-employee directors). This figure represents the continuation of the current non-employee director equity awards, for the number of non-employee directors indicated, over that six-year period, including awards in connection with the Annual Meeting and assuming that our 2017 Performance Incentive Plan expires in 2025 before the 2025 annual meeting of stockholders. The actual number of shares that we may issue under the Non-Employee Director Restricted Stock Unit Grant Program depends on, among other future variables, the number of our non-employee directors from time to time, when a non-employee director serves as Chairman of the Board, the price of our common stock on the applicable grant date that is used to convert the applicable grant-date value into a number of shares, and whether our Board changes the applicable grant date values or other aspects of our non-employee director compensation program in the future.

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AGGREGATE PAST GRANTS UNDER OUR 2017 PERFORMANCE INCENTIVE PLAN

As of September 5, 2019, awards covering 65,085,023 shares of our common stock had been granted under our 2017 Performance Incentive Plan. (This number of shares includes shares subject to awards under our 2017 Performance Incentive Plan and the SanDisk Plan that expired, were cancelled or terminated without having been exercised and paid and became available for new award grants under our 2017 Performance Incentive Plan.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and RSU, PSU and restricted stock award vestings prior to that date, and option and unvested RSU and PSU holdings as of that date.

	Stock Options				Stock Awards(1)(2)
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Past Exercise	Number of Shares Underlying Options Outstanding as of September 5, 2019		Number of Shares or Units Subject to Past Grants	Number of Shares or Units Vested as of September 5, 2019	Number of Shares or Units Outstanding and Unvested as of September 5, 2019
			Exercisable	Unexercisable
Named executive officers:
Stephen D. Milligan	866,261	480,807	266,850	66,042	1,447,894	1,032,530	409,616
Chief Executive Officer
Michael D. Cordano	481,280	224,778	219,368	37,134	569,719	561,506	175,365
President and Chief Operating Officer
Srinivasan Sivaram	—	—	—	—	168,292	22,465	148,388
President, Technology and Strategy
Robert K. Eulau	—	—	—	—	104,310	—	104,648
Executive Vice President and Chief Financial Officer
Martin R. Fink	—	—	—	—	99,687	41,057	61,192
Former Executive Vice President and Chief Technology Officer
Mark P. Long	189,452	148,679	27,373	—	296,020	442,936	9,403
Former President WD Capital, Chief Strategy Officer and Chief Financial Officer
All current executive officers (6 persons)	1,645,558	949,823	521,242	121,931	2,652,034	1,877,959	1,013,751
Non-employee directors:
Kimberly E. Alexy	—	—	—	—	4,768	—	4,922
Martin I. Cole	—	—	—	—	17,080	12,492	5,105
Kathleen A. Cote	82,749	82,749	—	—	60,266	56,165	5,105
Henry T. DeNero	82,749	82,749	—	—	60,266	56,780	5,105
Tunç Doluca	—	—	—	—	5,479	539	5,105
Michael D. Lambert	82,749	82,749	—	—	60,266	56,165	5,105
Len J. Lauer	45,863	45,863	—	—	37,445	32,740	5,742
Matthew E. Massengill	560,249	372,749	—	—	608,126	553,064	6,168
Stephanie A. Streeter	—	—	—	—	4,768	—	4,922
All non-employee directors (9 persons)	854,359	666,859	—	—	858,464	767,945	47,279
Each other person who has received 5% or more of the options, warrants or rights under our 2017 Performance Incentive Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	26,204,082	19,792,746	1,853,590	238,658	32,285,367	19,689,221	10,887,103

2019 PROXY STATEMENT      91

EQUITY PLAN PROPOSAL

(1)	Amounts presented in the past grants column of the table above take PSU awards into account at the time of grant based on the applicable target level of performance. The number of shares or units vested or unvested as of September 5, 2019 in the table above is presented taking PSU awards into account based on the number of units actually credited based on performance as to completed performance periods and, as to awards that remain subject to performance-based vesting conditions, based on the applicable target level of performance.
(2)	Amounts presented in the table above include dividend equivalents credited through September 5, 2019, with fractional dividend equivalents rounded to the nearest whole share.

Mr. Milligan and each of the non-employee directors identified in the table above, other than Mr. DeNero and Mr. Lambert, is a nominee for re-election as a director at the Annual Meeting.

STOCKHOLDER APPROVAL REQUIREMENT

The provisions of the amended and restated version of our 2017 Performance Incentive Plan will become effective upon stockholder approval of this Proposal 3 at the Annual Meeting. Unless and until our stockholders approve the amended and restated version of our 2017 Performance Incentive Plan, we will continue to grant awards under the terms of our 2017 Performance Incentive Plan, as approved by our stockholders and effective as of August 2, 2018, and from the shares currently available for issuance under our 2017 Performance Incentive Plan, without regard to the amendment and restatement being proposed in this Proposal 3.

Our Board of Directors approved the additional share authority requested under our amended and restated 2017 Performance Incentive Plan based on a belief that the number of shares currently available under our 2017 Performance Incentive Plan does not give us sufficient flexibility to adequately provide for future incentives based on current grant practices and stock price of our common stock. If stockholders do not approve this Proposal 3, however, we will continue to have the authority to grant awards under the existing terms of our 2017 Performance Incentive Plan.

BOARD RECOMMENDATION AND VOTE REQUIRED FOR APPROVAL

BOARD RECOMMENDATION

Our Board recommends that stockholders vote FOR this Proposal 3 to approve the amendment and restatement of our 2017 Performance Incentive Plan.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 3 is required for approval of the amendment and restatement of our 2017 Performance Incentive Plan.

Our Board of Directors believes that the proposed amendment and restatement of our 2017 Performance Incentive Plan will promote the interests of our company and our stockholders and will help our company and our subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of our Board of Directors and all of our executive officers are eligible for awards under our 2017 Performance Incentive Plan and thus have a personal interest in the approval of the amendment and restatement of our 2017 Performance Incentive Plan.

92     WESTERN DIGITAL

Audit Committee Matters

PROPOSAL 4	RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020
●	Although not required, our Board has elected to seek stockholder ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm
●	If the selection is not ratified, the Audit Committee will reconsider its appointment of KPMG LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm
●	We expect representatives of KPMG LLP to be present at the Annual Meeting and available to respond to appropriate questions

The accounting firm of KPMG LLP has served as our independent auditors since our incorporation in 1970. The Audit Committee has again appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending July 3, 2020. We are not required to submit the appointment of KPMG LLP for stockholder approval, but our Board has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on this Proposal 4 at the Annual Meeting. If a majority of the shares represented at the Annual Meeting and entitled to vote do not ratify this appointment, the Audit Committee will reconsider its appointment of KPMG LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of our company and our stockholders. We expect one or more representatives of KPMG LLP to be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Following are the fees paid by us to KPMG LLP for fiscal 2019 and 2018:

Description of Professional Service	Fiscal 2019 ($)	Fiscal 2018 ($)
Audit Fees — professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements	10,135,486	10,407,000
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements(1)	—	12,500
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(2)	5,402,860	3,541,065
All Other Fees — products and services other than those reported above	—	—

(1)	Audit-Related Fees in fiscal 2018 consisted of the issuance of attestation reports.
(2)	Tax Fees in fiscal 2019 and 2018 consisted of tax compliance assistance and related services and transfer pricing review.

2019 PROXY STATEMENT      93

AUDIT COMMITTEE MATTERS

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. At least annually, KPMG LLP provides a description of all audit and permissible non-audit services expected to be performed during the year and specific fee estimates for each such service, which must be pre-approved by the Audit Committee. KPMG LLP periodically reports to the Audit Committee regarding the extent of services provided in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and permissible non-audit services and associated fees that were not pre-approved by the Audit Committee, up to a maximum amount of fees per audit or permissible non-audit service. The Chair is required to report any decisions to pre-approve such audit or non-audit services and fees to the full Audit Committee at its next regular meeting. All services performed by KPMG LLP during fiscal 2019 and 2018 were pre-approved by the Audit Committee in accordance with its pre-approval policy and as required by applicable SEC rules.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 4 is required for ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 28, 2019. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

Dear Fellow Stockholders,

The Audit Committee represents our Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee is also responsible for overseeing our Enterprise Risk Management process on behalf of our Board of Directors. Accordingly, the Audit Committee oversees certain risk topics and allocates oversight responsibility for other risk topics among our Board and its other committees. The Audit Committee acts pursuant to a written charter. Our Board of Directors originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the charter on May 2, 2019. A copy of the amended charter is available on our website under “Leadership & Governance” at investor.wdc.com. Our Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the SEC and qualifies as an “independent” director under applicable rules of the Nasdaq Stock Market and the SEC.

Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm since 1970, is responsible for performing an independent audit of Western Digital’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), issuing reports thereon.

The Audit Committee is solely and directly responsible for the appointment, compensation, retention and oversight of Western Digital’s independent registered public accounting firm. In conjunction with the rotation of the independent registered public accounting firm’s lead engagement partner, which occurs at least every five years, the Audit Committee is involved in the selection of KPMG LLP’s lead engagement partner. The next mandatory rotation for KPMG LLP’s lead engagement partner is scheduled to occur in fiscal year 2020. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and thus, its oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

94     WESTERN DIGITAL

AUDIT COMMITTEE MATTERS

During fiscal 2019, the Audit Committee met a total of 11 times, three in person and eight via telephone conference. During fiscal 2019, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees.” The Audit Committee reviewed and discussed the audited consolidated financial statements of Western Digital for the fiscal year ended June 28, 2019 with management and the independent registered public accounting firm. Our Board of Directors, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its audit, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting practices. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. The Audit Committee reviewed and evaluated KPMG LLP’s lead engagement partner and also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

Based upon such reviews and discussions, the Audit Committee has recommended to the Board of Directors of Western Digital that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended June 28, 2019, for filing with the SEC. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending July 3, 2020. The members of the Audit Committee believe that the continued retention of KPMG LLP to serve as the independent registered public accounting firm is in the best interests of Western Digital and its stockholders.

THE AUDIT COMMITTEE

KIMBERLY E. ALEXY	MARTIN I. COLE	HENRY T. DENERO	STEPHANIE A. STREETER
Chair

2019 PROXY STATEMENT      95

Additional Information

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHO CAN VOTE

Only stockholders of record at the close of business on September 16, 2019, the record date, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 297,258,124 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote at the Annual Meeting.

VOTING YOUR PROXY

At the Annual Meeting

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” and you have the right to vote in person at the Annual Meeting. If you choose to do so, you can vote using the ballot that will be provided at the Annual Meeting, or, if you received a printed copy of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you hold your shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in your own name, you are a “beneficial stockholder” and you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Without Attending the Annual Meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the “Notice of Internet Availability of Proxy Materials” (which we also refer to as the “Notice”), or, if you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials. If you are a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or nominee that holds their shares giving them the right to vote the shares in person at the Annual Meeting.

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the Notice of Annual Meeting of Stockholders, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

SPECIAL VOTING INSTRUCTIONS FOR 401(K) PLAN SHARES

If you are one of our employees or former employees who participates in the Western Digital Common Stock Fund under the 401(k) Plan, you will receive a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct T. Rowe Price Company, the plan trustee, how to vote your plan shares. If T. Rowe Price does not receive voting instructions for shares in your plan account, your shares will be voted by T. Rowe Price in the same proportion as other shares in the Western Digital Common Stock Fund are affirmatively voted by plan participants.

96     WESTERN DIGITAL

ADDITIONAL INFORMATION

MATTERS TO BE PRESENTED

The items of business scheduled to be voted on at the Annual Meeting are:

●	Proposal 1: The election of the eight director nominees named in this Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified;
●	Proposal 2: The approval on an advisory basis of the named executive officer compensation disclosed in this Proxy Statement;
●	Proposal 3: The approval of the amendment and restatement of our 2017 Performance Incentive Plan to, among other things, increase by 6 million the number of shares of our common stock available for issuance under that plan; and
●	Proposal 4: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020.

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting. The deadline under our By-laws for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. Our Board of Directors does not know of any other matters to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournments or postponements thereof, the proxyholders will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

BOARD RECOMMENDATIONS

Our Board of Directors recommends that you vote your shares:

●	Proposal 1: “FOR” each of the eight director nominees named in this Proxy Statement to be elected to our Board of Directors;
●	Proposal 2: “FOR” the approval on an advisory basis of the named executive officer compensation disclosed in this Proxy Statement;
●	Proposal 3: “FOR” the approval of the amendment and restatement of our 2017 Performance Incentive Plan to, among other things, increase by 6 million the number of shares of our common stock available for issuance under that plan; and
●	Proposal 4: “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020.

VOTING DEADLINE

If you are a stockholder of record, please submit your proxy by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 13, 2019 in order for your shares to be voted at the Annual Meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or nominee who holds your shares. If you hold shares in the 401(k) Plan, to allow sufficient time for voting by the plan trustee, please submit your voting instructions by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 11, 2019.

REVOKING YOUR PROXY

You have the power to revoke your proxy or voting instructions before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary at Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, California 95119, or, to change how your shares will be voted at the Annual Meeting, by mailing a duly executed written proxy bearing a date that is later than the date of your original proxy or by submitting a later dated proxy via the Internet or by telephone.

A previously submitted proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the proxy in person at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or, if you have obtained a legal proxy from your bank, broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions

2019 PROXY STATEMENT      97

ADDITIONAL INFORMATION

should be submitted by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 13, 2019, unless you are voting shares held in our 401(k) Plan, in which case you should submit your voting instructions by 11:59 p.m. Eastern time on November 11, 2019.

QUORUM

The holders of a majority of our shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

VOTING REQUIREMENTS

Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

●	Proposal 1: You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Each director nominee receiving the affirmative approval of a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected as a director.
●	Proposals 2, 3 and 4: You may vote FOR, AGAINST or ABSTAIN. Each of these proposals requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Please be aware that Proposals 2 and 4 are advisory only and are not binding on our company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

ABSTENTIONS AND BROKER NON-VOTES

Abstentions

●	Proposal 1: Shares voting “abstain” will be entirely excluded from the vote and will not be counted in determining the outcome of a director nominee’s election.
●	Proposals 2, 3 and 4: We treat abstentions as shares present or represented and entitled to vote on these proposals, so abstaining has the same effect as a vote “against” these proposals.

Broker Non-Votes

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 4 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. However, all other proposals to be voted on at the Annual Meeting are considered non-routine matters. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 4, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 4 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will not be counted for purposes of determining the outcome of each such proposal.

98     WESTERN DIGITAL

ADDITIONAL INFORMATION

VOTING RESULTS

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC no later than four business days following the date of the Annual Meeting.

COSTS OF PROXY SOLICITATION

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, this Proxy Statement and form of proxy and our 2019 Annual Report on Form 10-K, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers and regular employees who will not receive any additional compensation for such solicitation. We have also engaged Morrow Sodali LLC to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses. We have agreed to indemnify Morrow Sodali LLC against certain liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

ATTENDING THE ANNUAL MEETING

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial stockholder as of the close of business on September 16, 2019, the record date, or you hold a valid legal proxy for the Annual Meeting. You should be prepared to present a valid government photo identification for admission. Your photo identification must match the name of a stockholder of record or, if you are a beneficial stockholder, you should be prepared to bring proof of beneficial ownership as of September 16, 2019, the record date, such as your most recent account statement reflecting your stock ownership prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee, or other nominee, or similar evidence of ownership.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Proposals for Inclusion in Proxy Materials

For your proposal to be considered for inclusion in the proxy statement and form of proxy for our 2020 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than June 3, 2020 and must comply with Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2020 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2020 annual meeting of stockholders.

Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials

If you intend to nominate an individual for election to our Board at our 2020 annual meeting of stockholders or wish to present a proposal at the 2020 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our By-laws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no earlier than the close of business on July 17, 2020 (the 120th day prior to the first anniversary of the Annual Meeting) and no later than the close of business on August 16, 2020 (the 90th day prior to the first anniversary of the Annual Meeting).

2019 PROXY STATEMENT      99

ADDITIONAL INFORMATION

Notwithstanding the foregoing, in the event that we change the date of the 2020 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2020 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2020 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2020 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.11 of our By-laws will not be acted upon at the 2020 annual meeting of stockholders.

Nomination of Director Candidates for Inclusion in Proxy Materials (Proxy Access)

If you intend to nominate a director candidate pursuant to the proxy access process set forth in Section 2.14 of our By-laws, you, or a group of not more than 20 stockholders, must, among other requirements, have owned 3% or more of our outstanding common stock continuously for at least three years and give written notice of the nomination to our Secretary at our principal executive offices no earlier than the close of business on May 4, 2020 (the 150th day prior to the first anniversary of the date that proxy materials for the Annual Meeting were first released to stockholders) and no later than the close of business on June 3, 2020 (the 120th day prior to the first anniversary of the date that proxy materials for the Annual Meeting were first released to stockholders).

Notwithstanding the foregoing, in the event that we change the date of the 2020 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 150 days prior to the date of the 2020 annual meeting of stockholders and no later than the close of business on the later of 120 days prior to the date of the 2020 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2020 annual meeting of stockholders is made.

Use of the proxy access process is subject to all eligibility, procedural and disclosure requirements set forth in Section 2.14 of our By-laws.

ELIMINATING DUPLICATIVE PROXY MATERIALS

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

100     WESTERN DIGITAL

ADDITIONAL INFORMATION

AVAILABILITY OF ANNUAL REPORT

Our 2019 Annual Report on Form 10-K has been posted on our corporate website at investor.wdc.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice will contain instructions on how to request a printed copy of our 2019 Annual Report on Form 10-K. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2019 Annual Report on Form 10-K also will be included. In addition, we will provide, without charge, a copy of our 2019 Annual Report on Form 10-K (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:

Secretary Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119

COMMUNICATION WITH THE COMPANY

Stockholders or other interested parties who wish to communicate with us may do so by mail as follows. The name of any specific intended management or Board recipient(s) should be noted in the communication, including whether the communication is intended only for our non-executive Chairman of the Board, Lead Independent Director or non-employee directors. See also “Corporate Governance Matters—Board Processes and Policies—Communicating with Directors.”

Secretary Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119

2019 PROXY STATEMENT     101

Appendix A—Non-GAAP Financial Measures

We have disclosed in this Proxy Statement financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are not an alternative for measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. These measures should be considered in addition to financial measures prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures are used by management for assessing our financial performance and as a measurement of our performance for incentive compensation purposes.

The Compensation Committee used non-GAAP net income as a pre-established performance goal under our STI Plan for fiscal 2019 and non-GAAP diluted income per common share as a pre-established performance goal under our fiscal 2018-2019 PSU awards. In accordance with the pre-established terms of the STI and PSU awards, these non-GAAP performance measures excluded certain material or unusual items that we believe are not indicative of the underlying performance of the business as detailed below.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

The following non-GAAP measures (namely, non-GAAP gross margin and non-GAAP net income and diluted income per common share) exclude certain expenses, gains and losses that we believe are not indicative of our core operating results or because they are consistent with the financial models and estimates published by many analysts who follow our company and our peers. As further detailed below, the expenses, gains and losses excluded from the following non-GAAP measures include the amortization of acquired intangible assets; stock-based compensation expense; employee termination, asset impairment and other charges; acquisition-related charges; charges related to cost saving initiatives; manufacturing underutilization charges; power outage charges; convertible debt activity; debt extinguishment costs; other charges; and income tax adjustments.

The following tables present reconciliations of our GAAP gross margin to our non-GAAP gross margin and our GAAP net income and diluted income per common share to our non-GAAP net income and diluted income per common share:

(in millions, except per share information, unaudited)

	Year Ended June 29, 2018	Year Ended June 28, 2019
Revenue	$20,647	$16,569
Reconciliation of non-GAAP gross margin
GAAP gross profit	$7,705	$3,752
Amortization of acquired intangible assets	1,022	804
Stock-based compensation expense	49	48
Charges related to cost saving initiatives	(7)	11
Manufacturing underutilization charges	—	264
Power outage charges	—	145
Other	—	22
Non-GAAP gross profit	$8,769	$5,046
GAAP gross margin	37.3%	22.6%
Non-GAAP gross margin	42.5%	30.5%

A-1     WESTERN DIGITAL

APPENDIX A

	Year Ended June 29, 2018	Year Ended June 28, 2019
Reconciliation of non-GAAP net income (loss) and earnings per share:
GAAP net income (loss)	$675	($754)
Amortization of acquired intangible assets	1,185	968
Stock-based compensation expense	376	306
Employee termination, asset impairment and other charges	215	166
Acquisition-related charges	13	—
Charges related to cost saving initiatives	12	22
Manufacturing underutilization charges	—	264
Power outage charges	—	145
Convertible debt activity	10	27
Debt extinguishment costs	899	—
Other	2	46
Income tax adjustments	1,136	239
Non-GAAP net income	$4,523	$1,429
Diluted weighted average shares outstanding
GAAP	307	292
Non-GAAP	307	295
Diluted income (loss) per common share:
GAAP	$2.20	($2.58)
Non-GAAP	$14.73	$4.84

EXPLANATIONS OF ADJUSTMENTS TO NON-GAAP MEASURES

As detailed above, the company excludes the following items from its non-GAAP financial measures:

Amortization of acquired intangible assets. The company incurs expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of the company’s acquisitions and any related impairment charges.

Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations, and the volatility in valuations that can be driven by market conditions outside the company’s control, the company believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against the company’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

Employee termination, asset impairment and other charges. From time-to-time, in order to realign the company’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, the company may terminate employees and/or restructure its operations. From time-to-time, the company may also incur charges from the impairment of intangible assets and other long-lived assets. These charges (including any reversals of charges recorded in prior periods) are inconsistent in amount and frequency, and the company believes are not indicative of the underlying performance of its business.

2019 PROXY STATEMENT     A-2

APPENDIX A

Acquisition-related charges. In connection with the company’s business combinations, the company incurs expenses which it would not have otherwise incurred as part of its business operations. These expenses include third-party professional service and legal fees, third-party integration services, severance costs, non-cash adjustments to the fair value of acquired inventory, contract termination costs, and retention bonuses. The company may also experience other accounting impacts in connection with these transactions. These charges and impacts are related to acquisitions, are inconsistent in amount and frequency, and the company believes are not indicative of the underlying performance of its business.

Charges related to cost saving initiatives. In connection with the transformation of the company’s business, the company has incurred charges related to cost saving initiatives which do not qualify for special accounting treatment as exit or disposal activities. These charges, which the company believes are not indicative of the underlying performance of its business, primarily relate to costs associated with rationalizing the company’s channel partners or vendors, transforming the company’s information systems infrastructure, integrating the company’s product roadmap, and accelerated depreciation of assets.

Manufacturing underutilization charges. In response to flash business conditions, the company reduced its wafer starts at its flash-based memory manufacturing facilities operated through its strategic partnership with Kioxia Corporation (formerly Toshiba Memory Corporation). The temporary abnormal reduction in output resulted in flash manufacturing underutilization charges which are expensed as incurred. These charges are inconsistent in amount and frequency, and the company believes these charges are not part of the ongoing operation of its business.

Power outage charges. In June 2019, an unexpected power outage incident occurred at the flash-based memory manufacturing facilities operated through the company’s strategic partnership with Kioxia Corporation in Yokkaichi, Japan. The power outage incident resulted in the write-off of damaged inventory and unabsorbed manufacturing overhead costs which are expensed as incurred. These charges are inconsistent in amount and frequency, and the company believes these charges are not part of the ongoing production operation of its business.

Convertible debt activity. The company excludes non-cash economic interest expense associated with its convertible notes. These charges do not reflect the company’s operating results, and the company believes are not indicative of the underlying performance of its business.

Debt extinguishment costs. From time-to-time, the company replaces its existing debt with new financing at more favorable interest rates or utilizes available capital to settle debt early, both of which generate interest savings in future periods. The company incurs debt extinguishment charges consisting of the costs to call the existing debt and/or the write-off of any related unamortized debt issuance costs. These charges do not reflect the company’s operating results, and the company believes are not indicative of the underlying performance of its business.

Other adjustments. From time-to-time, the company sells or impairs investments or other assets which are not considered necessary to its business operations, or incurs other charges or gains that the company believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments include the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments. The income tax adjustments include the company’s final adjustments for the tax effects of the Tax Cuts and Jobs Act allowed within the one-year measurement period that ended on December 22, 2018, as well as estimates related to the current status of the rules and regulations governing the transition to the Tax Cuts and Jobs Act. These adjustments are excluded because they are infrequent and the company believes that they are not indicative of the underlying performance of its business.

A-3     WESTERN DIGITAL

Appendix B – Amended and Restated 2017 Performance Incentive Plan
(Amended and Restated as of August 7, 2019)

1.	PURPOSE OF PLAN

The purpose of this Western Digital Corporation 2017 Performance Incentive Plan (formerly the “Western Digital Corporation 2004 Performance Incentive Plan” and referred to herein as this “Plan”) of Western Digital Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a member of the Board; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION
3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (x) a majority of the members of the acting Administrator shall constitute a quorum, and (y) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2

Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

2019 PROXY STATEMENT     B-1

APPENDIX B

(b)

grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required (subject to the minimum vesting rules of Section 5.1.6), establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);
(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations necessary under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award); provided, that the grant date of any award may not be modified once such grant date has occurred;

(i)

determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and
(k)
determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, replace or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3

Binding Determinations.  Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee,

B-2     WESTERN DIGITAL

APPENDIX B

nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an award or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), should an option intended as an ISO (as defined below) fail to actually meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any award fail to qualify for any intended tax treatment or be subject to tax, penalty, or interest under Section 409A of the Code or other tax penalties, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

	3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS
4.1

Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

	4.2	Share Limits.

4.2.1 Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1) 94,950,584 shares of Common Stock, plus
(2)

the number of any shares of Common Stock subject to stock options outstanding under the SanDisk 2013 Incentive Plan (the “SanDisk Plan”) as of the Effective Date (as defined below) which expire, or for any reason are cancelled or terminated, after the Effective Date without being exercised (which, for purposes of clarity, shall become available for award grants under this Plan on a one-for-one basis), plus

(3)

1.72 times the number of any shares of Common Stock subject to restricted stock unit awards outstanding and unvested under the SanDisk Plan as of the Effective Date (including any dividend equivalents thereon) that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation after the Effective Date without having become vested (for clarity, with the 1.72:1 ratio to reflect the “Full-Value Award” ratio below);

provided that in no event shall the Share Limit exceed the sum of (i) the 94,950,584 shares set forth above, plus (ii) the number of shares of Common Stock subject to stock options outstanding under the SanDisk Plan as of the Effective Date that could become available for award grants under this Plan pursuant to clause (2) above, plus (iii) the number of shares of Common Stock subject to restricted stock unit awards outstanding and unvested under the SanDisk Plan as of the Effective Date that could become available for award grants under this Plan pursuant to clause (3) above).
Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 1.72 shares for every one share actually issued in connection with such award. For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.

2019 PROXY STATEMENT     B-3

APPENDIX B

4.2.2 Aggregate Share Limit. The following limits also apply with respect to awards granted under this Plan:
	(1)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 91,837,248 shares.
	(2)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 1,000,000 shares.
(3)

In no event shall the value (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the Administrator) of the shares of Common Stock subject to awards granted under this Plan to any one non-employee member of the Board (a “Non-Employee Director”) in any one Grant Year exceed $900,000. The limit in the preceding sentence shall not apply as to any award granted to an individual for services in a capacity other than as a Non-Employee Director, even if such individual is, was or becomes a Non-Employee Director. For this purpose, “Grant Year” means the annual period commencing on the date of the Corporation’s annual meeting of stockholders and concluding on the day immediately preceding the next annual meeting of stockholders, or such other annual period as the Administrator may determine in its discretion.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. The share limits of this Plan are subject to adjustment pursuant to the following provisions of this Section 4.3. Refer to Section 8.10 for application of this Plan’s share limits with respect to assumed awards.

(a)

Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall again be available for subsequent awards under this Plan.

(b)

Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, or any award outstanding under the SanDisk Plan, and shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award under this Plan or the SanDisk Plan, shall be treated as follows: (i) to the extent that the exchange or withholding occurred with respect to a stock option or stock appreciation right, such shares shall not be available for subsequent awards under this Plan; (ii) to the extent that the exchange or withholding occurred prior to November 7, 2018 with respect to a Full-Value Award, such shares shall not be available for subsequent awards under this Plan; and (iii) to the extent that the exchange or withholding occurs on or after November 7, 2018 with respect to a Full-Value Award, such shares shall not be counted against the Share Limit and shall again be available for subsequent awards under this Plan.

(c)

To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall again be available for subsequent awards under this Plan.

(d)

In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.)

Each of the numerical limits of Section 4.2 is also subject to adjustment as contemplated by Section 7.1. If any share subject to a Full-Value Award, or exchanged or withheld with respect to a Full-Value Award, becomes available for subsequent awards under this Plan pursuant to clause (a), (b) or (c) above, such share shall be credited as 1.72 shares when determining the number of shares that shall again become available for subsequent awards under this Plan if (i) upon grant of the related award, the shares underlying the award had been counted against the Share Limit at the 1.72:1 ratio applicable to Full-Value Awards or (ii) the related award had been granted under the SanDisk Plan.

The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

B-4     WESTERN DIGITAL

APPENDIX B

	4.4	No Fractional Shares. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS
5.1

Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be rendered a nonqualified stock option.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall not be less than the fair market value of a share of Common Stock on the date the SAR was granted and shall be set forth in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant (excluding dividend equivalent rights) or vest upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards.

2019 PROXY STATEMENT     B-5

APPENDIX B

5.1.5 Dividend Equivalent Rights. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents credited in connection with an award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying portion of the award to which such dividends and/or dividend equivalents relate and shall not be paid until that underlying portion of the award vests.

5.1.6 Minimum Vesting Requirements. Except for any accelerated vesting required pursuant to Section 7 or as provided in the next sentence, each award granted under this Plan that is granted or payable in shares of Common Stock shall be subject to a minimum vesting requirement of one year and no portion of any such award may vest earlier than the first anniversary of the grant date of the award (the “Minimum Vesting Requirement”). The Minimum Vesting Requirement shall not apply to 5% of the total number of shares available under this Plan (which shares may be used for awards that do not include a one year vesting period or may provide for no vesting requirement) and shall not limit or restrict the Administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in circumstances it determines to be appropriate.

5.1.7 Performance Goals. The grant, vesting, exercisability or payment of an award may (but need not) depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing, or any other basis for measurement as established by the Administrator. The “Business Criteria” as selected by the Administrator in its sole discretion may be: (i) earnings per share, (ii) adjusted earnings per share, (iii) cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), (iv) stock price, (v) total stockholder return, (vi) gross or net sales or revenue, (vii) revenue growth, (viii) operating income (before or after taxes), (ix) net earnings (before or after interest, taxes, depreciation and/or amortization), (x) return on equity, assets, capital or net investment, (xi) cost or expense containment or reduction, (xii) market share or total available market, (xiii) economic value added, (xiv) gross margin or adjusted gross margin, (xv) net income, or any combination thereof, or any other criterion or criteria established by the Administrator. Unless otherwise approved by the Administrator, the specific performance formula, goal or goals (“targets”) as to such a performance-based award must be established during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed). The Administrator may provide that any performance-based goals (or the applicable measure of performance) will be adjusted to mitigate the unbudgeted impact of significant, material, unusual or nonrecurring items, accounting changes, extraordinary events not foreseen at the time the targets were set, or other circumstances determined by the Administrator. By way of example, such adjustment items may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle, (ii) items relating to financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) other non-operating items, (v) items related to acquisitions, (vi) items attributable to the business operations of any entity acquired by the Corporation during the performance period, (vii) items related to the disposal of a business or segment of a business, (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, (x) any other items of significant income or expense, (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets, (xiii) items that are outside the scope of core, on-going business activities, (xiv) items related to acquired in-process research and development, (xv) items relating to changes in tax laws, (xvi) items relating to licensing or partnership arrangements, (xvii) items relating to asset impairment charges, (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements, or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law or business conditions.

B-6     WESTERN DIGITAL

APPENDIX B

5.2

Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted (including deemed acceptance) by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.3

Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose, as set forth in the applicable award agreement. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan and in accordance with the applicable award agreement. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4

Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

●a reduction in compensation otherwise payable to the recipient of such award or for services rendered by the recipient;
●cash, check payable to the order of the Corporation, or electronic funds transfer;
●notice and third party payment in such manner as may be authorized by the Administrator;
●the delivery of previously owned shares of Common Stock;
●by a reduction in the number of shares otherwise deliverable pursuant to the award; or
●subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards, including through same-day sales.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.5

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) of a share of Common Stock on the Nasdaq Stock Market (or, if the Common Stock is not then traded on the Nasdaq Stock Market, on the principal national securities exchange on which the Common Stock is then listed or admitted to trade) (the “Exchange”) for the date in question or, if no sales of Common Stock were made on the Exchange on that date, the closing price (in regular trading) of a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last closing price (in regular trading) of a share of Common Stock on the Exchange available at the relevant time or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the

2019 PROXY STATEMENT     B-7

APPENDIX B

value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

	5.6	Transfer Restrictions.

5.6.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2 Exceptions. The Administrator may permit awards to be transferred to other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing; provided, however, that any such transfer shall only be permitted if it is made by the participant for estate or tax planning or charitable purposes for no (or nominal; i.e. the minimum consideration required by applicable law) consideration, as determined by the Administrator. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.6.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

		(a)	transfers to the Corporation,
(b)

the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

		(c)	subject to any applicable limitations on ISOs and to such procedures as the Administrator may prescribe, transfers to a family member (or former family member) pursuant to a domestic relations order,
		(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or
(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.7

International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS
6.1

General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator;

B-8     WESTERN DIGITAL

APPENDIX B

provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3

Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION
7.1
Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2

Corporate Transactions - Assumption and Termination of Awards. Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or other event in which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of (or, as may be necessary to effect such action, immediately prior to) any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

2019 PROXY STATEMENT     B-9

APPENDIX B

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3

Possible Acceleration of Awards. Without limiting Section 7.2 or the Administrator’s broad authority to establish vesting provisions, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding option or SAR shall become fully vested, that any share of restricted stock then outstanding shall fully vest free of restrictions, and that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Administrator may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Administrator in the circumstances and may condition any such acceleration upon the occurrence of another event (such as, without limitation, a termination of the award holder’s service). For purposes of this Plan, “Change in Control Event” means any of the following:

(a)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, a “Person”), alone or together with its affiliates and associates, including any group of persons which is deemed a “person” under Section 13(d)(3) of the Exchange Act (other than the Corporation or any subsidiary thereof or any employee benefit plan (or related trust) of the Corporation or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Corporation’s capital stock), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act, except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable, referred to herein as “Beneficially Own” or “Beneficial Owner” as the context may require) of thirty-three and one third percent or more of (i) the then outstanding shares of the Corporation’s common stock (“Outstanding Company Common Stock”) or (ii) securities representing thirty-three and one-third percent or more of the combined voting power of the Corporation’s then outstanding voting securities (“Outstanding Company Voting Securities”) (in each case, other than an acquisition in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control Event under, clause (c) below);

(b)

A change, during any period of two consecutive years, of a majority of the Board as constituted as of the beginning of such period, unless the election, or nomination for election by the Corporation’s stockholders, of each director who was not a director at the beginning of such period was approved by vote of at least two-thirds of the Incumbent Directors then in office (for purposes hereof, “Incumbent Directors” shall consist of the directors holding office as of the Effective Date and any person becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s stockholders, is approved by a vote of at least a majority of the Incumbent Directors then in office);

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APPENDIX B

		(c)	Consummation of any merger, consolidation, reorganization or other extraordinary transaction (or series of related transactions) involving the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent, and excluding any underwriter in connection with a firm commitment public offering of the Corporation’s capital stock) Beneficially Owns, directly or indirectly, more than thirty-three and one third percent of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)

The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation (other than in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control Event under, clause (c) above).

7.4

Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur prior to the applicable event, provided that the original terms of the award will be reinstated if the event giving rise to the acceleration does not actually occur. The Administrator may override the provisions of Section 7.2 and 7.3 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS
8.1

Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2

No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

2019 PROXY STATEMENT     B-11

APPENDIX B

8.4

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5

Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)

The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)

The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan was initially adopted by the Board on September 21, 2004. The Amendment and Restatement of this Plan is effective as of August 7, 2019 (the “Effective Date”). Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on August 4, 2025. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. An amendment to this Plan shall be subject to stockholder approval only to the extent then required by applicable law or stock exchange rules or deemed necessary or advisable by the Board.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has

B-12     WESTERN DIGITAL

APPENDIX B

imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6 and shall not require stockholder approval or the consent of the award holder.

8.7

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction. It is intended that this Plan, as well as awards granted under this Plan, comply with, and not result in any tax, penalty or interest under, Section 409A of the Code. This Plan, as well as awards granted under this Plan, shall be construed and interpreted accordingly.

8.9

Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided that the awards reflect adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof, as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or

2019 PROXY STATEMENT     B-13

APPENDIX B

any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13

Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14	Forfeiture and Clawback Provisions.

(a)

All awards granted under this Plan (including any proceeds, gains or other economic benefit actually or constructively received by the award holder upon any receipt, vesting, payment or exercise of any award or upon the receipt or resale of any shares of Common Stock underlying the award) shall be subject to the provisions of any clawback or similar policy implemented by the Corporation from time to time, including, without limitation, any clawback or similar policy adopted to comply with the requirements of applicable law, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable award agreement.

(b)

Pursuant to its authority to determine the terms and conditions applicable to awards under the Plan and without limiting the generality of that authority, the Administrator shall have the right to provide, in the applicable policy, award agreement or other written agreement that: (i) any proceeds, gains or other economic benefit actually or constructively received by the award holder upon any receipt, vesting, payment or exercise of the award, or upon the receipt or resale of any shares of Common Stock underlying the award, shall be paid to the Corporation, and (ii) the award shall terminate and any outstanding portion of the award (whether or not vested) shall be forfeited, if (x) a termination of service occurs prior to a specified date, or within a specified time period following receipt, vesting or exercise of the award, or (y) the award holder at any time, or during a specified time period, engages in any activity in competition with the Corporation, or which is inimical, contrary or harmful to the interests of the Corporation, as further defined by the Administrator for purposes of the award, or (z) the award holder incurs a termination of service for “cause” (as such term is defined by the Administrator for purposes of the award).

B-14     WESTERN DIGITAL

Corporate Headquarters
Western Digital Corporation
5601 Great Oaks Parkway
San Jose, CA 95119
P: 408.717.6000

Investor Relations
W: investor.wdc.com
E: investor@wdc.com
P: 800.695.6399

Worldwide Websites
g-technology.com
sandisk.com
westerndigital.com

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
Operations Center
6201 15th Avenue
Brooklyn, New York 11219
W: astfinancial.com
P: 800.937.5449

Independent Registered Public Accounting Firm
KPMG LLP

Stock Exchange Listing
Western Digital's common stock trades on the Nasdaq Global Select Market® under the symbol WDC.

Financial and investor information is available on the company's Investor Relations website at investor.wdc.com.

Western Digital.

Western Digital, the Western Digital logo, HGST, and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. All other marks are the property of their respective owners.

© 2019 Western Digital Technologies, Inc. All rights reserved.

2278-001005-A14 Oct. 2019

5601 GREAT OAKS PARKWAY
SAN JOSE, CA 95119
Whether or not you plan on attending the meeting, you are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone.
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 13, 2019.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 13, 2019.* Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 13, 2019.*
* If you are a participant in the Western Digital Corporation 401(k) Plan, you must provide voting instructions for the shares in your plan account by 11:59 p.m. Eastern Time on November 11, 2019 to allow sufficient time for the plan trustee to vote the shares on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E84475-P23561	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WESTERN DIGITAL CORPORATION

The Board of Directors recommends a vote FOR each of the following nominees:

1.	ELECTION OF DIRECTORS		For	Against	Abstain

	1a.	Kimberly E. Alexy	☐	☐	☐

	1b.	Martin I. Cole	☐	☐	☐

	1c.	Kathleen A. Cote	☐	☐	☐

	1d.	Tunç Doluca	☐	☐	☐

	1e.	Len J. Lauer	☐	☐	☐

	1f.	Matthew E. Massengill	☐	☐	☐

	1g.	Stephen D. Milligan	☐	☐	☐

	1h.	Stephanie A. Streeter	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:		For	Against	Abstain

2.	To approve on an advisory basis the named executive officer compensation disclosed in the Proxy Statement;	☐	☐	☐

3.

To approve an amendment and restatement of our 2017 Performance Incentive Plan that would, among other things, increase by 6 million the number of shares of our common stock available for issuance under the plan; and

		☐	☐	☐

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020.	☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held November 14, 2019:
The Notice and Proxy Statement and 2019 Annual Report are available at investor.wdc.com.
You can also view these materials at www.proxyvote.com by using the control number.

E84476-P23561

WESTERN DIGITAL CORPORATION
5601 Great Oaks Parkway
San Jose, CA 95119

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any proxy previously given, appoints Matthew E. Massengill and Michael C. Ray, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock of Western Digital Corporation held of record by the undersigned on September 16, 2019, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 14, 2019, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement, dated as of October 1, 2019, which is being delivered herewith in connection with the Annual Meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" each of the eight nominees named in Proposal 1 and "FOR" Proposals 2, 3 and 4. Whether or not direction is made, each of the Proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

If you have a beneficial interest in shares held by the Western Digital Corporation 401(k) Plan, then this card also constitutes your voting instructions to the Trustee of such plan. If you do not submit voting instructions for any shares held in the Western Digital Corporation 401(k) Plan, such shares will be voted by the Trustee in the same proportion as other shares in the Western Digital Corporation 401(k) Plan are affirmatively voted by plan participants.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed, on the other side)